UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )

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MYR Group Inc.

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Notice of 2017
Annual Meeting
of Stockholders
and Proxy Statement

April 27, 2017
DoubleTree Hotel
75 West Algonquin Road,
Arlington Heights,
Illinois 60005

LETTER TO STOCKHOLDERS

March 10, 2017

Dear Fellow Stockholder,

On behalf of the Board of Directors and management of MYR Group Inc., we are pleased to invite you to attend the 2017 Annual Meeting of Stockholders of MYR Group Inc., which will be held at 9:00 a.m. local time on Thursday, April 27, 2017, at the DoubleTree Hotel, 75 West Algonquin Road, Arlington Heights, Illinois 60005 (the “2017 Annual Meeting”). The meeting facilities will open to stockholders at 8:30 a.m. local time.

At the 2017 Annual Meeting we will act on the matters described in the Notice of the 2017 Annual Meeting of Stockholders of MYR Group Inc. and the Proxy Statement that follow this letter. Stockholders of record at the close of business on March 1, 2017, are entitled to notice of, and to vote at, the 2017 Annual Meeting.

It is important that your shares are represented and voted at the 2017 Annual Meeting regardless of the size of your holdings. Even if you intend to attend the 2017 Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope as soon as possible in order to ensure the presence of a quorum. If you do not vote promptly, we may incur additional costs in soliciting proxies. Voting by returning your proxy card in advance of the 2017 Annual Meeting does not deprive you of your right to attend and vote in person at the 2017 Annual Meeting.

Our Board of Directors and management look forward to your participation at the 2017 Annual Meeting and appreciate your continued support.

Sincerely yours,

William A. Koertner
Executive Chairman of the Board of Directors

Richard S. Swartz, Jr.
President and Chief Executive Officer

MYR GROUP INC.
1701 Golf Road, Suite 3-1012
Rolling Meadows, IL 60008

YOUR VOTE IS IMPORTANT

NOTICE OF THE 2017 ANNUAL MEETING OF STOCKHOLDERS
OF MYR GROUP INC.

March 10, 2017

You are invited to attend MYR Group’s 2017 Annual Meeting of Stockholders on Thursday, April 27, 2017. This page contains information about the meeting and how you can vote. Please note that this Notice of Meeting does not contain all the information you should consider. You should read the proxy statement in its entirety before voting.

Gerald B. Engen, Jr.
Senior Vice President, Chief Legal Officer and Secretary

WHEN:  Thursday, April 27, 2017 at 9:00 a.m. Central Time

WHERE:  DoubleTree Hotel, 75 West Algonquin Road, Arlington Heights, Illinois 60005

ITEMS OF BUSINESS:

1.	Election as directors of the three Class I nominees, each to serve a term of three years, and one Class III nominee, to serve a term of two years;
2.	Advisory resolution to approve the compensation of our named executive officers;
3.	Advisory vote on the frequency of holding future advisory votes on executive compensation;
4.	Approval of the MYR Group Inc. 2017 Long-Term Incentive Plan;
5.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017; and
6.	Consideration of other business properly presented at the meeting.

BOARD RECOMMENDATION:

The Board of Directors recommends that you vote FOR the election of each of the nominees named in Item 1, FOR Items 2, 4 and 5, and to hold future advisory votes on executive compensation EVERY YEAR for Item 3.

WHO CAN VOTE:  Stockholders of record at the close of business on March 1, 2017 are entitled to vote at the meeting, or any postponement or adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for our 2017 Annual Meeting of Stockholders to be held April 27, 2017.

This Notice of Meeting, the Proxy Statement, the accompanying proxy card and our 2016 Annual Report to Stockholders on Form 10-K are being distributed to stockholders beginning on or about March 10, 2017. This Notice of Meeting, the Proxy Statement, and the 2016 Annual Report to Stockholders on Form 10-K are also available on our website at http://investor.myrgroup.com/annuals.cfm.

PROXY SUMMARY	1
CORPORATE GOVERNANCE	5
Code of Ethics and Corporate Governance Principles
Director Independence
Executive Sessions of the Board
Communications with the Board and Reporting of Concerns
Board Leadership Structure
Risk Oversight
Committee Membership and Meeting Attendance
Board and Committee Self-Evaluations
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE MATTERS	9
Criteria for Nomination to the Board of Directors and Diversity
PROPOSAL 1. ELECTION OF DIRECTORS	11
Replacement Appointee Under a Settlement Agreement
Vote Required
2017 Director Nominees
Class II and Remaining Class III Directors
Non-Employee Director Compensation
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	23
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	23
COMPENSATION COMMITTEE MATTERS	24
Committee Independence and Responsibilities
Compensation Consultants
Compensation Risk Assessment
Compensation Committee Report for the Year Ended December 31, 2016
LETTER FROM OUR COMPENSATION COMMITTEE	27
COMPENSATION DISCUSSION AND ANALYSIS	28
Introduction
Leadership Transition of Named Executive Officers
Key Features of Our Compensation
Components of Our Compensation
Objectives of Our Compensation Program
Communications with Stockholders on Executive Compensation
2016 Target Performance-Based Compensation
Management’s Role in Determining Compensation
Peer Groups, Pay Mix and Use of Compensation Consultants
Analysis of 2016 Compensation Decisions and Actions

EXECUTIVE COMPENSATION TABLES	46
2016 Summary Compensation Table
2016 Grants of Plan-Based Awards
Employment Agreements
Outstanding Equity Awards at 2016 Fiscal Year End
2016 Option Exercises and Stock Vested
Potential Payments Upon Termination or Change in Control
PROPOSAL 2. ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	56
PROPOSAL 3. ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	58
PROPOSAL 4. APPROVAL OF THE MYR GROUP INC. 2017 LONG-TERM INCENTIVE PLAN	59
AUDIT COMMITTEE MATTERS	77
Introduction
Pre-Approval Policies
Independent Auditors’ Fees
Audit Committee Report for the Year Ended December 31, 2016
PROPOSAL 5. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	79
OTHER MATTERS THAT MAY BE PRESENTED AT THE 2017 ANNUAL MEETING	80
OWNERSHIP OF EQUITY SECURITIES	81
QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING AND VOTING	83
2018 ANNUAL MEETING OF STOCKHOLDERS	86
APPENDIX A: MYR GROUP INC. 2017 LONG-TERM INCENTIVE PLAN	A-1

Throughout this proxy statement, references to “MYR Group,” the “Company,” “we,” “us,” and “our” refer to MYR Group Inc. and its consolidated subsidiaries, except as otherwise indicated or as the context otherwise requires.

PROXY SUMMARY

This section introduces and provides overview information and the recommendations of the board of directors of MYR Group Inc. (the “Board”) for each of the proposals to be voted on at the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”), in addition to highlighting our corporate governance, business results and executive compensation. This overview of voting items does not contain all of the information that you should consider, and we encourage you to review the entire 2017 proxy statement (the “Proxy Statement”) prior to determining how you wish to vote your shares.

PROPOSAL 1. ELECTION OF DIRECTORS (the full proposal begins on page 11)

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

The Board and Nominating and Corporate Governance Committee believe that the four nominees possess the necessary qualifications, attributes, skills and experiences to provide quality advice and counsel to the Company’s management and effectively oversee the business and long-term interests of the Company’s stockholders. Further biographical and qualification information for each director nominee can be found in the full proposal.

Our Director Nominees

You are being asked to vote on the election of three Class I directors, each for a term ending in 2020 or until a successor has been chosen and qualified. You are also being asked to vote on the election of one Class III director, for a term ending in 2019 or until his successor has been chosen and qualified. Bradley T. Favreau is nominated to stand for election as a Class III director to fill the vacancy created when John P. Schauerman resigned from the Board on November 23, 2016, as further discussed below under “Proposal 1. Election of Directors — Replacement Appointee Under a Settlement Agreement.”

Directors will be elected by the affirmative vote of a majority of votes cast in this uncontested election.

						Committee Membership
	Age	Director Since	Independent	Nominated for Class	Other Public Boards	Audit	Comp	NCG	Board Recommendation
Henry W. Fayne Retired, Executive Vice President of American Electric Power	70	2007	Yes	I	0	☑	☑		FOR
Kenneth M. Hartwick Senior Vice President, Ontario Power Generation	54	2015	Yes	I	1	☑		☑	FOR
Gary R. Johnson Retired, Vice President and General Counsel of Xcel Energy	70	2007	Yes Independent Lead Director	I	0		☑	Chair	FOR
Bradley T. Favreau Partner, Engine Capital Management, LLC	33	2016	Yes	III	1		☑		FOR

MYR GROUP INC. | 2017 PROXY STATEMENT

Corporate Governance Highlights

We are committed to good corporate governance practices. We believe that good governance promotes the long-term interests of our stockholders and strengthens Board and management accountability.

• Effective January 1, 2017, Separation of Executive Chairman of the Board and Chief Executive Officer	• Regular Executive Sessions of Independent Directors
• Independent Lead Director	• Annual Advisory Approval of Executive Compensation
• All Directors are Independent Except our Former Chief Executive Officer	• Independent Audit, Compensation and Nominating and Corporate Governance Committees
• Majority Voting in Uncontested Elections	• Engage Independent Compensation Consultant Each Year for Executive Compensation
• Risk Oversight by Full Board and Committees	• Investor Outreach Program
• Balanced Director Ages (3 Under 60)	• Stock Ownership Guidelines for Named Executive Officers and Directors
• Annual Board and Committee Self-Evaluations	• Code of Business Conduct and Ethics for Officers and Directors
• Annual Performance Evaluation of Named Executive Officers by Directors	• Limited Director Service on Other Public Boards

Governance Changes

Effective January 1, 2017, the Board separated the positions of Executive Chairman of the Board (“Executive Chairman”) and Chief Executive Officer (“CEO”) in connection with William A. Koertner stepping down as the Company’s President and CEO while continuing to serve as the Executive Chairman. The Board believes that separating the Executive Chairman and CEO positions, together with maintaining an independent lead director (“Independent Lead Director”), is appropriate at this time. By separating these roles, our CEO is able to focus on managing the Company’s daily operations and our Executive Chairman can devote his time and attention to matters of Board oversight and governance.

Three of our independent directors have been appointed within the past two years. Nine of our ten directors are independent.

PROPOSAL 2. ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (the full proposal begins on page 56)

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE OUR EXECUTIVE COMPENSATION.

The Board and Compensation Committee seek a non-binding advisory vote to approve the compensation of our named executive officers as described in “Compensation Discussion and Analysis” and “Executive Compensation Tables — 2016 Summary Compensation Table.” The Board values stockholders’ opinions, and the Compensation Committee will consider the outcome of the advisory vote when evaluating future executive compensation decisions.

2016 Performance

Our revenues for the year ended December 31, 2016 were $1.142 billion compared to $1.062 billion and $944.0 million for the years ended December 31, 2015 and 2014, respectively. Our net income for the year ended December 31, 2016 was $21.4 million compared to $27.3 million and $36.5 million for the years ended December 31, 2015 and 2014, respectively. For the year ended December 31, 2016,

MYR GROUP INC. | 2017 PROXY STATEMENT

our backlog was $688.8 million compared to $450.9 million and $433.6 million for the years ended December 31, 2015 and 2014, respectively.

In 2016, the Board authorized an increase in the size of its existing share repurchase program from $67.5 million to $162.5 million. The Company repurchased a total of 6,024,978 shares of its outstanding common stock under the repurchase program, as of December 31, 2016.

We acquired substantially all of the assets of Western Pacific Enterprises GP and certain assets of Western Pacific Enterprises Ltd., with the continuing company retaining the name Western Pacific Enterprises Ltd. (“WPE”). The acquisition of WPE, one of British Columbia, Canada’s largest and most experienced electrical contractors, expanded our commercial and industrial (“C&I”) and transmission and distribution (“T&D”) presence in western Canada.

Executive Compensation Highlights

Compensation decisions are based on a number of factors, including peer company and market data, Company performance against pre-established goals, relative performance of the Company’s stock compared to a peer group and the experience and contributions of individual executives. Our executive compensation program seeks to attract and retain executive talent and emphasize pay for performance. Our compensation program includes base salary, short-term incentive compensation, long-term equity awards, a defined-contribution retirement plan and very limited perquisites. We continue to strive to adhere to the best practices in executive compensation:

WHAT WE DO ☑	WHAT WE DON’T DO ⨯
☑ Pay for Performance	⨯ No Hedging of our Stock
☑ Annual “Say-on-Pay” Stockholder Vote	⨯ No Pledging of our Stock
☑ Stock Ownership Guidelines for Officers and Directors	⨯ No Tax Gross-Ups Going Forward
☑ Encourage Stockholder Input	⨯ No Single Trigger Following Change in Control
☑ Impose Clawback Provisions	⨯ No Short Selling of our Stock
☑ Independent Compensation Committee	⨯ No Guaranteed Minimum Bonus Payments to our Named Executive Officers
☑ Annual Compensation Review and Risk Assessment	⨯ No Dividends or Dividend Equivalents on Unvested Equity
☑ Cap Annual Cash Bonus and Performance Awards	⨯ No Repricing of Stock Options Without Stockholder Approval
☑ Portion of Long-Term Incentive Awards Based on Relative Total Shareholder Return	⨯ No Stock Options Below Fair Market Value as of Grant Date
☑ Independent Compensation Consultant
☑ Align Financial Interests of Named Executive Officers With Stockholders

MYR GROUP INC. | 2017 PROXY STATEMENT

PROPOSAL 3. ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION (the full proposal begins on page 58)

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE OPTION OF ONCE “EVERY YEAR” AS THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

Our Board believes that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, as it allows stockholders to provide us with their direct input on our compensation philosophy, policies and practices and further promotes executive compensation programs that align pay with long-term performance.

PROPOSAL 4. APPROVAL OF THE MYR GROUP INC. 2017 LONG-TERM INCENTIVE PLAN (the full proposal begins on page 59)

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MYR GROUP INC. 2017 LONG-TERM INCENTIVE PLAN.

On February 23, 2017, the Board unanimously approved and adopted, subject to stockholder approval, the MYR Group Inc. 2017 Long-Term Incentive Plan (the “2017 LTIP”). If approved by stockholders, the 2017 LTIP will replace the MYR Group Inc. 2007 Long-Term Incentive Plan (Amended and Restated as of May 1, 2014) (the “2007 LTIP”). The 2017 LTIP will have a total of 900,000 shares available for issuance.

We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and directors and the ability to provide equity-based and incentive-based awards under the 2017 LTIP is critical to achieving this success. We believe we would be at a competitive disadvantage if we could not use stock-based awards to recruit and compensate our officers, other employees and directors.

Material features and other details of the 2017 LTIP can be found under “Proposal 4. Approval of the MYR Group Inc. 2017 Long-Term Incentive Plan” and the 2017 LTIP in its entirety is found in Appendix A.

PROPOSAL 5. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (the full proposal begins on page 79)

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The Board and Audit Committee believe that the appointment of Ernst & Young LLP (“EY”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017 is in the best interests of the Company and its stockholders.

OTHER MATTERS THAT MAY BE PRESENTED AT THE 2017 ANNUAL MEETING (found on page 80)

We will also take action upon any other business as may properly come before the 2017 Annual Meeting and any adjournments or postponements of that meeting. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2017 Annual Meeting.

MYR GROUP INC. | 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

CODE OF ETHICS AND CORPORATE GOVERNANCE PRINCIPLES

We have a Code of Business Conduct and Ethics (the “Code of Ethics”) applicable to all of our directors, officers and employees. The Code of Ethics promotes honest and ethical conduct, full and accurate public communication and compliance with applicable laws, rules and regulations. We disclose any waiver or amendments to the Code of Ethics as required by the applicable rules of the U.S. Securities and Exchange Commission (“SEC”).

Additionally, the Board has guidelines that provide a framework for MYR Group’s corporate governance (the “Corporate Governance Principles”). The Corporate Governance Principles assist the Board in the exercise of its responsibilities to help ensure compliance with governing law and our policies.

Stockholders and others can access our corporate governance materials, including the Certificate of Incorporation, Amended and Restated By-Laws (the “By-Laws”), Board committee charters, our Corporate Governance Principles, our Code of Ethics and other corporate governance related materials on our website at www.myrgroup.com. Copies of these materials are also available free of charge to any stockholder who sends a written request to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008.

The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

DIRECTOR INDEPENDENCE

Our Corporate Governance Principles require that at least a majority of the Board qualify as independent directors under the listing standards of the NASDAQ Stock Market (“Nasdaq”) and any other requirements of the committees upon which he or she serves. Nasdaq listing standards have both objective tests and a subjective test for determining who is an independent director. The objective tests state, for example, that a director who is, or at any time during the past three years was, employed by the Company, is not considered independent. The subjective test requires the Board to affirmatively determine that the director does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. Members of our Audit Committee and Compensation Committee, respectively, are subject to certain additional qualification requirements as described below under “Audit Committee Matters” and “Compensation Committee Matters.”

After considering the Nasdaq listing standards and information provided by each director, the Board determined that the following directors are independent: Jack L. Alexander, Larry F. Altenbaumer, Bradley T. Favreau, Henry W. Fayne, Kenneth M. Hartwick, Gary R. Johnson, Donald C.I. Lucky, Maurice E. Moore, and William D. Patterson, and that John P. Schauerman was independent during the time he served as a director. Mr. Schauerman resigned from our Board effective November 23, 2016. William A. Koertner is not considered an independent director due to his employment with MYR Group.

EXECUTIVE SESSIONS OF THE BOARD

In accordance with the Corporate Governance Principles, the independent directors meet at least twice per year in executive sessions, which are chaired by the Independent Lead Director. Executive sessions are typically held following Board meetings, without management present.

COMMUNICATIONS WITH THE BOARD AND REPORTING OF CONCERNS

The Board values and encourages constructive dialogue with stockholders and other interested parties on topics such as compensation and other important governance topics. Stockholders and other interested parties can communicate with the directors, individually or as a group, by writing to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008 or by submitting an e-mail to our corporate website at http://investor.myrgroup.com/contactBoard.cfm.

MYR GROUP INC. | 2017 PROXY STATEMENT

The Secretary forwards communications relating to matters within the Board’s purview to the appropriate directors, communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee and communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints to the appropriate MYR Group officer. The Secretary generally does not forward complaints about service, new services suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements or inappropriate communications. Anyone who has a concern about the Company’s conduct, accounting, financial reporting, internal controls, or auditing matters may submit that concern anonymously or confidentially to the Company’s Anonymous Incident Reporting System — MySafeWorkplace — at 800-461-9330 or www.mysafeworkplace.com.

BOARD LEADERSHIP STRUCTURE

Our Corporate Governance Principles provide that the Board has the discretion to choose its board leadership structure in any way that it deems best for MYR Group and our stockholders. When determining the leadership structure that allows the Board to effectively carry out its responsibilities and represent our stockholders’ interests, the Board considers various factors including our specific business needs, our industry’s demands, our operating and financial performance, the economic and regulatory environment, Board self-evaluations, alternative leadership structures and our corporate governance policies and practices.

We Have Separated the Executive Chairman and CEO Positions and Maintain an Independent Lead Director.

William A. Koertner served as Executive Chairman and President and CEO from 2007 through 2016. Effective January 1, 2017, the Board separated these roles as William A. Koertner stepped down as the Company’s President and CEO while continuing to serve as the Executive Chairman. The Board appointed Richard S. Swartz, Jr. to serve as our President and CEO, effective January 1, 2017, and maintained Gary R. Johnson as our Independent Lead Director.

The Board believes that separating the Executive Chairman and CEO positions, together with maintaining an Independent Lead Director, is appropriate at this time. By separating these positions, our CEO is able to focus on managing the Company’s daily operations and our Executive Chairman can devote his time and attention to matters of Board oversight and governance.

Except for Mr. Koertner, who remains an employee and serves as Executive Chairman, the Board is composed entirely of independent directors and all of the committee members are independent. The Board has the necessary power and authority to request and obtain information directly from management, to retain outside consultants and to consult directly with management and employees where it deems appropriate.

In accordance with the Corporate Governance Principles, the independent directors selected Gary R. Johnson to continue to serve as the Independent Lead Director. As the Independent Lead Director, Mr. Johnson has the authority to call meetings of the independent directors and his duties include, among others, presiding at executive sessions of the independent directors, which are typically held following Board meetings without management present, and serving as a non-exclusive liaison between the Executive Chairman, CEO and the independent directors and, where appropriate, with stockholders.

The Nominating and Corporate Governance Committee and the other independent directors periodically review this structure to ensure it is still appropriate.

MYR GROUP INC. | 2017 PROXY STATEMENT

RISK OVERSIGHT

We do not view risk in isolation but consider risk as part of our regular consideration of business strategy and business decisions. Assessing and managing risk is the responsibility of management, which establishes and maintains risk management processes, including action plans and controls, to balance risk mitigation and opportunities to create stockholder value. It is management’s responsibility to anticipate, identify and communicate risks to the Board and/or its committees.

The Board has the responsibility to oversee and review certain aspects of our risk management efforts, either directly or through its committees, based upon management’s identification, assessment and mitigation of risk. We approach risk management by integrating strategic planning and operational decision-making with risk oversight by management and the Board. The Board commits extensive time and effort discussing and establishing the Company’s strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year. As part of the strategic plan review, the Board and management focus on the primary value drivers for the Company and risks facing the Company.

The Board’s standing committees are each chaired by an independent director and support the Board’s oversight functions by regularly addressing various risks in their respective areas of oversight. Specifically, the Audit Committee assists the Board in fulfilling its risk management oversight responsibilities in the areas of financial reporting, internal controls (including internal controls over information technology systems and security) and compliance with public reporting requirements. The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from compensation policies and programs, including the review of incentive compensation to ensure our programs contribute to our success, increase stockholder value and discourage unnecessary and excessive risk taking. The Nominating and Corporate Governance Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks primarily related to corporate governance. Each of the committee chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

We believe that our leadership structure supports the risk oversight function of the Board.

COMMITTEE MEMBERSHIP AND MEETING ATTENDANCE

Our Board designates the members and chairs of committees based on the Nominating and Corporate Governance Committee’s recommendations. Because he is not an independent director, William A. Koertner does not serve on any of the committees. The Board has three standing committees — Audit, Compensation, and Nominating and Corporate Governance — each composed entirely of independent directors.

Each of the three standing committees has a written charter adopted by the Board. The charters define each committee’s roles and responsibilities. The charters are available on our website at www.myrgroup.com. MYR Group will provide copies of these charters free of charge to any stockholder who sends a written request to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008.

We expect directors to regularly attend Board meetings and meetings of the committees on which they serve. The Board held twenty-four meetings in 2016, nine of which were held for activist investor related matters. All of our directors serving during the year ended December 31, 2016 attended at least 84% of the aggregate number of meetings of the Board and committees on which they served, with an overall aggregate director attendance of over 96% for all Board and committee meetings. All directors are expected to attend the 2017 Annual Meeting. Nine directors serving at the time of the 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”) attended that meeting.

MYR GROUP INC. | 2017 PROXY STATEMENT

The following table reports the director attendance at Board meetings and committee meetings on which the director served:

	Board	Audit	Compensation	Nominating and Corporate Governance
	Meetings Held
	24	4	5	4
	Meetings Attended
Jack L. Alexander	24	4	5	Not a member
Larry F. Altenbaumer	22	Not a member	5	4
Bradley T. Favreau(1)	11	Not a member	3	Not a member
Henry W. Fayne	21	3	4	Not a member
Kenneth M. Hartwick	23	4	Not a member	4
Gary R. Johnson	24	Not a member	5	4
William A. Koertner	24	Only independent directors serve on committees
Donald C.I. Lucky	22	Not a member	5	3
Maurice E. Moore	24	4	Not a member	4
William D. Patterson	24	4	5	Not a member
John P. Schauerman(2)	11	3	Not a member	3
(1)	Mr. Favreau’s appointment to the Board was effective on April 28, 2016. Mr. Favreau attended all of the Board and Compensation Committee meetings held during his tenure.
(2)	Mr. Schauerman’s appointment to the Board was effective on March 22, 2016. Effective November 23, 2016, Mr. Schauerman resigned from the Board. Mr. Schauerman attended all Audit and Nominating and Corporate Governance Committees meetings and all but one Board meeting held during his tenure.

BOARD AND COMMITTEE SELF-EVALUATIONS

The Board and each of the Audit, Compensation, and Nominating and Corporate Governance committees conduct an annual self-evaluation addressing matters the Board and committees consider relevant to their performance. These evaluations include an assessment by each director of the performance of the Board and the committee or committees on which the director sits. The Nominating and Corporate Governance Committee oversees the evaluation process.

MYR GROUP INC. | 2017 PROXY STATEMENT

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE MATTERS

The Board has determined that all of the Nominating and Corporate Governance Committee members are independent under the Nasdaq listing standards. The primary responsibilities of the Nominating and Corporate Governance Committee include: identifying and recommending to the Board individuals qualified to serve as director; advising the Board with respect to the Board’s size, composition, procedures and committees; developing and recommending to the Board the corporate governance principles applicable to the Company; overseeing the self-evaluation of the Board and Board committees; and providing oversight with respect to corporate governance and ethical conduct.

CRITERIA FOR NOMINATION TO THE BOARD OF DIRECTORS AND DIVERSITY

The Nominating and Corporate Governance Committee is responsible for identifying, screening, and recommending candidates to the Board for Board membership in accordance with the committee’s charter, our Certificate of Incorporation, our By-Laws, our Corporate Governance Principles and additional criteria that may be considered regarding director candidate qualifications. The Nominating and Corporate Governance Committee also evaluates the qualifications of all candidates properly nominated by stockholders — in the same manner and using the same criteria.

Since the identification and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and is significantly influenced by the particular needs of the Board from time to time, there is not a specific set of qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet legal requirements, the Nasdaq listing standards and the provisions of our Certificate of Incorporation, By-Laws, Corporate Governance Principles and charters of the Board’s committees. When considering nominees, the Nominating and Corporate Governance Committee may take into consideration many factors including, but not limited to, a candidate’s:

•	record of accomplishment in his or her chosen field;
•	depth and breadth of experience at an executive, policy-making level in business, financial services, academia, law, government, technology or other areas relevant to the Company’s activities;
•	personal and professional ethics, integrity and values;
•	commitment to enhancing stockholder value;
•	ability to exercise good judgment and provide practical insights and diverse perspectives;
•	knowledge of the Company’s industry, markets and customers;
•	vision, leadership and individual talents;
•	absence of real and perceived conflicts of interest;
•	ability and willingness to devote sufficient time to become knowledgeable about the Company and to effectively carry out the duties and responsibilities of service;
•	ability to attend Board meetings in person;
•	ability to develop a good working relationship with other members of the Board; and
•	ability to contribute to the Board’s working relationship with senior management.

When considering nominees, the Nominating and Corporate Governance Committee may also consider whether the candidate possesses the qualifications, experience, attributes and skills, taken as a whole, it considers appropriate in the context of the Board’s overall composition and needs. In addition, our Corporate Governance Principles specify that the Nominating and Corporate Governance Committee should consider the value of diversity on the Board in the director nominee identification and nomination process. While the Company does not have a specific policy regarding diversity, the Nominating and Corporate Governance Committee’s evaluation of director nominees includes consideration of their

MYR GROUP INC. | 2017 PROXY STATEMENT

ability to contribute to the diversity of personal and professional experiences, opinions, perspectives and backgrounds on the Board. Nominees are not discriminated against on the basis of race, color, religion, sex, ancestry, national origin, sexual orientation, disability or any other basis proscribed by law. The Nominating and Corporate Governance Committee believes that a diverse board strengthens Board performance and better positions the Board to make thoughtful decisions. Accordingly, the Committee strives to select nominees with complementary and diverse skills, backgrounds and experiences. The Nominating and Corporate Governance Committee will assess the effectiveness of this approach as part of its review of the Board’s composition as well as in the course of the Board’s and Nominating and Corporate Governance Committee’s self-evaluation process.

Taking into consideration the recommendations of the Nominating and Corporate Governance Committee, the Board is responsible for nominating directors for election to the Board. When considering whether our directors, including the nominees, should serve as a director and have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its responsibilities effectively in light of our businesses and structure, the Board considers the Nominating and Corporate Governance Committee’s recommendation and the breadth of knowledge of our industry and customers, integrity, their particular experiences, individual talents, business judgment and vision, leadership skills and what each individual would bring to the Board as a whole, including the information discussed in each of the director’s individual biographies. Additionally, the Board considered and valued that each of our directors has extensive experience as a business leader and has a strong understanding of business operations in general.

Under the heading “Proposal 1. Election of Directors,” we provide an overview of each nominee’s principal occupation, business experience and other directorships of publicly traded companies, together with the qualifications, experience, key attributes and skills the Nominating and Corporate Governance Committee and the Board believe will best serve the interests of the Board, the Company and our stockholders.

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PROPOSAL 1. ELECTION OF DIRECTORS

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

The Board currently consists of ten directors. The directors are divided into three classes, designated as Class I, Class II and Class III. The term for each class expires at the conclusion of a three-year term. At the 2017 Annual Meeting, the Class I directors are standing for election, as well as a nominee to stand for election as a Class III director to fill the vacancy created when John P. Schauerman resigned as a Class III director.

The Nominating and Corporate Governance Committee recommended to the Board, and the Board approved, the nominations of Henry W. Fayne, Kenneth M. Hartwick and Gary R. Johnson as Class I directors, each for a term ending at the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) or until his successor has been chosen and qualified. In addition, the Nominating and Corporate Governance Committee recommended to the Board, and the Board approved, the nomination of Bradley T. Favreau to stand for election as a Class III director to fill the vacancy created when John P. Schauerman resigned from the Board, with such term ending at the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) or until his successor has been chosen and qualified, as further discussed below under “Replacement Appointee Under a Settlement Agreement.”

If all director nominees are elected, the Board will consist of three directors in Class I, three directors in Class II and four directors in Class III.

Each of the nominees was chosen by the Board to be a director because the Board and the Nominating and Corporate Governance Committee believe that his qualifications, experience, background and skills, taken together, demonstrate his capacity to make a continuing meaningful contribution to the Board’s oversight of the business and affairs of the Company. Accordingly, the Board believes that the continued service of each of the nominees on the Board will serve the best interests of the Company and all of its stockholders.

If any nominee should be unavailable to serve due to an unanticipated event, the Board may designate another person as a substitute nominee or, in accordance with our By-Laws, act to reduce the number of directors. If the Board substitutes another nominee, the shares represented by your proxy card will be voted for the substitute nominee. None of the nominees are related to another or to any other director or executive officer of MYR Group or its subsidiaries by blood, marriage or adoption.

REPLACEMENT APPOINTEE UNDER A SETTLEMENT AGREEMENT

On March 22, 2016, the Company entered into an agreement (the “2016 Agreement”) with Engine Capital, L.P and certain of its affiliates and Arnaud Ajdler (collectively, “Engine Capital”), and John P. Schauerman to settle a potential election contest in connection with the Company’s 2016 Annual Meeting. Pursuant to the terms of the 2016 Agreement, among other items, the Board appointed Mr. Schauerman to the Board effective March 22, 2016 as a Class III director with a term expiring at the 2019 Annual Meeting and, following the 2016 Annual Meeting, appointed Bradley T. Favreau as a Class I director, with a term expiring at the 2017 Annual Meeting.

Effective November 23, 2016, Mr. Schauerman resigned from the Board and Engine Capital recommended Mr. Favreau to replace Mr. Schauerman. After consideration, the Nominating and Corporate Governance Committee recommended to the Board, and the Board agreed to nominate, Mr. Favreau to stand for election as a Class III director at the 2017 Annual Meeting to fill the vacancy created by Mr. Schauerman’s resignation with a term expiring at the 2019 Annual Meeting. The Company entered into a new agreement with Engine Capital (the “2017 Agreement”) consistent with the Nominating and Corporate Governance’s recommendation.

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The foregoing is not a complete description of the 2016 Agreement and the 2017 Agreement and is qualified by reference to the full text of such agreements. The 2016 Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 23, 2016. The 2017 Agreement was filed as Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (“2016 Form 10-K”) filed on March 9, 2017.

The Board also determined that it would decrease the Board size from 11 to 10 directors immediately following the 2017 Annual Meeting.

VOTE REQUIRED

Our By-Laws provide that a director nominee in an uncontested election will be elected if the number of shares voted FOR the director’s election exceeds 50% of the number of votes cast on the issue of that director’s election (including votes FOR or AGAINST, but excluding any votes to ABSTAIN or broker non-votes). If a director in an uncontested election fails to receive the required number of votes for re-election in an uncontested election, the director is expected to tender his or her resignation for prompt consideration by the Board. A director whose resignation is under consideration is expected to abstain from participating in any decision regarding that resignation. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept or reject a director’s resignation.

In a contested election, where the number of director nominees exceeds the number of directors to be elected, a plurality vote standard will apply, and the director nominees who receive the most FOR votes will be elected.

In this election, because the number of director nominees does not exceed the number of directors to be elected, the election of directors at the 2017 Annual Meeting will not be a contested election. As a result, each of the nominees will be elected if the number of shares voted for such nominee’s election exceeds 50% of the number of votes cast on the issue of such nominee’s election (including votes FOR or AGAINST, but excluding any votes to ABSTAIN or broker non-votes).

If you return a proxy card without giving specific voting instructions, then your shares will be voted FOR the election of nominees.

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2017 DIRECTOR NOMINEES

The following is information as of March 3, 2017, regarding each director who is up for election at the 2017 Annual Meeting.

Nominees for Election as Class I Directors

Henry W. Fayne

					Committee Membership
Age	Director Since	Independent	Nominated for Class	Other Public Directorships	Audit	Comp	NCG	Meeting Attendance
70	2007	Yes	I	0	☑	☑		84%

Mr. Fayne has more than 30 years of experience with American Electric Power (“AEP”), an electric utility company servicing five million customers in 11 states. During his tenure from 1974 to 2004, he held senior positions in both finance and operations. Most recently, he served as Executive Vice President of Energy Services and was responsible for transmission, distribution and customer relations operations for the AEP system, which employed approximately 15,000 line workers. He also served as Chief Financial Officer and Executive Vice President — Financial Services and was responsible for financial planning and budgeting, risk management, internal audits, accounting and treasury functions. After retiring from AEP in 2004, Mr. Fayne began providing advisory and consulting services to various companies, including Century Aluminum Company. In addition to serving on our Board, Mr. Fayne currently serves as chairman of the board of directors for Southwest Generation, LLC, a privately held gas-fired generating company; director and chairman of the audit committee of the board of directors for Murray Energy Corporation, a privately held coal mining company; and serves as a director and chairman of the audit committee of Summit Utilities Inc., a privately held gas distribution company. Mr. Fayne holds a Bachelor of Arts degree in economics from Columbia College of Columbia University and a Master of Business Administration degree from the Columbia Business School.

Qualifications, Experience, Key Attributes and Skills:

With over 35 years of total industry experience, Mr. Fayne’s extensive background in financial planning, budgeting, risk management and operational experience with AEP combine to provide extremely relevant insight and guidance related to our primary operations. His substantial executive leadership expertise and consulting experience are directly relevant to our operations and activities as well as to his service on our Audit and Compensation Committees, and help aid the Board’s strategic and high-level planning as well as the Board’s understanding of our customers and competitors. Mr. Fayne’s participation on a variety of other boards provides him with a well-rounded perspective to further enhance the Board’s understanding of the industry.

Kenneth M. Hartwick

					Committee Membership
Age	Director Since	Independent	Nominated for Class	Other Public Directorships	Audit	Comp	NCG	Meeting Attendance
54	2015	Yes	I	1	☑		☑	96%

In March of 2016, Mr. Hartwick became Senior Vice President of Finance, Strategy, Risk & Chief Financial Officer for Ontario Power Generation, a provincial owner of power generation in Ontario, Canada. From February 2015 to March 2016, Mr. Hartwick served as the Chief Financial Officer of Wellspring Financial Corporation, a Canadian sales financing company. Prior to joining Wellspring Financial Corporation, Mr. Hartwick served for ten years as Director, President and Chief Executive Officer of Just Energy Group Inc., an integrated retailer of commodity products. At Just Energy Group, Inc., his role included putting in place a broad set of financing arrangements for growth in North America and the United Kingdom and the expansion of the sales organization across these

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locations. Prior to that, Mr. Hartwick held a variety of senior executive roles, gaining an extensive financial background in the energy, consumer products and capital markets areas, including the positions of Chief Executive Officer and Chief Financial Officer at Just Energy Group, Inc., Chief Financial Officer at Hydro One, Inc. and a partner at Ernst & Young LLP. In each of these roles, Mr. Hartwick participated in the expansion and growth of the businesses and the establishment of financial platforms to support that growth. Mr. Hartwick currently serves on the Board of Directors of Spark Energy, Inc. From October 2004 to March of 2016, Mr. Hartwick served on the Board of Directors of Atlantic Power Corporation, a power generation company in the United States and Canada. From 2014 through 2016, Mr. Hartwick served on the Board of Governors for Trent University, his alma mater. Mr. Hartwick earned his Honors of Business Administration Degree from Trent University, Peterborough, Ontario and is a certified public accountant.

Qualifications, Experience, Key Attributes and Skills:

Through Mr. Hartwick’s senior executive positions, including the roles of chief executive officer and chief financial officer, he brings leadership, risk management, and strategic planning experience to the Board. Mr. Hartwick’s in-depth knowledge of financing initiatives as a senior executive in North American markets provides the Board with proficiencies to support business development, growth strategies and expenditure plans. Mr. Hartwick’s experience as a director of other publicly-traded companies enables him to provide insights into a variety of strategic planning, risk management, compensation, finance and governance practices. Mr. Hartwick’s leadership in the energy industry and financial sector make him a valued advisor and highly qualified to serve as a key member of the Board, Audit Committee, and Nominating and Corporate Governance Committee.

Gary R. Johnson

					Committee Membership
Age	Director Since	Independent	Nominated for Class	Other Public Directorships	Audit	Comp	NCG	Meeting Attendance
70	2007	Independent Lead Director	I	0		☑	Chair	100%

Most recently, Mr. Johnson was Vice President and General Counsel of Xcel Energy and its wholly-owned subsidiary, Northern States Power Company. Xcel Energy, through its subsidiaries, is a leading electric and natural gas utility company offering a comprehensive portfolio of energy-related products and services to customers throughout the western and midwestern United States. Mr. Johnson occupied this position from 2000 until his retirement in 2007. From 1989 to 2000, Mr. Johnson was Vice President and General Counsel of Northern States Power Company, the predecessor to Xcel Energy. He holds a bachelor’s degree in history from the University of Minnesota and a Master of Public Administration degree from the Ohio State University. Mr. Johnson is a graduate of the University of Minnesota Law School.

Qualifications, Experience, Key Attributes and Skills:

Through his distinguished career as an executive officer and general counsel at Xcel Energy and Northern States Power Company, Mr. Johnson gained a broad understanding of the business, industry, legal issues and regulatory landscape of the electrical utility industry. Serving as the Independent Lead Director on the Board and the Chairman of the Nominating and Corporate Governance Committee, Mr. Johnson uses his vast knowledge to provide a valuable perspective that assists the Board in its understanding of current legal and regulatory issues facing us and the industry.

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Nominee for Election as a Class III Director — Reclassification from Class I

Bradley T. Favreau

					Committee Membership
Age	Director Since	Independent	Nominated for Class	Other Public Directorships	Audit	Comp	NCG	Meeting Attendance
33	2016	Yes	III	1		☑		100%

Mr. Favreau currently serves as Partner at Engine Capital Management, LLC (“Engine Capital Management”), which serves as the investment manager to value-oriented special situations funds that invest both actively and passively in companies undergoing change. Mr. Favreau has been at Engine Capital Management since 2013. His responsibilities include sourcing and evaluating investment opportunities as well as monitoring portfolio risk and position sizing. Since 2015, Mr. Favreau has been serving as a director and a member of the audit committee of RDM Corporation, a provider of solutions for the electronic commerce and payment processing industries. Prior to Engine Capital Management, in 2011, Mr. Favreau served as a consultant at HUSCO International, a global leader in the development and manufacture of hydraulic and electro-hydraulic controls for off-highway applications. At HUSCO International, his duties included identifying and initiating supply chain improvement initiatives. Mr. Favreau has also worked as an investment professional at Apax Partners, an international private equity investment group, and in the mergers and acquisition group at UBS AG. Mr. Favreau received a Master of Business Administration from Columbia Business School and a Bachelor of Science degree from the Kelley School of Business at Indiana University.

Qualifications, Experience, Key Attributes and Skills:

Mr. Favreau’s experience at an investment firm with investments in a broad range of industries provides the Board with additional financial and operational expertise. Such knowledge assists our Company to position itself for future growth and allocate capital effectively. Mr. Favreau’s experiences as a director and member of the audit committee of RDM Corporation and as a consultant at HUSCO International offer the Board additional awareness and perspectives for the Company’s oversight and risk management functions. Mr. Favreau’s financial background, as well as his experience serving on another board of directors, has proven to be a valuable asset to the Board.

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CLASS II AND REMAINING CLASS III DIRECTORS

The following is information as of March 3, 2017 regarding the Class II and remaining Class III directors.

CLASS II DIRECTORS

Jack L. Alexander

					Committee Membership
Age	Director Since	Independent	Class	Other Public Directorships	Audit	Comp	NCG	Meeting Attendance
69	2007	Yes	II	0	☑	☑		100%

Mr. Alexander retired from MidAmerican Energy Company (“MidAmerican”) in 2005 and provided advisory and consulting services to MidAmerican until 2007. Prior to his retirement, Mr. Alexander spent 32 years serving in various roles with MidAmerican from 1973 to 2005. He was Senior Vice President of Supply and Marketing from 2002 to 2005 and was responsible for electric generation, energy trading, marketing and sales, risk management and legislation and regulation. Prior to this, Mr. Alexander held roles in engineering, corporate planning, human resources and energy delivery. He has over 13 years of experience leading MidAmerican’s human resources function, with responsibility for labor relations, contract negotiations, compensation and benefits, employment and employee development and training. Mr. Alexander holds a Bachelor of Science degree in business administration and economics from Morningside College.

Qualifications, Experience, Key Attributes and Skills:

Mr. Alexander’s background as a senior executive at MidAmerican and varied industry experience in transmission and distribution, electric generation, energy trading, marketing and sales, risk management, legislation and regulation, engineering, corporate planning and human resources provide him with an extremely broad and fundamental understanding related to our operations and organizational structure, our utility customers and our transmission and distribution business sector. He also has extensive experience with mergers and acquisitions including asset valuations and due diligence on a number of utility acquisitions. His knowledge and experience is extremely relevant to Mr. Alexander’s role as a member on the Audit Committee. While at MidAmerican, Mr. Alexander was responsible for the construction of over $2.0 billion of new electric generation in the state of Iowa including one of the world’s largest land-based wind energy projects. He also has experience serving as MidAmerican’s chief company spokesperson on a number of International Brotherhood of Electrical Workers (“IBEW”) labor contract negotiations. His human resources leadership and experience in labor relations, contract negotiations, compensation and benefits, employment and employee development and training provide a unique and thorough perspective that is of great value in Mr. Alexander’s role on our Compensation Committee.

Donald C.I. Lucky

					Committee Membership
Age	Director Since	Independent	Class	Other Public Directorships	Audit	Comp	NCG	Meeting Attendance
54	2015	Yes	II	0		☑	☑	90%

Mr. Lucky is a construction attorney and managing partner at the century-old Alberta-based law firm of Reynolds Mirth Richards & Farmer LLP, where he has practiced since 1988. He has advised contractors and owners in major power projects, including oil and gas, solar, wind and carbon capture, Engineer Procurement and Construction (“EPC”) mega projects and more than 80 public-private finance infrastructure projects (hospitals, penitentiaries, water treatment and transportation) throughout Canada,

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the United States and Australia. Mr. Lucky has appeared as counsel at all levels of the Courts of Alberta and the Northwest Territories and in mediations and arbitrations as counsel and adjudicator. In addition to his practice of law, he taught Construction Law at the University of Alberta from 2002 to 2015 and has received numerous industry awards and recognitions in the area of construction law and otherwise, including being inducted in 2009 into the Canadian College of Construction Lawyers. Mr. Lucky obtained his Bachelor of Commerce and Bachelor of Law degrees from the University of Alberta, and his Masters of Law degree from the University of Cambridge.

Qualifications, Experience, Key Attributes and Skills:

Throughout his career as an attorney in the construction industry, Mr. Lucky has demonstrated a detailed understanding of the legal issues and risks of our current and expanding markets. Mr. Lucky’s perspective as an academic and his involvement in various energy projects in multiple countries provides the Board with valuable new ideas and perspectives. Mr. Lucky’s experience in the construction industry with the wealth of knowledge he has gained advocating for contractors gives the Board significant insight for our strategic planning while presenting the Board an understanding and awareness of the Company’s opportunities and challenges.

Maurice E. Moore

					Committee Membership
Age	Director Since	Independent	Class	Other Public Directorships	Audit	Comp	NCG	Meeting Attendance
66	2010	Yes	II	0	☑		☑	100%

Mr. Moore has over 30 years of experience in banking, leasing and project financing and in providing financial advisory services to the electric utility and renewable energy industries. Since 2009, Mr. Moore has served as managing director and founder of Primus Financial Group, LLC, which provides asset and lease financial advisory services to major U.S. commercial banks and companies engaged in the renewable energy business. From 2006 to 2009, Mr. Moore served in senior leadership roles with Chase Equipment Leasing, Inc., a division of JP Morgan Chase offering a variety of financing and lease solutions to help businesses acquire the equipment needed for daily operations; and JP Morgan Capital Corporation, and its predecessor companies, from 1986 to 2005. Prior to serving on the Board, Mr. Moore served on the boards for West Suburban Medical Center and Community Chest of Oak Park & River Forest, Illinois, and was formerly Finance Advisory Committee Chairman for Oak Park & River Forest High School in Illinois. Mr. Moore earned a Bachelor of Science degree in civil engineering from Brown University and a Master of Business Administration degree from Harvard Business School.

Qualifications, Experience, Key Attributes and Skills:

Mr. Moore has substantial leadership, financial services and capital expenditures experience, and has advised a variety of clients engaged in energy and renewable energy markets. His skills in originating, negotiating and financing large capital projects in both similar and varying environments serve as a guiding force concerning our capital investment and expenditure plans. In addition, his financial advisory involvement in the renewable energy space provides a diverse range of insight that contributes to the Board’s understanding of the markets in which we operate. Mr. Moore’s business acumen and participation on the Audit and Nominating and Corporate Governance Committees help to broaden our exposure and understanding of successful financial practices and growth strategies.

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REMAINING CLASS III DIRECTORS

Larry F. Altenbaumer

					Committee Membership
Age	Director Since	Independent	Class	Other Public Directorships	Audit	Comp	NCG	Meeting Attendance
68	2006	Yes	III	0		Chair	☑	93%

Mr. Altenbaumer has over 40 years of experience in the energy industry. Since 2004, he has served as an independent consultant providing services to several organizations both in and outside the energy industry. From 2005 to 2014, he served as an advisor to ArcLight Capital Partners, LLC (“ArcLight”), a private equity firm that has invested approximately $17 billion in energy infrastructure assets. Mr. Altenbaumer retired from Illinois Power Company (“Illinois Power”), an electric and natural gas utility, in 2004 after nearly 34 years of service. He served as President of Illinois Power from 1999 until his retirement in 2004, and served in various financial leadership positions before that, including Treasurer, Controller and Chief Financial Officer. During his tenure with Illinois Power, Mr. Altenbaumer also served as executive Vice President for Regulated Delivery for Dynegy, Inc. (“Dynegy”), a wholesale power, capacity and ancillary service provider. Illinois Power became a subsidiary of Dynegy in 2000 in a transaction led by Mr. Altenbaumer for Illinois Power. Since 2005, he has served as an independent director and, more recently vice chair, for the Southwest Power Pool, a Federal Energy Regulation Commission (“FERC”) approved regional transmission organization covering portions of fourteen states. Since 2014, he has served as a director for Summit Utilities, a privately-held holding company that owns and operates natural gas distribution companies in Colorado, Missouri and Maine. He is also currently serving as the executive director of the Midwest Inland Port, a regional economic development initiative based in Decatur, Illinois and is chair of the board of Illinois Health and Science Corporation, a not-for-profit corporation that owns and operates hospitals and clinics, as well as its principal subsidiary, Decatur Memorial Hospital. Mr. Altenbaumer received a Bachelor’s Degree in electrical engineering and computer science from the University of Illinois.

Qualifications, Experience, Key Attributes and Skills:

Mr. Altenbaumer’s long record of achievement in various leadership positions at Illinois Power, including President, enables him to provide valuable insight into key aspects of successfully managing our day-to-day business and management operations. This experience and his current position as a director of the Southwest Power Pool and a member of its Human Resources Committee and Finance Committee support his role as Chairman of the Compensation Committee. His executive management roles, knowledge of our customers and competitors and range of consulting experience both inside and outside of the energy industry strengthen Mr. Altenbaumer’s ability to provide strategic leadership to help us better position ourselves for future growth and success. In addition, Mr. Altenbaumer’s board service for the Southwest Power Pool along with the nature of his activity in support of several ArcLight portfolio companies provide him with relevant expertise in areas related to corporate governance issues affecting U.S. publicly traded companies and arm him with a wide base of knowledge related to his membership on the Nominating and Corporate Governance Committee.

William A. Koertner

					Committee Membership
Age	Director Since	Independent	Class	Other Public Directorships	Audit	Comp	NCG	Meeting Attendance
67	2007	No	III	0				100%

Mr. Koertner served as President and CEO of MYR Group from December 2003 until January 1, 2017 and continues to serve as the Executive Chairman. Mr. Koertner joined MYR Group in 1998 as Senior Vice President, Treasurer and Chief Financial Officer, responsible for all financial functions including

MYR GROUP INC. | 2017 PROXY STATEMENT

accounting, treasury, risk management and MIS operations. Prior to joining MYR Group, Mr. Koertner served as Chief Financial Officer for Central Illinois Public Service Company from 1995 to 1998 and President and Chief Executive Officer of CIPSCO Investment Company (“CIPSCO”) from 1995 to 1998 as well. CIPSCO manages nonutility investments and provides investment management services for affiliates. Mr. Koertner holds a Bachelor of Science degree in finance from Northern Illinois University and a Masters of Business Administration degree from the University of Illinois.

Qualifications, Experience, Key Attributes and Skills:

Through Mr. Koertner’s tenure as an executive officer of the Company, he gained an in-depth understanding of our day-to-day operations that provides him a sound basis for continued leadership of the Board. His leadership of the Board has been instrumental in setting our business goals and creating a culture of good corporate governance that has contributed greatly to the growth and success of the Company. Mr. Koertner is a leader in our industry in the area of safety and he was instrumental in the creation of the OSHA Electrical Transmission and Distribution Strategic Partnership in 2004 and served as the first chairman of its executive committee. Mr. Koertner possesses an expert understanding of financial, accounting and treasury practices, which allows him to provide sound guidance to the Board regarding growth strategies and management of the Company.

William D. Patterson

					Committee Membership
Age	Director Since	Independent	Class	Other Public Directorships	Audit	Comp	NCG	Meeting Attendance
62	2007	Yes	III	0	Chair	☑		100%

Mr. Patterson is a retired water utility executive that is currently engaged in not-for-profit and philanthropic activities. From 2010 through 2016, Mr. Patterson provided advisory and consulting services to utilities through EnSTAR Management Corporation, a company that he founded. In 2010, Mr. Patterson retired from American Water Works Company Inc. (“American Water Works”), the largest investor-owned U.S. water and wastewater utility company. From 2009 until his retirement in 2010, Mr. Patterson served as Senior Vice President of Corporate and Business Development for American Water Works. From 2005 to 2008, Mr. Patterson served as Senior Vice President and Chief Financial Officer of Pennichuck Corporation, an investor-owned water utility holding company. From 2003 to 2005, he served as an executive advisor to Concentric Energy Advisors, a private firm located in Marlborough, Massachusetts, providing financial advisory and consulting services for utilities. His experience also includes nearly 20 years of work within the investment banking industry, serving in senior positions at E.F. Hutton, Shearson Lehman and Smith Barney, where he was managing director and co-head of the corporate finance department’s regulated utilities practice. Mr. Patterson earned his Bachelor of Science degree in civil engineering from Princeton University, graduating summa cum laude. He earned his Master of Business Administration degree in finance and accounting from the University of Chicago Booth School of Business.

Qualifications, Experience, Key Attributes and Skills

Mr. Patterson is a financial executive and expert with 30 years of experience primarily serving the regulated utility and energy/utility infrastructure markets. As Chairman of the Audit Committee and a member of the Compensation Committee, Mr. Patterson brings a broad-based track record of success as a banker, investor and advisor and has held senior management and independent director positions for both public and private companies. His service as a senior executive for various companies in the utility industry provides him with an unparalleled understanding and awareness of our markets and a valuable perspective in the review and analysis of financial statements and results.

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NON-EMPLOYEE DIRECTOR COMPENSATION

We use a combination of cash and equity-based compensation to attract and retain non-employee directors and to compensate such directors for their service on the Board in amounts that are commensurate with their Board and committee responsibilities. The Compensation Committee reviews director compensation periodically and recommends changes to the Board when it deems them appropriate. The Compensation Committee and the Board consider analyses prepared by Mercer, the Compensation Committee’s independent executive and director compensation consultant, of reported non-employee director compensation practices at our peer companies and generally seek to target our non-employee directors’ total compensation (defined as total cash compensation and total equity compensation) at or near the median total compensation of the non-employee directors of our peers.

In October of 2013, at the request of our Compensation Committee, Mercer performed and presented to the Compensation Committee a study of reported non-employee director compensation practices, which remained the basis for our non-employee directors’ compensation through 2016. Compensation for our non-employee directors for service on the Board and Board committees for 2016 has not increased from 2015 and was as follows:

Retainer, Attendance and Committee Fees

Non-employee directors received an annual retainer of $57,000, with such amount to include seven in-person Board meetings and ten telephonic Board meetings.

For attendance above the number of meetings included in the retainer, non-employee directors received cash compensation of $2,000 for each meeting of the Board attended in person and $1,000 for each Board meeting attended telephonically. For attendance at each meeting of any committee (including any subcommittee), non-employee directors received cash compensation of $1,000 for attendance at each meeting, whether in person or by telephone.

For each chairperson of the Audit and Compensation Committees, such non-employee director receives an additional $10,000 annually, and for the chairperson of the Nominating and Corporate Governance Committee, an additional $5,000 annually.

Equity

In 2016, our U.S. non-employee directors received equity compensation in the form of time-based restricted stock grants with a value of approximately $75,000. Each grant vests ratably over a three-year period. Vesting of these time-based restricted stock grants may be accelerated upon a change in control, as defined in the 2007 LTIP, and will be accelerated should a non-employee director resign from the Board during the vesting period, provided that such resignation is not due to the director’s breach of his fiduciary duty.

In 2016, our Canadian non-employee directors received equity compensation in the form of time-based phantom stock unit grants with tandem dividend equivalents with a value of approximately $75,000. Each grant vests ratably over a three-year period. Vesting of these time-based phantom stock unit grants may be accelerated upon a change in control, as defined in the 2007 LTIP, and will be accelerated should a non-employee director resign from the Board during the vesting period, provided that such resignation is not due to the director’s breach of his fiduciary duty.

Other

Non-employee directors also received reimbursement for reasonable costs and expenses incurred in connection with attendance at Board and committee meetings.

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2016 Director Compensation Table

The following table sets forth the compensation earned by each of our non-employee directors for the fiscal year ended December 31, 2016:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)(3)
Jack L. Alexander	78,000	74,984	152,984
Larry F. Altenbaumer	86,000	74,984	160,984
Bradley T. Favreau(4)	61,000	74,984	135,984
Henry W. Fayne	75,000	74,984	149,984
Kenneth M. Hartwick	79,000	74,984	153,984
Gary R. Johnson	83,000	74,984	157,984
Donald C.I. Lucky	79,000	74,984	153,984
Maurice E. Moore	78,000	74,984	152,984
William D. Patterson	88,000	74,984	162,984
John P. Schauerman(5)	63,000	74,984	137,984
(1)	Our non-employee directors have the option of receiving between 10% and 60% of their annual retainer in the form of our common stock. The amounts in this column include the cash equivalent of the stock received by a director making this election. In 2016, Messrs. Altenbaumer and Johnson received 1,355 and 1,129 shares of stock, respectively, as a portion of their annual retainer.
(2)	Messrs. Alexander, Altenbaumer, Favreau, Fayne, Johnson, Moore, Patterson and Schauerman were each awarded 2,972 shares of restricted stock on April 28, 2016. Mr. Hartwick and Mr. Lucky were each awarded 2,972 phantom stock units on April 28, 2016. The amounts in this column represent the aggregate grant date fair value of those awards in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The awards vest ratably over three years. These amounts reflect our accounting expense for these awards and may not correspond to the actual value that may be recognized by the non-employee directors. Assumptions used in the calculation of these amounts are included in footnote 13 to our audited consolidated financial statements for the fiscal year ended December 31, 2016 included in our 2016 Annual Report on Form 10-K.
(3)	We ceased granting stock options to non-employee directors after 2007. Messrs. Johnson and Patterson each held 8,000 stock options as of December 31, 2016. Messrs. Alexander, Altenbaumer, Fayne, Johnson, Moore and Patterson each held 5,528 shares of restricted stock, Mr. Favreau held 2,972 shares of restricted stock, and Mr. Hartwick and Mr. Lucky each held 4,240 shares of phantom stock units as of December 31, 2016.
(4)	Mr. Favreau’s appointment to the Board was effective on April 28, 2016.
(5)	Mr. Schauerman’s appointment to the Board was effective on March 22, 2016. Effective November 23, 2016, Mr. Schauerman resigned from the Board. Upon Mr. Schauerman’s resignation, all of his unvested restricted stock vested.

MYR GROUP INC. | 2017 PROXY STATEMENT

Director Stock Ownership

In 2011, the Board established stock ownership guidelines for our non-employee directors to reinforce the importance of aligning the interests of our directors and stockholders. The guidelines require non-employee directors to meet an equity ownership level with a value equal to or greater than four times the annual retainer within five years from the later of the enactment of the guidelines (March 31, 2011) and the date the non-employee director was appointed to the Board. The non-employee director has three years to meet the incremental increase in the new stock ownership level caused by an increase in the annual retainer. We have adopted retention requirements with respect to these stock ownership guidelines whereby non-employee directors are expected to retain net shares received through an exercise of stock options or the vesting of restricted stock or phantom stock units if they have not satisfied the required equity ownership level.

The following table sets forth each non-employee director’s ownership as of March 7, 2017 for stock ownership guidelines purposes:

Name	Share Ownership(1)	Market Value ($)(2)	Ownership Guideline	Current Ownership Multiple
Jack L. Alexander	11,762	487,300	4.0x	8.5x
Larry F. Altenbaumer	14,534	602,144	4.0x	10.6x
Bradley T. Favreau(3)	—	—	4.0x	0.0x
Henry W. Fayne	16,719	692,668	4.0x	12.2x
Kenneth M. Hartwick(4)	634	26,267	4.0x	0.5x
Gary R. Johnson	21,064	872,671	4.0x	15.3x
Donald C.I. Lucky(4)	634	26,267	4.0x	0.5x
Maurice E. Moore	14,360	594,935	4.0x	10.4x
William D. Patterson	15,896	658,561	4.0x	11.6x
(1)	The amounts in this column were calculated in accordance with the stock ownership guidelines and include vested but unexercised stock options and exclude unvested restricted stock and phantom stock units.
(2)	The amounts in this column were calculated in accordance with the stock ownership guidelines based on the highest reported share price for the year ended December 31, 2016 of $41.43.
(3)	Mr. Favreau’s appointment to the Board was effective on April 28, 2016.
(4)	Mr. Hartwick’s and Mr. Lucky’s appointments to the Board were effective on July 29, 2015.

Insider Trading Policy

Our insider trading policy, among other things, prohibits our directors from hedging the economic risk of their stock ownership, holding shares of the Company’s common stock in a margin account or pledging shares as collateral for a loan. The policy also prohibits trading in our securities outside of specified window periods and without pre-clearance. The policy also prohibits short-selling of the Company’s securities.

MYR GROUP INC. | 2017 PROXY STATEMENT

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors and persons who own more than 10% of our common stock to report their ownership of our common stock and changes in that ownership.

We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and any written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during the fiscal year ended December 31, 2016, all filings required of our executive officers and directors were timely made in accordance with the Exchange Act, except for four Form 4’s, which were inadvertently filed one day late by the Company on February 23, 2016 on behalf of Tod M. Cooper, Gerald B. Engen, Jr., William A. Koertner and Richard S. Swartz, Jr.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We have a written policy and procedures for the review, approval and ratification of transactions with related persons, which have been adopted by the Board. Under our policy, the definition of related persons includes, among others, any person who is or was, during the last fiscal year, an executive officer, director or nominee for director of the Company, any stockholder owning more than 5% of any class of our voting securities, or an immediate family member of any such person.

It is the policy of the Company to prohibit related person transactions unless the Company’s Audit Committee has determined in advance of the Company or a subsidiary entering into the transaction that it will be conducted on terms that are fair to the Company or the subsidiary and the transaction is in the best interests of the Company or the subsidiary.

Pursuant to our policy, there were no reported transactions in 2016 that qualified as a related person transaction. As a result, no reported transaction was referred to the Audit Committee or any other committee of the Board for review and no related person transaction was required to be disclosed in the Company’s filings.

MYR GROUP INC. | 2017 PROXY STATEMENT

COMPENSATION COMMITTEE MATTERS

COMMITTEE INDEPENDENCE AND RESPONSIBILITIES

The Board established the standing Compensation Committee in accordance with our By-Laws. The Board has determined that each member of the Compensation Committee qualifies as an “independent” director as defined under the Nasdaq rules, as a “non-employee director” as defined in Rule 16b-3(b)(3) under the Exchange Act and as an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee firmly believes that the compensation of our executive officers should emphasize paying for performance that contributes to our success while encouraging behavior that is in our stockholders’ long-term best interests. The Compensation Committee is responsible for assisting the Board in overseeing the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans. To represent and assist the Board in its oversight of the Company’s compensation practices and under its charter, the Compensation Committee performs, among others, the following tasks:

•	reviews and recommends changes to the Company’s executive compensation philosophy, general compensation programs and executive benefit plans, including incentive-compensation programs and equity-based plans;
•	reviews and recommends any changes to the goals and objectives of the Company’s executive compensation plans;
•	evaluates annually the performance of named executive officers in light of the goals and objectives of the Company’s executive compensation plans, and determines and approves, or recommends to the Board for its approval, the compensation levels of named executive officers based on this evaluation;
•	evaluates the appropriate level of compensation for Board and committee service by non-employee members of the Board and determines and approves, or recommends to the Board for its approval, the level of compensation for such service;
•	establishes and reviews stock ownership guidelines for directors and officers; and
•	reviews and recommends to the Board the frequency with which the Company will conduct Say-on-Pay Votes and reviews and approves proposals regarding the Say-on-Pay Vote and the frequency of the Say-on-Pay Vote to be included in the Company’s proxy statement.

The “Compensation Discussion and Analysis” included in this Proxy Statement goes into further detail about the Compensation Committee’s processes for determining the appropriate levels of compensation for named executive officers and directors.

COMPENSATION CONSULTANTS

In order to fulfill its duties, the Compensation Committee has the authority to retain, at the Company’s expense, its own advisors and compensation consultants and to approve their compensation. These external compensation consultants provide the Compensation Committee with guidance on compensation trends, program designs and market research and advice and recommendations on both executive and director compensation. They also help evaluate the competitive position of named executive officers’ and directors’ compensation, and provide advice on incentive award programs. Their findings are discussed in more detail in the “Compensation Discussion and Analysis”.

Compensation consultants are engaged by and report directly to the Compensation Committee on executive compensation matters and meet separately with the Compensation Committee outside the presence of management. Interaction between the compensation consultants and management is generally limited to providing necessary information and data.

MYR GROUP INC. | 2017 PROXY STATEMENT

The Compensation Committee retained Mercer to serve as its compensation consultant. The Compensation Committee reviewed the independence of Mercer’s advisory role relative to the six consultant independence factors adopted by the SEC to guide listed companies in determining the independence of their compensation consultants, legal counsel and other advisers. Following its review, the Compensation Committee concluded that Mercer had no conflicts of interest, and could provide the Compensation Committee with objective and independent executive compensation advisory services.

COMPENSATION RISK ASSESSMENT

In reviewing and approving compensation programs, the Compensation Committee considers whether the programs are likely to promote risk-taking behavior that could adversely affect the Company. The Compensation Committee has designed the Company’s compensation programs, including the Company’s incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated into our programs available for our executive officers:

•	A Balanced Mix of Compensation Components — The target compensation mix for the Company’s named executive officers is composed of salary, annual cash incentives and long-term equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.
•	Multiple Performance Factors — The Company’s incentive compensation plans use multiple Company-wide metrics, which encourage retention of executives and focus on the achievement of objectives for the overall benefit of the Company. The incentive compensation granted under the plans in 2016 included:
º	Annual cash incentive compensation that was dependent on multiple performance metrics including pre-tax income and safety performance.
º	Forty percent of the long-term incentive compensation in the form of time-based restricted stock with three-year ratable vesting.
º	Sixty percent of the long-term incentive compensation in the form of performance shares that will cliff-vest on December 31, 2018 and were allocated evenly between two performance measures, return on invested capital (“ROIC”) and relative total shareholder return (“TSR”) as compared to a group of peer companies.
•	Capped Incentive Awards — Annual cash incentive awards are capped at 200% of salary for our CEO and lesser amounts for our other named executive officers. The number of performance shares that can be earned is capped at 200% of target for all named executive officers.
•	Clawback Provisions — Long-term incentive award agreements contain clawback provisions, which makes all such equity awards subject to the Company’s right to recover the award in the event that it is determined that a participant has engaged in conduct that contributed to any material restatement of our earnings.
•	Stock Ownership Guidelines — Stock ownership guidelines call for significant share ownership for our named executive officers.
•	Stock Retention Policy — Executive officers are expected to retain the net shares received through an exercise of stock options and the vesting of restricted stock and performance shares if they have not reached the applicable stock ownership guidelines.
•	Anti-hedging and Pledging Policy — Executive officers are expected to comply with our insider trading policy that prohibits our named executive officers from hedging the economic risk of their stock ownership and holding shares of the Company’s common stock in a margin account or pledging shares as collateral for a loan.

MYR GROUP INC. | 2017 PROXY STATEMENT

In 2016, the Compensation Committee retained Mercer to conduct an independent assessment of compensation-related risks for all of our policies and programs. Mercer’s assessment included a review of multiple factors including, but not limited to, the design of compensation policies and programs, controls and approval processes and the negative discretion provided in the oversight of these programs. Based on Mercer’s assessment and the Compensation Committee’s independent assessment of compensation related risks, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In the event that the Company’s risk profile was to change, the Compensation Committee would consider appropriate adjustments in policies and practices.

COMPENSATION COMMITTEE REPORT FOR THE YEAR ENDED DECEMBER 31, 2016

The Compensation Committee oversees our compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this Proxy Statement.

In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in our Proxy Statement to be filed with the SEC in connection with our 2017 Annual Meeting and incorporated by reference in our 2016 Form 10-K.

Compensation Committee:	Larry F. Altenbaumer, Chair Jack L. Alexander Bradley T. Favreau Henry W. Fayne Gary R. Johnson Donald C.I. Lucky William D. Patterson

MYR GROUP INC. | 2017 PROXY STATEMENT

LETTER FROM OUR COMPENSATION COMMITTEE

Dear Fellow Stockholder,

The Compensation Committee wishes to express its gratitude to Mr. Koertner, whose leadership has been instrumental to the growth and success of the Company and whose integrity helped shape the culture throughout the entire MYR Group organization. The Compensation Committee welcomes Mr. Swartz and the other members of the executive management team to their new leadership roles. The Committee is well acquainted with these executives; they are a product of the Company’s succession planning process and represent significant industry and Company experience augmented by the Company’s management development program. We have the utmost confidence in the abilities of this leadership team to continue to grow the value of MYR Group. Good progress was realized in 2016 in the advancement of the Company’s strategy to grow the Company through a balanced combination of organic growth and strategic acquisitions, all built on a foundation that emphasizes safety and quality relationships. We remain convinced that this strategy will continue to benefit our stockholders.

MYR Group had the following performance results and significant achievements in 2016:

•	Revenues grew to a record $1.142 billion, an increase of 7.6% from 2015.
•	Diluted EPS of $1.23 for 2016 was down from $1.30 in 2015.
•	Backlog grew to $688.8 million at December 31, 2016, an increase of 52.8% over our backlog at December 31, 2015.
•	We acquired WPE, one of British Columbia, Canada’s largest and most experienced electrical contractors, which expanded our C&I and T&D presence in Canada.
•	We repurchased a total of 4,189,858 shares of our common stock under our share repurchase program, returning approximately $99.8 million to our stockholders.

The Compensation Committee believes that the design of its compensation programs is an important driver of stockholder value creation at MYR Group and helps us attract and retain quality talent. These programs reward success when the management team’s efforts build shareholder value and limit compensation when shareholder value declines and when our performance goals are not met. We have designed our compensation programs to incentivize employees at all levels within the organization and to specifically reward our key leaders for their contributions to both our short-term and long-term performance. We believe that the pay of our executive officers should be directly linked to performance; thus our compensation programs are designed to reward strong financial performance and safe operations. We also recognize the importance of acquiring and retaining the very best employees, and we regularly review our compensation programs to insure we are competitive with the market for quality talent.

The Compensation Committee reviews the performance metrics and the equity compensation vehicles used in our equity compensation program to ensure they are aligned with the goals we believe will drive shareholder value. Following our analysis for 2016, we continued to use the financial performance metric of return on invested capital and the market-based metric of relative total shareholder return. We believe these metrics align the long-term equity compensation opportunities of our executive officers with shareholder value creation.

Our 2016 “say-on-pay” proposal was overwhelming approved by stockholders. In addition to our annual “say-on-pay” proposal, we welcome our stockholders to provide feedback on our executive compensation programs as we believe these conversations have and will continue to improve our programs. With the positive responses to our “say-on-pay” votes over the recent years and based on our annual review of best practices with our independent compensation consultant, we have maintained our fundamental compensation programs and structures. Through these review processes, we will endeavor to improve these programs with the objective of improving shareholder value.

Larry F. Altenbaumer
Chair of the Compensation Committee

MYR GROUP INC. | 2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis (the “CD&A”) describes the objectives, principles and material components of our executive officer compensation program for named executive officers.

Named Executive Officers

Our named executive officers for 2016 were as follows:

Name	Title
William A. Koertner(1)	Executive Chairman; Former President and CEO
Betty R. Johnson	Senior Vice President, Chief Financial Officer and Treasurer
Tod M. Cooper(2)	Senior Vice President and Chief Operating Officer T&D
Gerald B. Engen, Jr.	Senior Vice President, Chief Legal Officer and Secretary
Richard S. Swartz, Jr.(3)	President and CEO
(1)	Mr. Koertner stepped down as President and CEO and continued his role as Executive Chairman effective January 1, 2017.
(2)	Mr. Cooper was promoted to Senior Vice President and Chief Operating Officer T&D from Senior Vice President effective January 1, 2017.
(3)	Mr. Swartz was promoted to President and CEO from Executive Vice President and Chief Operating Officer effective January 1, 2017.

2016 Company Performance

MYR Group is a leading specialty contractor serving the electrical infrastructure market in the United States. We also have operations in parts of Canada. We provide a broad range of services on electric transmission and distribution networks and substation facilities, which include design, engineering, procurement, construction, upgrade, maintenance and repair services, with a particular focus on construction maintenance and repair, to customers in the electric utility and the renewable energy industries throughout the United States and Canada.

We also provide commercial and industrial electrical contracting services such as the design, installation, maintenance and repair of commercial and industrial wiring, installation of traffic networks and the installation of bridge, roadway and tunnel lighting for general contractors and commercial and industrial facility owners throughout the western and northeastern United States and western Canada.

Our Company had record revenues in 2016 of $1.142 billion, an increase of 7.6% from 2015. Our net income decreased by 21.5% to $21.4 million from 2015. Our growth strategy continued in 2016 as we expanded our geographical footprint into western Canada with the acquisition of WPE, one of British Columbia, Canada’s largest and most experienced electrical contractors. For the 22nd consecutive year, we were recognized by Engineering News-Record as one of the top five specialty electrical contractors in the United States.

Pay For Performance

We have designed our compensation programs to reward our key executive officers for their contributions to our short-term and long-term performance and to be competitive with programs offered by companies with which we compete for executive officer talent. We believe that the pay of our named executive officers should be directly linked to performance; thus our compensation programs are designed to reward strong financial performance and safe operations. In fiscal 2016, we exceeded the maximum performance level for one safety performance goal and did not meet the financial performance goal and one safety performance goal, resulting in slightly above target cash incentive payouts to our named executive officers.

MYR GROUP INC. | 2017 PROXY STATEMENT

LEADERSHIP TRANSITION OF NAMED EXECUTIVE OFFICERS

Effective January 1, 2017, Mr. Koertner stepped down as President and CEO and continued his role as Executive Chairman. In connection with Mr. Koertner stepping down as President and CEO, the Company amended and restated his employment agreement. Under his amended and restated employment agreement, beginning January 1, 2017, Mr. Koertner will be paid an annual salary of $350,000 and, for 2017, will be eligible for a target bonus equal to 100% of his base salary. See “Employment Agreements, Severance Benefits and Change in Control Provisions” for further information.

Upon Mr. Koertner’s stepping down as President and CEO, our Board appointed Mr. Swartz as President and CEO. Mr. Swartz previously served as Executive Vice President and Chief Operating Officer from September 2016 to January 2017, and Senior Vice President and Chief Operating Officer from May 2011 to September 2016. In connection with Mr. Swartz’s promotion to President and CEO, the Company amended his employment agreement to provide for an increase in annual base salary to $565,000. See “Employment Agreements, Severance Benefits and Change in Control Provisions” for further information.

In addition, effective January 1, 2017, the Board appointed Mr. Cooper as Senior Vice President and Chief Operating Officer T&D. Mr. Cooper previously served as a Senior Vice President for the Company since August 2013. In connection with Mr. Cooper’s promotion, the Company amended his employment agreement to provide for an increase in annual base salary to $365,000. See “Employment Agreements, Severance Benefits and Change in Control Provisions” for further information.

MYR GROUP INC. | 2017 PROXY STATEMENT

KEY FEATURES OF OUR COMPENSATION

We adhere to executive compensation best practices

☑	Competitive Pay. We provide our executive officers with total compensation opportunities at levels that are competitive with our peer companies, and we reward outstanding performance and the achievement of strategic goals.
☑	Capped Incentive Awards. Annual cash incentive awards are capped at 200% of target for our CEO and lesser amounts for our other named executive officers and the number of performance shares that can be earned is capped at 200% of target for all named executive officers.
☑	Independent Compensation Consultant. Our Compensation Committee has engaged its own independent compensation consultant, which performs an annual comprehensive market analysis of our executive compensation programs and pay levels.
☑	Peer Companies. We conduct a rigorous peer group assessment and maintain a peer group that provides a valuable comparison for compensation decisions.
☑	Clawback Policy. Long-term incentive award agreements contain clawback provisions, which makes all such equity awards subject to the Company’s right to recover the award in the event that it is determined that a participant has engaged in conduct that contributed to any material restatement of our earnings.
☑	Risk Assessment. The Compensation Committee and Mercer performed risk assessments in 2016 and the Compensation Committee determined that no element of our compensation programs was reasonably likely to have a material adverse effect on our Company.

What we do to align executive compensation with the interests of our stockholders	What we don’t do

☑

Pay for Performance.  We granted equity awards under our 2007 LTIP that provide a mix of retention-based awards and awards that will reward our executives for the achievement of long-term performance goals that are intended to maximize stockholder value.

⊗

No Hedging and Pledging.  We have an insider trading policy that prohibits our named executive officers from hedging the economic risk of their stock ownership and holding shares of the Company’s common stock in a margin account or pledging shares as collateral for a loan.

☑

Say on Pay.  We annually put our named executive officer compensation to an advisory vote of our stockholders and received a positive response of over 96% of the votes cast on this proposal at our 2016 Annual Meeting.

⊗ No Gross-ups Going Forward. Since 2011, we have maintained a policy that does not include gross-up payments for excise taxes in new employment agreements.
☑ Stock Ownership Guidelines. We have stock ownership guidelines, with a stock retention feature, for our named executive officers.

⊗

No Single Trigger.  Our employment agreements with our named executive officers provide for additional severance payments and benefits only on a so-called “double trigger” basis, for termination without cause or for good reason following a change of control.

☑ Stockholder Input. We encourage open dialogue with stockholders to solicit input and feedback on our compensation practices and policies.

MYR GROUP INC. | 2017 PROXY STATEMENT

COMPONENTS OF OUR COMPENSATION

Pay Component	Objective	Key Features
Base Salary	To provide a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job.	Varies based on skills, experience, level of responsibility and other factors.

Adjustments are considered annually based on individual performance, level of pay relative to the market and internal pay equity.
Short-Term Incentives
To reward for annual corporate performance.

To align named executive officers’ interest with those of our stockholders by linking compensation with financial and safety performance.

To retain named executive officers by providing market-competitive compensation.
Annual incentive payments are cash awards based on financial, safety and individual performance objectives.

Annual cash incentive awards are capped at 200% of salary for our CEO and lesser amounts for our other named executive officers.
Long-Term Incentives
To align named executive officers’ interests with long-term stockholder interests by linking part of their compensation to long-term corporate performance.

To provide opportunities for wealth creation and stock ownership, which promotes retention and enables us to attract and motivate our named executive officers.

To retain named executive officers through multi-year vesting of equity grants and multi-year performance periods.

Targeted at levels that will provide total direct compensation (salary plus annual incentive plus equity awards) competitive with our Peer Group’s total direct compensation.

Utilizes different equity types, including restricted stock and performance shares to balance multiple objectives.

Restricted stock awards generally vest over three-year periods. Performance shares granted in 2016 will cliff-vest on December 31, 2018 and the number of shares that can be earned is capped at 200% of target.
Profit Sharing Contributions to Diversified Holdings Savings Plan	To reward annual corporate performance for our employees, including our named executive officers.	Contribute up to 10% of salary depending on the profitability of the Company.
401(k) Matching Contributions to Diversified Holdings Savings Plan	To provide certain retirement income for our employees, including our named executive officers.	Provide a match of 100% of an employee’s contributions up to the first 6% of the employee’s salary, up to the maximum allowed by the plan.
Executive Perquisites	To attract and retain named executive officers.	Limited programs offering perquisites such as a company vehicle or car allowance and financial planning services.

MYR GROUP INC. | 2017 PROXY STATEMENT

OBJECTIVES OF OUR COMPENSATION PROGRAM

We seek to maintain the competitiveness of our executive compensation program with those of our peers and competitors. Adjustments to both overall compensation and the individual components of compensation are based on various factors, including results of compensation benchmarking studies, general economic conditions, the effects of inflation or other economic forces, changes in our business operations and the related financial results, results of our stockholder vote on Say-on-Pay and changes in the compensation practices of our competitors. We also take into account each executive officer’s individual performance when making compensation adjustments.

The primary objectives of our executive compensation program are to:

•	attract and retain the most talented and dedicated executives possible;
•	reward accountability and performance by linking compensation to the achievement of financial and safety performance goals;
•	motivate executive leadership and promote behavior that aligns our executive officers’ interests with those of our stockholders;
•	encourage our executives to develop business and build a backlog of profitable business to ensure our long-term success;
•	encourage our executives to develop business models and systems that seek out strategic opportunities, which benefit the Company and our stockholders;
•	encourage our executives to develop and maintain an understanding of our industry’s competitive environment and position ourselves as a leader within our industry; and
•	encourage our executives to implement a culture of legal and regulatory compliance and a commitment to operating our business with the highest standards of professional conduct, ethics and compliance.

COMMUNICATIONS WITH STOCKHOLDERS ON EXECUTIVE COMPENSATION

At our 2016 Annual Meeting, our stockholders voted on an advisory resolution regarding the compensation of our named executive officers, which was approved by more than 96% of the votes cast on the proposal (the “Say-on-Pay proposal”). These results demonstrated strong stockholder support for our overall executive compensation program. The Compensation Committee considered this favorable vote and determined that our current practices and processes did not require any significant modifications to address stockholder concerns. The Compensation Committee will continue to consider the outcome of these annual advisory votes when considering future executive compensation arrangements.

In addition to our annual Say-on-Pay proposal, stockholders are encouraged to provide feedback on our corporate governance policies and our executive compensation programs, including its various components. We have reached out to and engaged in conversations with some of our larger stockholders regarding our compensation programs and philosophy and have generally received positive feedback on our practices. We believe that these conversations have and will better situate our Company to modify our compensation programs to address stockholder concerns on an ongoing basis. Management reports to the Compensation Committee on issues or concerns our stockholders provide with respect to our executive compensation programs. We encourage stockholders to reach out to the Board or the Compensation Committee with any feedback on our executive compensation programs. For more information on providing feedback and the related procedures, please see “Corporate Governance — Communications with the Board and Reporting of Concerns” in this Proxy Statement.

MYR GROUP INC. | 2017 PROXY STATEMENT

2016 TARGET PERFORMANCE-BASED COMPENSATION

We endeavor to maintain strong compensation practices, which requires effective governance standards with respect to the oversight of our executive compensation policies and practices. Although we do not use a specific formula to determine the mix of at-risk pay that is performance-based and fixed compensation paid to our named executive officers, our emphasis on pay-for-performance resulted in at-risk performance-based compensation (which we define as performance share awards and cash awards tied to performance) representing a significant part of our named executive officers’ target compensation in 2016. In 2016, at-risk performance-based compensation represented approximately 55% of the target Total Direct Compensation for our CEO and an average of approximately 48% for our other named executive officers, as shown in the charts below:

As shown below for 2016, the target Total Direct Compensation for our CEO and named executive officers compared favorably with the Peer Group (as discussed below under “Peer Groups, Pay Mix and Use of Compensation Consultants”):

	2016 Target Total Direct Compensation ($ in 000s)(1)	Median Peer Group Total Direct Compensation Based on Mercer’s 2015 Report ($ in 000s)
Chief Executive Officer	$2,392	$2,472
Other named executive officers (average)	$1,011	$1,051
(1)	2016 target total direct compensation includes base salary, target bonus under our Senior Management Incentive Plan and target equity awards under our 2007 LTIP, which are valued in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the fair value of equity awards and vesting details are included in footnote 13 to our audited consolidated financial statements for the fiscal year ended December 31, 2016 included in our 2016 Form 10-K.

MYR GROUP INC. | 2017 PROXY STATEMENT

MANAGEMENT’S ROLE IN DETERMINING COMPENSATION

The Compensation Committee oversees the executive compensation program for our named executive officers, as discussed under “Compensation Committee Matters.” Our management also plays an important role in setting the compensation of our named executive officers by initially recommending various aspects of incentive compensation, including financial performance goals, safety performance goals and strategic goals relating to each named executive officer. Management also makes recommendations regarding the salary, cash bonus and equity awards for our named executive officers (other than with respect to our CEO). While our management makes recommendations as to the goals and awards for named executive officers’ incentive compensation (other than with respect to our CEO), the Compensation Committee has final authority and complete discretion to ultimately set the compensation of our named executive officers.

At the request of the Compensation Committee, our CEO presents to the Compensation Committee his evaluation of the performance of our other named executive officers and his recommendations regarding their compensation. The Compensation Committee considers these evaluations and recommendations in determining our named executive officers’ salaries and the amounts that may be paid under our incentive plans. To assist the Compensation Committee, management also prepares information “tally sheets.” The purpose of the tally sheets is to provide the Compensation Committee the information on key elements of actual realized compensation and potential realizable compensation for our named executive officers so that the Compensation Committee may fully evaluate our total compensation packages. Further, the Compensation Committee discusses compensation decisions with Mercer, its independent compensation consultant, and deliberates on such decisions without management present.

PEER GROUPS, PAY MIX AND USE OF COMPENSATION CONSULTANTS

The Compensation Committee believes that it is appropriate to utilize compensation benchmarking studies of our peer and competitor companies to establish initial compensation targets because the competitiveness of our compensation practices greatly influences our ability to attract, motivate and retain top executive officer talent, which is an important determinant of our business success. However, the Compensation Committee believes compensation benchmarking studies should be considered only as a point of reference for measurement and not as the determinative factor for our named executive officers’ compensation. The results of the studies do not supplant the significance of the individual performance of our named executive officers that the Compensation Committee considers when making compensation decisions. Because the information provided by compensation benchmark studies is just one of the pieces of information that is used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of their use. Further, the Compensation Committee has discretion to determine the frequency of performing benchmarking and other studies.

We annually compare our compensation program with those companies in a peer group that the Compensation Committee evaluates together with Mercer (the “Peer Group”). The companies selected for inclusion in the Peer Group, which are listed below, were selected on the basis of a number of factors, including similar industry characteristics, organization size, financial characteristics such as revenues, total assets and market capitalization, as well as companies we compete against for talent. At the time of selection, all of the companies were publicly traded U.S. companies in the construction, engineering and commercial services industries with annual revenue between approximately one-quarter and four times our annual revenue.

During our 2015 review of the makeup of our Peer Group, we removed Pike Corporation, as it was no longer publicly traded and executive compensation data was no longer available, Willbros Group, given its reported organizational changes and divestiture of multiple units, and Cal Dive International, Inc. as it

MYR GROUP INC. | 2017 PROXY STATEMENT

filed for bankruptcy. We added McDermott International, Inc. given its industry characteristics and revenue. The companies included in the Peer Group for the evaluation of 2016 executive compensation were:

EXECUTIVE COMPENSATION PEER GROUP FOR 2016

• Aegion Corporation	• Matrix Service Company
• Ameresco, Inc.	• McDermott International, Inc.
• Astec Industries, Inc.	• Newpark Resources, Inc.
• Comfort Systems USA, Inc.	• Orion Marine Group, Inc.
• Dycom Industries, Inc.	• Primoris Services Corporation
• Furmanite Corporation	• Sterling Construction Company, Inc.
• Granite Construction Incorporated	• Team, Inc.
• Great Lakes Dredge & Dock Co.	• Tetra Tech, Inc.
• IES Holdings, Inc.	• TRC Companies, Inc.
• Layne Christensen Company

In October 2015, Mercer performed and presented to the Compensation Committee an executive compensation study (the “Mercer Executive Compensation Review”). The Mercer Executive Compensation Review included comparisons of our executive compensation programs to the Peer Group, which assisted the Compensation Committee with designing our executive compensation program for 2016 to be competitive with the group and our markets. According to the Mercer Executive Compensation Review, MYR Group was positioned near the Peer Group median of annual revenue, total assets, and market capitalization, respectively, as indicated in the chart below:

MYR GROUP AMONG ITS PEER GROUP
Peer Group Median ($ Millions)
MYR Group ($ Millions)
1200
1000
800
600
400
200
0
976
944
666
520
608
628
Annual Revenue
Total Assets
Market Capitalization

The Compensation Committee generally seeks to target total executive compensation at or near the median total compensation of the Peer Group and allows business and individual performance to determine whether actual pay is above or below the median. The Compensation Committee believes that this review of Peer Group programs provides valuable information during the Compensation Committee’s review and design of both the named executive officers’ overall compensation levels and individual components of compensation, including the allocation of compensation between long-term and short-term compensation and cash and non-cash compensation.

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ANALYSIS OF 2016 COMPENSATION DECISIONS AND ACTIONS

2016 Base Salary

Salary is a critical element of our named executive officers’ compensation because it provides them with a base level of guaranteed monthly income as compensation for services provided to us. The Compensation Committee generally reviews the salaries of the named executive officers annually. To assist with that review, the Compensation Committee often will refer to the salaries in effect for comparable officers at companies in the Peer Group. The Compensation Committee also considers internal comparables, individual performance, economic conditions and the Company’s financial performance in reviewing salary levels. When market or merit increases are warranted, changes in salary are generally made effective during our second quarter.

When setting salaries for our named executive officers for 2016, the Compensation Committee considered the Mercer Executive Compensation Review, as well as certain other factors, including those specified above. As a result, the Compensation Committee made the following decisions related to base salaries for our named executive officers in 2016:

Named Executive Officer	2016 Base Salary	2015 Base Salary	Percentage Increase
Mr. Koertner	$615,000	$615,000	—
Ms. Johnson	$360,000	$350,000	2.9%
Mr. Cooper	$344,000	$330,750	4.0%
Mr. Engen	$365,000	$354,000	3.1%
Mr. Swartz(1)	$404,000	$392,000	3.1%
(1)	Effective September 1, 2016, Mr. Swartz was promoted from Senior Vice President and Chief Operating Officer to Executive Vice President and Chief Operating Officer and his base salary increased from $404,000 to $500,000.

2016 Short-Term Incentive Compensation

Awards granted pursuant to our Senior Management Incentive Plan (amended and restated as of May 1, 2014) (the “SMIP”) are designed to provide our named executive officers with cash performance awards payable annually to reward the achievement of certain performance goals established annually by the Compensation Committee that we believe are strongly linked to stockholder value creation. An important factor in our decision to pay our SMIP awards in cash rather than in equity has been to help ensure that our compensation program remains competitive with the compensation programs of our direct competitors. For 2016 awards under the SMIP, in December 2015, the Compensation Committee established performance targets based on financial performance and safety performance goals that encouraged our named executive officers to increase stockholder value by focusing on growth in revenue and earnings and safety in operations.

The amount of the payout for each named executive officer under the SMIP awards for 2016 depended on the percentage of each named executive officer’s salary that the Compensation Committee determined to be subject to the award, our performance measured against financial and safety performance goals established by the Compensation Committee and an assessment of the named executive officer’s individual performance.

The basic formula for calculating the 2016 SMIP payout is as follows:

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The Compensation Committee determined the percentage of each named executive officer’s salary to be subject to an award under the plan based on position, market pay levels and our overall compensation philosophy, which emphasizes performance-based compensation. No payouts under the 2016 SMIP awards would be made unless the threshold levels for performance goals were achieved. Achievement of the performance goals above the maximum level would not result in any additional payments above the maximum payout level. Any such payouts under the 2016 SMIP awards would be calculated by the straight-line mathematical interpolation between threshold and target and between target and maximum levels.

In 2016, each named executive officer’s award opportunity was based on pre-tax income as the financial performance goal and total case rate and lost time case rate as the safety performance goals. We chose these particular metrics because we believe they are strongly correlated with our success and are consistent with our compensation philosophy of linking named executive officers’ compensation with performance. The performance goals are intended to be challenging and ambitious but also realistic enough to be attainable given a concerted effort by our named executive officers in consideration of current market and competitive conditions and trends. The pre-established definition of pre-tax income provided for adjustments for the impact of specified unusual or non-recurring events. In 2016, adjustments were made for consulting, legal and accounting fees associated with shareholder activism. The Compensation Committee adopted this definition for SMIP purposes because it believes these types of costs should not adversely affect incentive opportunities.

In connection with its review of the percentage of each named executive officer’s salary that should be subject to an award under the SMIP in 2016 and taking into account the Mercer Executive Compensation Review, the Compensation Committee set the following target, maximum and threshold award opportunities based on the achievement of financial and safety performance goals, subject to the weighting percentages set forth below:

	2016 SMIP Opportunity (Percent of Base Salary)(1)(2)
	Pre-tax Income	Total Case Rate	Lost Time Case Rate	Total Payout at Target	Total Payout at Maximum	Total Payout at Threshold
Mr. Koertner	70.0%	15.0%	15.0%	100.0%	200.0%	50.0%
Ms. Johnson and Messrs. Cooper and Engen	45.5%	9.75%	9.75%	65.0%	130.0%	32.5%
Mr. Swartz	52.5%	11.25%	11.25%	75.0%	150.0%	37.5%
(1)	The SMIP provides for a range of payouts based upon the achievement of our performance goals determined by linear interpolation between achievement levels. There is no payout under the SMIP unless 75% of target performance is achieved. Payout maximum is achieved at 150% of target performance.
(2)	At the discretion of the Compensation Committee, payouts are subject to up to a 20% reduction based on an assessment of the named executive officer’s individual performance.

For 2016, the levels of threshold, target and maximum performance, and the Company’s actual performance are shown in the following table:

	Threshold	Target	Maximum	2016 Results
Pre-tax Income ($000)	$31,730	$42,307	$63,461	$38,363	(1)
Total Case Rate	2.53	1.90	1.26	1.93
Lost Time Case Rate	0.48	0.36	0.24	0.19	(2)
(1)	In accordance with the 2016 SMIP, pre-tax income has been adjusted for certain consulting, legal, and accounting fees associated with shareholder activism.
(2)	Performance exceeded maximum, therefore payout limited to 150% of target.

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In 2016, payouts earned under the SMIP through achievement of financial and safety performance goals were subject to a reduction of up to 20 percent based on an assessment of each named executive officer’s individual performance throughout the year, including consideration of talent development and successor preparation, contributions toward strategic initiatives, and, for Mr. Cooper, development of business operations. At the beginning of 2017, the Compensation Committee conducted a review of the named executive officers’ performance, with input from the human resources department and other applicable departments and based on its qualitative assessment of each named executives officers performance, determined not to exercise its negative discretion to reduce the SMIP payout to any of the named executive officers.

2016 Long-Term Incentive Compensation

We believe that long-term performance is achieved through an ownership culture that rewards and encourages our named executive officers to foster our long-term success. We believe that an effective method to reward and encourage such success is through the use of stock-based awards. The purposes of our long-term incentive plan are to attract, motivate and retain our key employees and non-employee directors upon whose judgment, initiative and efforts the financial success and growth of our business largely depends, to provide additional incentive to our employees and directors through stock ownership and other rights that promote and recognize our financial success and growth, and to align management’s interests with those of our stockholders. As part of our long-term incentive plan, we include a “change in control” provision that more closely aligns our interests with those of the named executive officers in the event of a change in control by allowing the Compensation Committee to adjust long-term incentive equity awards to maintain and protect the rights of the participants in the event of a change in control. The Compensation Committee has the authority to determine who will receive long-term equity awards, the amounts of the awards and the limitations on those awards.

For 2016, the Compensation Committee considered the market data with respect to each named executive officer in the Mercer Executive Compensation Review, compensation levels of executive officers of our Peer Group, compensation objectives of retention and stockholder value creation and individual and corporate performance. As a result of this review, in 2016 the Compensation Committee approved equity award compensation under our 2007 LTIP and approved the following mix of equity awards:

The Compensation Committee elected this mix of equity awards because it represented an appropriate balance of the incentives provided with the different types of equity instruments. For example, restricted stock provides a benefit by helping to retain key employees and performance shares are designed to vary the level of rewards a named executive officer receives dependent upon actual corporate performance and market results that are critical to stockholders.

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Time-Based Restricted Stock

The forty percent of the equity compensation award granted as time-based restricted stock will vest evenly over a three-year period beginning on the first anniversary of the grant. The number of shares of restricted stock was determined by dividing the amount of the equity compensation award allocated to restricted stock by the closing price of our common stock on the date of the grant.

2016 ROIC Performance Shares

The thirty percent of the equity compensation award granted as ROIC-based performance shares can be earned based on the achievement of an average ROIC that is measured over the three-year performance period that starts on January 1, 2016 and ends on December 31, 2018. For purposes of the ROIC-based performance shares in 2016, we define ROIC as net income plus net interest net of taxes (net income plus net interest, less net interest times the effective tax rate), less dividends divided by invested capital (total debt less cash and marketable securities plus total stockholders’ equity) at the beginning of the performance period (“2016 ROIC”). In anticipation of borrowings for share repurchases, acquisitions and operating activities in 2016 and the corresponding interest expense, we eliminated the impact of net interest from the ROIC performance factor that had been used in previous years during which no borrowings were outstanding. The target number of 2016 ROIC-based performance shares was determined by dividing the amount of the equity compensation award allocated to 2016 ROIC performance by the closing price of the Company’s common stock on the date of grant. The number of 2016 ROIC-based performance shares earned can vary from zero to 200 percent of the target number of performance shares granted. The potential award levels are as follows (straight-line mathematical interpolation between threshold and target and between target and maximum levels):

2016 ROIC Performance	Performance Shares Earned (% of Target)
Equal to or Above the Maximum	200%
Equal to the Target	100%
Equal to the Threshold	50%
Below the Threshold	0%

TSR Performance Shares

The thirty percent of the equity compensation award granted as TSR-based performance shares can be earned based on the TSR of the Company’s stock compared to the TSR of a peer group over the performance period of March 24, 2016 through December 31, 2018. We define TSR as the change in the fair market value, adjusted for dividends, of the Company’s common stock. The target number of TSR-based performance shares was determined by dividing the amount of the equity compensation award allocated to TSR performance by the closing price of the Company’s common stock on the date of grant. The number of TSR-based performance shares earned can vary from zero to 200 percent of the target number of performance shares granted. The potential award levels are as follows (straight-line mathematical interpolation between 25th percentile and 50th percentile and between 50th percentile and 75th percentile):

Relative TSR Performance	Performance Shares Earned (% of Target)
75th Percentile or Higher	200%
50th Percentile	100%
25th Percentile	25%
Less than 25th Percentile	0%

MYR GROUP INC. | 2017 PROXY STATEMENT

The Compensation Committee selected the TSR peer group based on each company’s industry and operational comparability. The 2016 TSR peer group was comprised of the companies that are in either the peer group used in the stock performance graph in our Annual Report on Form 10-K for the year ended December 31, 2015 (“2015 Form 10-K”) or the Peer Group used to set 2016 executive compensation. Cal Dive International, Inc. was removed from the TSR peer group from prior years as it is not included in the 2016 executive compensation Peer Group. McDermott International, Inc. was added to the 2016 executive compensation Peer Group, therefore it was included in the 2016 TSR peer group. In order to be counted in the final TSR calculations, a company must remain publicly traded during the entire performance period. The peer group of companies used for evaluating the Company’s relative TSR performance for the 2016 grant of TSR-based performance shares are as follows:

TSR PEER GROUP FOR 2016

• Aegion Corporation	• Matrix Service Company
• Ameresco, Inc.	• McDermott International, Inc.
• Astec Industries, Inc.	• Newpark Resources, Inc.
• Comfort Systems USA, Inc.	• Orion Marine Group, Inc.
• Dycom Industries, Inc.	• Primoris Services Corporation
• Emcor Group	• Quanta Services, Inc.
• Granite Construction Incorporated	• Sterling Construction Company, Inc.
• Great Lakes Dredge & Dock Co.	• Team, Inc.
• IES Holdings, Inc.	• Tetra Tech, Inc.
• Layne Christensen Company	• TRC Companies, Inc.
• Mastec, Inc.	• Willbros Group Inc.

2016 Grants of Equity Awards

With respect to each named executive officer, the Compensation Committee considered the Mercer Executive Compensation Review, compensation levels of executive officers of our Peer Group, compensation objectives of retention and stockholder value creation and individual and corporate performance, and approved equity award grants to our named executive officers in the following amounts based on grant-date fair value, consistent with the presentation in the 2016 Summary Compensation Table:

	Value of 2016 Equity Grants by Grant Type
Named Executive Officer	Nominal Value of Equity Awards ($)	Value of Restricted Stock ($)	Value of ROIC Performance Shares ($)(1)	Value of TSR Performance Shares ($)(1)
William A. Koertner	1,161,950	464,790	348,586	348,574
Tod M. Cooper	349,962	139,993	104,983	104,986
Gerald B. Engen, Jr.	349,962	139,993	104,983	104,986
Betty R. Johnson	399,955	159,985	119,977	119,993
Richard S. Swartz, Jr.(2)	649,935	364,972	142,492	142,471
(1)	The 2016 ROIC-based performance shares are earned over a performance period of three years from January 1, 2016 through December 31, 2018 and the 2016 TSR-based performance shares are earned over a performance period running

MYR GROUP INC. | 2017 PROXY STATEMENT

from March 24, 2016 through December 31, 2018. The values of the performance shares have been calculated taking into consideration the probable outcome of the respective performance conditions as of the grant date. The 2016 ROIC-based performance shares are valued at the closing price of our common stock on the grant date. Because TSR is a market-based performance metric, the Company used a Monte Carlo simulation model to calculate the fair value of the grant of TSR-based performance shares in accordance with FASB ASC Topic 718, which resulted in a fair value of $33.35 per share.
(2)	The value of Mr. Swartz’s restricted stock grant includes a one-time grant of a number of whole shares of restricted stock equal to $175,000 divided by the closing price of the Company’s common stock on the date of grant to Mr. Swartz relating to his promotion to Executive Vice President and Chief Operating Officer effective September 1, 2016 that vests ratably over three years with the first installment vesting on the first anniversary of the date of grant.

2014 Performance Shares Vesting in 2016

The Compensation Committee granted performance share awards in 2014 for the performance period running from January 1, 2014 through December 31, 2016 (the “2014 Performance Period”). The performance shares granted in 2014 were earned based on achievement compared to a target level of ROIC, defined as net income, less any dividends, divided by stockholders’ equity plus net debt (total debt less cash and marketable securities) (“2014 ROIC”) and relative TSR compared to a peer group set at the beginning of the 2014 Performance Period and otherwise contain terms consistent with the performance shares granted in 2016 described above. The 2014 ROIC threshold, target and maximum for the 2014 Performance Period was 7.5%, 12.0% and 15.0%, respectively. Based on the three-year average 2014 ROIC of 11.7% for the 2014 Performance Period, 96.9% of the target performance shares awarded were earned. For the 2014 Performance Period, the TSR of the Company’s stock ranked at the 64.1st percentile of the TSR peer group and 156.4% of the target TSR performance shares were earned. The chart below shows the performance share payouts in 2016 for each of our named executive officers that were awarded performance shares in 2014:

Named Executive Officer	Award Type	Target Award (Shares)	Earned Award (Shares)	Award Value at Vesting(1) ($)
William A. Koertner	ROIC	12,560	12,174	463,342
	TSR	12,560	19,643	747,613
Tod M. Cooper	ROIC	2,730	2,646	100,707
	TSR	2,730	4,269	162,478
Gerald B. Engen, Jr.	ROIC	4,138	4,011	152,659
	TSR	4,138	6,471	246,286
Richard S. Swartz, Jr.	ROIC	5,206	5,046	192,051
	TSR	5,206	8,142	309,885
(1)	Award value was based on the closing stock price of $38.06 on March 7, 2017, the vesting date.

2015 Performance Shares Vesting in 2017

The Compensation Committee also awarded performance shares in 2015 for the performance period running from January 1, 2015 through December 31, 2017 (the “2015 Performance Period”). These performance shares will be earned based on achievement compared to a target level of ROIC, defined as net income, less any dividends, divided by stockholders’ equity plus net debt (total debt less cash and marketable securities) (“2015 ROIC”) and relative TSR compared to a peer group for the performance period set at the beginning of the 2015 Performance Period and otherwise contain terms consistent with the performance shares granted in 2016 described above.

We do not publicly disclose specific, forward-looking target levels of ROIC for outstanding performance share awards because these target levels relate to executive compensation to be earned and/or paid in future years and do not reflect a fair understanding of the named executive officers’ compensation for 2016 and that information constitutes confidential commercial or financial information, the disclosure of which could cause us competitive harm with regard to short-term strategies and goals. We intend to

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disclose this information after the conclusion of the applicable performance period. When establishing the applicable target levels for the ROIC performance measure, we specifically considered how likely it will be for us to achieve the target levels. We believe that the threshold level will be appropriately difficult to attain, and that the target level will require considerable and increasing collective effort on the part of our employees, including our named executive officers, to achieve. Achievement of the maximum level is considered to be a stretch goal given current market conditions. Under the terms of the grant agreements, a named executive officer may earn a pro-rata share of performance shares in the event of his or her death, disability, retirement after reaching normal retirement age (as such is defined in the Social Security Act of 1935, as amended) or termination without “cause” or for “good reason.” The vesting of performance shares may be accelerated in the event of a named executive officer’s termination without “cause” or for “good reason” following a “change in control.” Additional information regarding these awards may be found in the 2016 Summary Compensation Table, the 2016 Grants of Plan-Based Awards Table and under “Potential Payments Upon Termination or Change in Control.”

Other Compensation

At its discretion, the Compensation Committee may authorize profit sharing contributions to the Diversified Holdings Savings Plan (our 401(k) plan) accounts of our employees, including our named executive officers, subject to applicable limitations. For 2016, we paid 3.0% of salary in profit sharing contributions.

Additionally, our employees, including our named executive officers, receive matching contributions under our 401(k) plan. We match 100% of an employee’s contributions up to the first 6% of such employee’s salary, up to the maximum allowed by the plan.

Each named executive officer is eligible to utilize the financial planning service offered by the Company as a perquisite. In 2016, none of the named executive officers elected to use this service.

Each named executive officer is also eligible to participate in all other benefit plans and programs that are or in the future may be available to our other executive employees, including any health insurance or health care plan, life insurance, disability insurance, retirement plan, vacation and sick leave plan and other similar plans. In addition, each named executive officer is eligible for certain other benefits that are generally available to our employees, including reimbursement of business and entertainment expenses, reimbursement of relocation expenses and perquisites, including the choice of a car allowance or the use of a company car with a gas card. The Board may revise, amend or add to the executive officer’s benefits and perquisites as it deems advisable.

The benefits described in this section are paid to remain competitive in the marketplace. Amounts relating to certain of these benefits may be found in the “All Other Compensation” column of the 2016 Summary Compensation Table.

Exercise of Discretion in Executive Compensation Decisions

The Compensation Committee has complete discretion to withhold payment of an award under our SMIP regardless of whether we or our named executive officers have successfully met the goals set under the SMIP. For 2016, the Compensation Committee did not exercise such discretion in the payment or non-payment of SMIP awards to our named executive officers.

The Compensation Committee has the authority and discretion to determine who receives and the nature of equity compensation grants under our long-term incentive plans. The Compensation Committee also has the authority to cancel outstanding grants and substitute new grants of the same or different number of shares of stock and having exercise prices that may be the same or different than the exercise price of the cancelled grants or amend the terms of outstanding grants, provided that such amendment does not impair the rights of the grantee without the grantee’s consent. Our long-term incentive plans prohibit the repricing of outstanding stock options or stock appreciation rights (“SARs”) without stockholder approval.

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Employment Agreements, Severance Benefits and Change in Control Provisions

In connection with our private placement in 2007, we entered into employment agreements with each of the individuals serving as named executive officers at the time. These employment agreements remain in place with Messrs. Koertner, Engen and Swartz. Mr. Koertner’s employment agreement was amended and restated as of January 1, 2017 (the “Koertner Employment Agreement”) when he stepped down from his roles of President and CEO. Ms. Johnson entered into an employment agreement in connection with her appointment as Senior Vice President, Chief Financial Officer and Treasurer in October 2015. Mr. Cooper entered into an employment agreement in April 2015 in connection with his appointment as a Senior Vice President. Ms. Johnson’s and Messrs. Cooper, Engen and Swartz’s employment agreements (each an “Employment Agreement” and collectively, the “Employment Agreements”) and the Koertner Employment Agreement provide for severance payments and benefits upon a termination of a named executive’s employment without “cause” or for “good reason,” as further described below under “Executive Compensation Tables — Employment Agreements.” We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to named executive officers. We view the cash severance and continuation of health and welfare benefits as appropriate for the named executive officers who may not be in a position to readily obtain comparable employment within a reasonable period of time due to the restrictive covenants, including a one-year non-compete covenant, in the Employment Agreements and the Koertner Employment Agreement.

In addition, the Employment Agreements provide for additional severance payments and benefits upon a termination of a named executive’s employment without “cause” or for “good reason” within one year following a change in control (in other words, only on a so-called “double trigger” basis). We believe that providing change in control benefits reduces the reluctance of our named executive officers to pursue potential change in control transactions that may be in our best interest while simultaneously preserving neutrality in negotiating and executing transactions that are favorable to us. The Koertner Employment Agreement does not include any additional severance benefits should a termination occur after a change in control. Since 2011, the Compensation Committee has maintained a policy that it will not include gross-up payments for excise taxes as a result of a change in control pursuant to any new employment agreement. Accordingly, Ms. Johnson’s employment agreement and Mr. Cooper’s employment agreement do not include any provisions to provide gross-up payments for excise taxes as a result of a change in control. Details regarding severance payments and benefits payable upon a termination of a named executive officer’s employment following a change in control are described under “Executive Compensation Tables — Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”

Deductibility of Executive Compensation

In developing the compensation packages for the named executive officers, the Compensation Committee considered the deductibility of executive compensation under Section 162(m) of the Code. Section 162(m) generally disallows a tax deduction for compensation that we pay to our CEO or any of the next three most highly compensated executive officers (other than our Chief Financial Officer) to the extent that the compensation for any such individual exceeds $1,000,000 in any taxable year. However, this deduction limitation does not apply to compensation that qualifies as “performance-based” under Section 162(m). In order to maintain flexibility in making compensation decisions, the Compensation Committee has not adopted a policy requiring all compensation to be deductible under Section 162(m) of the Code. Portions of the compensation we pay to certain of the named executive officers may not be deductible due to the application of Section 162(m) of the Code and the Committee may from time to time approve compensation that is not deductible under Section 162(m) if it determines that it is in our best interest to do so.

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Stock Ownership Guidelines and Retention

In order to align the interests of our executives with those of our stockholders, we require our named executive officers to attain levels of beneficial stock ownership measured based on a multiple of his or her annual base salary, as set forth below:

Position	Stock Ownership Guideline
Chief Executive Officer	5× base salary
All Other Named Executive Officers	3× base salary

The stock ownership guidelines require named executive officers to attain levels of beneficial stock ownership within five years from the later of March 31, 2011 and the date of the named executive officer’s appointment to a position subject to the guidelines and three years from the effective date of an increase in compensation. We have adopted retention requirements with respect to these stock ownership guidelines whereby named executive officers are expected to retain the net shares received through an exercise of stock options and the vesting of restricted stock and performance shares if they have not reached the applicable stock ownership guidelines.

The following table sets forth each named executive officer’s ownership value as of March 7, 2017:

Name	Share Ownership(1)	Market Value ($)(2)	Ownership Guideline	Current Ownership Multiple
William A. Koertner(3)	316,654	13,118,975	3.0x	37.5x
Betty R. Johnson(4)	15,127	626,706	3.0x	1.7x
Tod M. Cooper(5)	16,760	694,367	3.0x	1.9x
Gerald B. Engen, Jr.	75,644	3,133,931	3.0x	8.6x
Richard S. Swartz, Jr.(6)	57,375	2,377,046	5.0x	4.2x
(1)	The amounts in this column were calculated in accordance with the stock ownership guidelines and include vested but unexercised stock options and exclude unvested restricted stock and unvested performance shares.
(2)	The amounts in this column were calculated in accordance with the stock ownership guidelines based on the highest reported share price for the year ended December 31, 2016 of $41.43.
(3)	Mr. Koertner became subject to the stock ownership guidelines for other named executive officers on January 1, 2017.
(4)	Ms. Johnson became subject to the stock ownership guidelines for other named executive officers in 2015 upon her appointment as Senior Vice President, Chief Financial Officer and Treasurer.
(5)	Mr. Cooper became subject to the stock ownership guidelines for other named executive officers in 2015 upon his appointment as Senior Vice President.
(6)	In connection with his promotion to President and CEO effective January 1, 2017, Mr. Swartz became subject to the CEO ownership guideline on January 1, 2017.

Trading Restrictions

We also have an insider trading policy which, among other things, prohibits named executive officers from hedging the economic risk of their stock ownership, holding shares of the Company’s common stock in a margin account or pledging shares as collateral for a loan. Among other restrictions, the policy also prohibits trading in our securities outside of specific window periods and without pre-clearance. The policy also prohibits short-selling of the Company’s securities.

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Clawback Arrangements

Each of the agreements underlying equity awards granted to our named executive officers under our 2007 LTIP permits the Compensation Committee to cause us to recover shares of common stock or cash paid to the named executive officer with respect to the applicable award if:

•	we restate any part of our financial statements for any fiscal year or years covered by the respective award due to a material noncompliance with any applicable financial reporting requirement; and
•	the Compensation Committee determines that the respective named executive officer is personally responsible for causing the restatement as a result of his or her personal misconduct or any fraudulent activity on the part of the named executive officer.

For grants of restricted stock and phantom stock units, we may recover any shares that vested within the period of 18 months prior to the restatement or the net proceeds of any sales of such shares. With respect to performance shares, the amount of any cash or shares recoverable is limited to the amount by which the payments exceeded the amount that would have been paid to the named executive officer had our financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Compensation Committee. In the case of stock options, to the extent an applicable named executive officer exercises a stock option within a period of 18 months prior to the restatement, we may recover from the named executive officer any equity acquired by the named executive officer or any net proceeds of any exercises and sales.

CONCLUSION OF THE CD&A

We have designed and administer our compensation programs in a manner that emphasizes the retention of our named executive officers and rewards them appropriately for positive results. We monitor the programs in recognition of the dynamic marketplace in which we compete for talent and will continue to emphasize pay-for-performance and equity-based incentive plans that reward our named executive officers for results aligned with the interests of our stockholders.

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EXECUTIVE COMPENSATION TABLES

2016 SUMMARY COMPENSATION TABLE

The following table shows the compensation earned by our named executive officers for the fiscal years ended December 31, 2016, 2015, 2014:

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Comp(3) ($)	All Other Comp(4) ($)	Total ($)
William A. Koertner Executive Chairman; Former President and CEO	2016	615,000	—	1,161,950	—	644,342	30,450	2,451,742
	2015	611,250	—	1,210,809	—	494,729	36,825	2,353,613
	2014	600,000	—	1,109,590	—	866,337	41,100	2,617,027
Betty R. Johnson Senior Vice President, Chief Financial Officer and Treasurer	2016	357,500	—	399,955	—	244,187	30,450	1,032,092
	2015	67,308	101,826	199,993	—	—	8,650	377,777
Tod M. Cooper Senior Vice President	2016	340,687	—	349,962	—	232,054	23,850	946,553
	2015	326,813		380,147	—	189,108	24,536	920,604
Gerald B. Engen, Jr. Senior Vice President, Chief Legal Officer and Secretary	2016	362,250	—	349,962	—	246,741	25,441	984,394
	2015	351,500	—	398,848	—	203,393	32,530	986,271
	2014	341,500	—	365,553	—	316,669	38,750	1,062,472
Richard S. Swartz, Jr. President and CEO	2016	431,277	—	649,935	—	338,944	26,670	1,446,826
	2015	389,000	—	501,846	—	238,776	28,699	1,158,321
	2014	376,500	—	459,903	—	376,007	37,500	1,249,910
(1)	Represents the $100,000 sign-on cash bonus Ms. Johnson received upon her appointment on October 19, 2015 and amounts reimbursed to Ms. Johnson for COBRA payments.
(2)	Represents the aggregate grant date fair value of stock awards, including restricted stock and performance shares granted under the 2007 LTIP during the applicable period in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts and vesting details are included in footnote 13 to our audited consolidated financial statements for the fiscal year ended December 31, 2016 included in our 2016 Form 10-K. The values of the performance shares have been calculated taking into consideration the probable outcome of the respective performance conditions as of the grant date. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by the officers. Below is a breakout of the 2016 performance share grant date fair values assuming probable performance and maximum performance (in the case of maximum, based on the maximum number of shares multiplied by the fair value on the grant date):

Named Executive Officer	Probable Performance ($)	Maximum Performance ($)
William A. Koertner	697,160	1,394,320
Betty R. Johnson	239,970	479,940
Tod M. Cooper	209,969	419,938
Gerald B. Engen, Jr.	209,969	419,938
Richard S. Swartz, Jr.	284,963	569,926
(3)	Represents the dollar value of the cash awards earned under our SMIP for fiscal 2016, 2015 and 2014 for Messrs. Koertner, Engen and Swartz. Represents the dollar value of the cash awards earned under our SMIP for fiscal 2016 and 2015 for

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Mr. Cooper. Represents the dollar value of the cash awards earned under our SMIP for fiscal 2016 for Ms. Johnson. Ms. Johnson was not eligible to participate in the SMIP until 2016. For further details regarding the SMIP, see “Compensation Discussion and Analysis — Analysis of 2016 Compensation Decisions and Actions — 2016 Short-Term Incentive Compensation” above.
(4)	The following supplemental table describes the items of compensation reported in this column for fiscal 2016:

Name	401(k) Matching Contribution ($)	Profit Sharing Contribution ($)	Automobile and Other Travel Expenses ($)(a)
William A. Koertner	15,900	7,950	6,600
Betty R Johnson	15,900	7,950	6,600
Tod M. Cooper	15,900	7,950	—
Gerald B. Engen, Jr.	15,900	7,950	1,591
Richard S. Swartz, Jr.	15,900	7,950	2,820
a.	Represents the named executive officer’s personal use of a company automobile or automobile and fuel allowance and related expenses and reimbursements for certain personal travel-related expenses.

2016 GRANTS OF PLAN-BASED AWARDS

The following table sets forth the estimated future payouts for grants of awards made to each of the named executive officers under the SMIP and 2007 LTIP for 2016:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards(3) (#)	All Other Option (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William A. Koertner		307,500	615,000	1,230,000
	3/24/16				12,340	24,680	49,360				697,160
	3/24/16							18,971	—	—	464,790
Betty R. Johnson		116,188	232,375	464,750
	3/24/16				4,247	8,495	16,990				239,970
	3/24/16							6,530	—	—	159,985
Tod M. Cooper		110,723	221,447	442,894
	3/24/16				3,716	7,433	14,866				209,969
	3/24/16							5,714	—	—	139,993
Gerald B. Engen, Jr.		117,731	235,462	470,925
	3/24/16				3,716	7,433	14,866				209,969
	3/24/16							5,714	—	—	139,993
Richard S. Swartz, Jr.		161,729	323,458	646,915
	3/24/16				5,044	10,088	20,176				284,963
	3/24/16							7,755	—	—	189,998
	9/1/16							5,982	—	—	174,974
(1)	The target amounts represent the potential cash payout if performance is at target levels under the SMIP. For further details regarding the SMIP, see “Compensation Discussion and Analysis — Analysis of 2016 Compensation Decisions and Actions — 2016 Short-Term Incentive Compensation” above. Actual amounts awarded under the SMIP were paid in 2017 and are disclosed in the 2016 Summary Compensation Table.
(2)	These columns contain the performance-based awards only and are split between 2016 ROIC-based performance shares and TSR-based performance share awards. The “Target” column represents the number of shares payable if the target 2016 ROIC and TSR levels are met. The “Threshold” column represents the number of shares payable if the minimum performance target is met. The “Maximum” column represents the maximum number of shares payable if the maximum performance target is exceeded. The 2016 ROIC-based performance shares will be earned over a performance period of three years and TSR-based performance shares will be earned over a performance period running from March 24, 2017 through December 31, 2018.
(3)	All restricted stock awards were granted under the 2007 LTIP. The restricted stock awards granted on March 24, 2016 to Messrs. Koertner, Cooper, Engen and Swartz and Ms. Johnson will vest ratably over a three-year period. This column includes a one-time grant of a number of whole shares of restricted stock equal to $175,000 divided by the closing price of

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the Company’s common stock on the date of grant to Mr. Swartz relating to his promotion to Executive Vice President and Chief Operating Officer effective September 1, 2016 that will vest in equal, annual installments over a period of three years with the first installment vesting on the first anniversary of the date of the grant.
(4)	Represents the aggregate grant date fair value of restricted stock and performance shares granted under the 2007 LTIP during the fiscal year ended December 31, 2016 in accordance with FASB ASC Topic 718. The values of the performance shares have been calculated taking into consideration the probable outcome of the respective performance conditions as of the grant date. The fair value per share of the restricted stock and 2016 ROIC-based performance awards granted on March 24, 2016 was $24.50. The fair value per share of the TSR-based performance awards granted on March 24, 2016, which are based on a market-based measure, was $33.35 which was determined using a Monte Carlo simulation. Assumptions used in the calculation of these amounts and vesting details are included in footnote 13 to our audited consolidated financial statements for the fiscal year ended December 31, 2016 included in our 2016 Form 10-K. These amounts reflect our accounting expense for these awards and may not correspond to the actual value that may be recognized by the officers.

EMPLOYMENT AGREEMENTS

Under each Employment Agreement and the Koertner Employment Agreement, the officer is eligible to receive salary, an annual target bonus, as defined under the SMIP, use of a company car and gas card or a car allowance in accordance with the Company’s policy, and is eligible to participate in all incentive, 401(k), profit sharing, health and welfare benefit plans, policies and arrangements applicable generally to our other similarly-situated executive officers. Subject to prior notice, and except for the Koertner Employment Agreement, which expires by its terms on March 31, 2018, each Employment Agreement automatically renews annually for an additional one-year term.

Each Employment Agreement and the Koertner Employment Agreement contain non-competition covenants restricting the ability of the named executive officer to compete with us, to solicit our clients or to recruit our employees during the term of his or her employment and for a period of one year thereafter and prohibiting him from disclosing confidential information and trade secrets at any time during or after his or her employment.

Each Employment Agreement and the Koertner Employment Agreement generally terminates upon the named executive officer’s:

•	death;
•	disability;
•	termination for cause by the Company or without good reason by the employee;
•	termination without cause or for good reason; or
•	for the Employment Agreements only, termination without cause or for good reason following a “Change in Control” (as defined in each Employment Agreement and generally described below).

If termination results from any of the foregoing, each named executive officer would be entitled to all compensation earned and all benefits and reimbursements due through the date of termination.

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Additionally, if termination results from any of the reasons below, Ms. Johnson and Messrs. Cooper, Engen and Swartz would be entitled to the following additional payments and/or benefits under their Employment Agreement:

Reason for Termination	Potential Payment(s)
Disability	Long-term disability benefits pursuant to the terms of any long-term disability policy provided to similarly-situated employees of the Company in which the named executive officer participates.
Without cause or for good reason	Lump-sum payment of twice the named executive officer’s base salary and target annual incentive.
Company-funded benefit continuation coverage for the named executive officer and eligible dependents for a period of two years, subject to forfeiture in the event the named executive officer breaches the restrictive covenants or becomes reemployed in the two-year period following his or her termination.
Without cause or for good reason within 12 months following a change in control, a so-called “double trigger” provision	Lump-sum payment of three times the named executive officer’s base salary and target annual incentive.

Company-funded benefit continuation coverage for the named executive officer and eligible dependents for a period of two years, subject to forfeiture in the event the named executive officer becomes reemployed in the two-year period following his or her termination.

Gross-up payments for excise taxes, under Messrs. Engen and Swartz employment agreements (the Company does not include such payments in new employment agreements for named executive officers, including Mr. Cooper and Ms. Johnson’s employment agreements).

If Mr. Koertner’s termination results from either of the reasons below, he would be entitled to the following additional payments and/or benefits under the Koertner Employment Agreement:

Reason for Termination	Potential Payment(s)
Disability	Long-term disability benefits pursuant to the terms of any long-term disability policy provided to similarly-situated employees of the Company in which the named executive officer participates.
Without cause or for good reason	An amount equal to his base salary from the date of such termination through March 31, 2018.

An amount equal to his target bonus if such termination occurs before December 31, 2017.

An amount equal to the value of forfeited stock and target performance shares, at market price on the date of termination.

Each Employment Agreement and the Koertner Employment Agreement generally defines “cause” as a named executive officer’s:

•	material breach of the non-competition provisions of the named executive officer’s Employment Agreement;
•	commission of a criminal act by the named executive officer against the Company, including but not limited to fraud, embezzlement or theft;

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•	conviction or plea of no contest or nolo contendre to a felony or any crime involving moral turpitude; or
•	failure or refusal to carry out, or comply with, in any material respect, any lawful directive of the Board that is not cured within 30 days after the receipt of written notice from the Company.

“Good reason” exists under each Employment Agreement and the Koertner Employment Agreement if, among other things, such named executive officer’s base salary and/or annual target bonus opportunity is reduced, his or her duties are materially reduced, he or she is required to relocate to a work site more than 50 miles from his or her current work site or if the Company materially breaches a material provision of the named executive officer’s Employment Agreement and fails to cure such breach within 30 days of the receipt of written notice of the breach.

Except for the Koertner Employment Agreement, which provides for no additional severance benefits in the event of a change in control, each Employment Agreement generally defines a “change in control” as the occurrence of a “change in the ownership of the Company,” a “change in the effective control of the Company” or a “change in the ownership of a substantial portion of the Company’s assets” as defined in Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii), respectively. As described above, if a named executive officer is terminated without cause or for good reason within 12 months following a “change in control,” the named executive officer would be entitled to all compensation earned and all benefits and reimbursements due through the date of termination, as well as to lump-sum payment of three times the named executive officer’s base salary, three times target annual incentive and company-funded benefit continuation coverage for the named executive officer and eligible dependents for a period of two years, subject to forfeiture in the event the named executive officer becomes reemployed in the two-year period following his or her termination and, under Messrs. Engen and Swartz’s employment agreements only, gross-up payments for any excise taxes incurred under Sections 280G of the Code.

The foregoing descriptions of the terms of the Employment Agreements and the Koertner Employment Agreement are qualified in their entirety by reference to the terms and conditions of such agreements that the Company has filed with the SEC.

“Change in control” is similarly defined in the 2007 LTIP and the proposed 2017 LTIP. Under the terms of the long-term incentive plans, award agreements may provide for the effect of a change in control which may include any one or more of the following:

•	the acceleration or extension of time periods for purposes of exercising, vesting in or realizing gain from any award granted under the 2007 LTIP and, subject to stockholder approval, the 2017 LTIP;
•	the waiver or modification of performance or other conditions related to the payment or other rights under an award;
•	provision for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee; or
•	other modifications or adjustments to an award as the Compensation Committee deems appropriate to maintain and protect the rights and interests of plan participants upon or following a change in control.

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OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR END

The following table sets forth for each named executive officer outstanding equity awards as of the end of the 2016 fiscal year:

	OPTION AWARDS				STOCK AWARDS
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable) (b)(1)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares of Stock That Have Not Vested (#) (f)		Market Value of Shares of Stock That Have Not Vested ($) (g)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (h)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (i)(2)
William A. Koertner	3/24/11	25,258	24.18	3/24/21
	3/23/12	35,635	17.48	3/23/22
	3/25/13	34,065	24.68	3/25/23
	3/23/12				3,432	(3)	129,318
	3/25/13				6,483	(3)	244,279
	3/24/14				5,582	(3)	210,330
	3/24/15				9,151	(3)	344,810
	3/24/16				18,971	(3)	714,827
	3/24/15							20,590	(4)	775,831
	3/24/16							24,680	(5)	929,942
Betty R. Johnson	12/20/07	4,000	13.00	12/20/17
	10/19/15				8,861	(6)	333,882
	3/24/16				6,530	(3)	246,050
	3/24/16							8,495	(5)	320,092
Tod M. Cooper	3/24/10	1,911	17.18	3/24/20
	3/24/11	1,403	24.18	3/24/21
	3/23/12	2,969	17.48	3/23/22
	3/25/13	2,129	24.68	3/25/23
	3/23/12				286	(3)	10,776
	3/25/13				405	(3)	15,260
	8/12/13				6,708	(7)	252,757
	3/24/14				1,213	(3)	45,706
	3/24/15				2,873	(3)	108,255
	3/24/16				5,714	(3)	215,304
	3/24/15							6,464	(4)	243,564
	3/24/16							7,433	(5)	280,075
Gerald B. Engen, Jr.	3/24/10	9,559	17.18	3/24/20
	3/23/12	10,294	17.48	3/23/22
	3/23/12				992	(3)	37,379
	3/25/13				1,620	(3)	61,042
	3/24/14				1,839	(3)	69,294
	3/24/15				3,015	(3)	113,605
	3/24/16				5,714	(3)	215,304
	3/24/15							6,782	(4)	255,546
	3/24/16							7,433	(5)	280,075
Richard S. Swartz, Jr.	3/24/11	8,419	24.18	3/24/21
	3/25/13	9,935	24.68	3/25/23
	3/23/12				1,144	(3)	43,106
	3/25/13				1,891	(3)	71,253
	3/24/14				2,314	(3)	87,192
	3/24/15				3,793	(3)	142,920
	3/24/16				7,755	(3)	292,208
	9/1/16				5,982	(8)	225,402
	3/24/15							8,534	(4)	321,561
	3/24/16							10,088	(5)	380,116
(1)	All options were granted under the stockholder-approved 2007 LTIP and were fully vested and exercisable as of December 31, 2016.

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(2)	The closing price of $37.68 of the Company’s shares on December 30, 2016 was used to determine the market values shown in columns (g) and (i).
(3)	The restricted stock awards granted on March 23, 2012 and March 25, 2013 vest ratably over a five-year period while the restricted stock awards granted on March 24, 2014, March 24, 2015, and March 24, 2016 vest ratably over a three-year period. These restricted stock awards are subject to certain clawback provisions.
(4)	These performance share awards will cliff vest on December 31, 2017, and are split evenly between the achievement of certain specified levels of the Company’s 2015 ROIC over a performance measurement period from January 1, 2015 to December 31, 2017 and the Company’s relative TSR compared to a peer group of companies from January 1, 2015 to December 31, 2017. These performance stock awards are subject to certain clawback provisions. Target award shown: ROIC-based award may be earned between threshold (50% of target) and maximum (200% of target) and TSR-based award may be earned between threshold (25% of target) and maximum (200% of target), although the minimum payout for either award is zero.
(5)	These performance share awards will cliff vest on December 31, 2018, and are split between the achievement of certain specified levels of the Company’s 2016 ROIC over a performance measurement period from January 1, 2016 to December 31, 2018 and the Company’s relative TSR compared to a peer group of companies from March 24, 2016 to December 31, 2018. These performance stock awards are subject to certain clawback provisions. Target award shown: 2016 ROIC-based awards may be earned between threshold (50% of target) and maximum (200% of target) and TSR-based award may be earned between threshold (25% of target) and maximum (200% of target), although the minimum payout for either award is zero.
(6)	This restricted stock award was granted to Ms. Johnson upon her appointment as Senior Vice President, Chief Financial Officer and Treasurer. The award will cliff vest on October 19, 2020. This restricted stock award is subject to certain clawback provisions.
(7)	This restricted stock award was granted to Mr. Cooper upon his appointment as Senior Vice President. The award will cliff vest on August 12, 2018. This restricted stock award is subject to certain clawback provisions.
(8)	This restricted stock award was granted to Mr. Swartz upon his appointment as Executive Vice President and Chief Operating Officer. The award will vest ratably over a three-year period. This restricted stock award is subject to certain clawback provisions.

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2016 OPTION EXERCISES AND STOCK VESTED

The following table sets forth for each named executive officer the activity for stock option exercises and vesting of stock awards during the year ended December 31, 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)(2)	Value Realized Upon Vesting ($)(3)
William A. Koertner	138,679	2,586,443	51,129	1,685,506
Betty R. Johnson	4,000	102,082	—	—
Tod M. Cooper	9,212	145,107	10,191	343,564
Gerald B. Engen, Jr.	47,812	839,304	16,346	543,019
Richard S. Swartz, Jr.	53,437	1,105,269	27,001	837,613
(1)	Amounts reflect the difference between the exercise price of the option and the market price of our common stock at the time of exercise.
(2)	The amounts shown include restricted stock that vested on March 23, March 24, and March 25, 2016 and performance shares awarded for the 2014 Performance Period which ended on December 31, 2016. For Mr. Swartz, the amount shown also includes restricted stock that vested on May 12, 2016.
(3)	The amounts shown are calculated based on the closing market price of our common stock on the date of vesting.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described above under “Employment Agreements,” our named executive officers have severance and change in control clauses in their Employment Agreements. The following table summarizes and quantifies the compensation that would have become payable to each current named executive officer upon termination or a change in control (and qualifying termination) on December 31, 2016, given the named executive officers’ compensation and service levels as of such date:

Name	Benefit	Termination due to Disability(1)	Termination without Cause or for Good Reason(2)	Termination without Cause or for Good Reason within 12 months following a Change in Control(3)
William A. Koertner	Severance pay(4)	269,654	2,460,000	3,690,000
	Welfare benefits	17,958	85,848	85,848
	Accelerated equity(5)	2,448,879	2,448,879	3,349,337
	Total(6)	2,736,491	4,994,727	7,125,185
Betty R. Johnson	Severance pay(4)	146,077	1,188,000	1,782,000
	Welfare benefits	9,750	49,296	49,296
	Accelerated equity(5)	679,095	679,095	900,024
	Total(6)	834,922	1,916,391	2,731,320
Tod M. Cooper	Severance pay(4)	150,831	1,135,200	1,702,800
	Welfare benefits	9,750	46,608	46,608
	Accelerated equity(5)	302,071	302,071	495,379
	Total(6)	462,652	1,483,879	2,244,787
Gerald B. Engen, Jr.	Severance pay(4)	160,038	1,204,500	1,806,750
	Welfare benefits	18,252	95,928	95,928
	Accelerated equity(5)	753,755	753,755	1,032,245
	Total(6)	932,045	2,054,183	2,934,923
Richard S. Swartz, Jr.	Severance pay(4)	177,138	1,414,000	2,121,000
	Welfare benefits	18,252	97,680	97,680
	Accelerated equity(5)	1,194,215	1,194,215	1,563,758
	Total(6)	1,389,605	2,705,895	3,782,438
(1)	Represents the amount of salary continuation and other benefits to which the named executive officer is entitled under the terms of our long-term disability policy for a period of 180 days from the date of termination due to long-term disability. After six months of salary continuation, as provided by us, the named executive officer will be eligible for benefits under the terms of our long-term disability insurance plan, which provides a benefit equal to 60% of the named executive officer’s monthly base salary (up to a maximum monthly benefit of $10,000) until age 65 or older, as defined in the plan.
(2)	Represents the sum of (a) twice the sum of the named executive officer’s base salary and target annual incentive (for 2016, the target annual incentive was 100.0% of annual salary for Mr. Koertner, 75.0% of annual salary for Mr. Swartz and 65.0% of annual salary for Messrs. Cooper and Engen and Ms. Johnson) and (b) company-funded benefit continuation coverage for the named executive officer and eligible dependents under our welfare benefit plans in which the named executive officer is a participant for a period of two years.
(3)	Represents the sum of (a) three times the sum of the named executive officer’s base salary and target annual incentive (for 2016, the target annual incentive was 100.0% of annual salary for Mr. Koertner, 75.0% of annual salary for Mr. Swartz and 65.0% of annual salary for Messrs. Cooper and Engen and Ms. Johnson) and (b) company-funded benefit continuation coverage for the named executive officer and eligible dependents under our welfare benefit plans in which the named

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executive officer is a participant for a period of two years. Effective January 1, 2017, Mr. Koertner will not be entitled to additional payments or benefits for termination without cause or for good reason within twelve months of a change in control under the Koertner Employment Agreement.
(4)	Severance pay includes the named executive officer’s base salary and target annual incentive applicable to the type of severance or change in control payment shown.
(5)	Accelerated equity reflects the amount of compensation that each named executive officer would receive upon the accelerated vesting of any outstanding unvested stock-based awards as of the date of termination. Equity award agreements between the Company and a person who was a named executive officer at the time of the award contain an accelerated vesting clause. Equity awards made before an officer becomes a named executive officer are not subject to a similar accelerated vesting clause and will be forfeited upon termination. The compensation amount shown is for all awards made to Messrs. Engen, Koertner and Swartz and Ms. Johnson and for awards made in 2016 to Mr. Cooper and is based upon (a) the amount of unvested restricted shares outstanding as of December 31, 2016, (b) the amount of performance shares outstanding as of December 31, 2016 that are expected to be earned prorated for the length of service completed as of December 31, 2016 for termination without cause or for good reason or all performance shares outstanding for termination without cause or for good reason within 12 months following a change of control and (c) the closing market price of a share of our common stock as reported on the Nasdaq on December 30, 2016, which was $37.68 per share. The compensation amount for the unvested restricted stock is calculated by multiplying the number of shares of unvested restricted stock times the closing market price. The compensation amount for the unvested performance shares for termination without cause or for good reason is calculated by multiplying the unvested performance shares by the closing price and then multiplying that amount by the percentage earned (number of months the executive worked from date of grant to date of termination divided by the number of months in the vesting period for the performance shares). The compensation amount for unvested performance shares for termination without cause or for good reason within 12 months following a change of control is calculated by multiplying the unvested performance shares by the market closing price on the date of termination.
(6)	The amounts shown above do not include any gross-up payment which may be due with respect to the excise tax imposed pursuant to Section 4999 of the Code. Based on the following assumptions: a termination of employment without cause (or for good reason) on December 31, 2016 and a per share value on that date of $37.68 would have entitled these named executive officers to the following gross-up payments: $1,019,920 (Mr. Engen) and $1,482,620 (Mr. Swartz). Ms. Johnson and Mr. Cooper are not eligible to receive such gross-up. The foregoing does not take into account any values that could be attributed to a covenant not to compete. A covenant not to compete would reduce the amounts subject to an excise tax (and therefore potentially any amount necessary to gross up the executive in respect of such excise tax). Each of our executives is subject to a one-year non-compete.

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PROPOSAL 2. ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

As required under Section 14A of the Exchange Act, we are asking stockholders to approve an advisory resolution on the compensation of our named executive officers as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has designed our executive compensation program to align each named executive officer’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain the named executive officers who are crucial to our success. We urge stockholders to read the “Compensation Discussion and Analysis” and the related tables and narratives, which describe in more detail how our named executive officer compensation policies and procedures operate and how they achieve our compensation objectives. All of this information provides detailed discussion and analysis of the compensation of our named executive officers including the following:

•	We pay for performance. We align executive compensation with short-term and long-term Company-wide, business unit and individual performance. Generally, we target about half of our named executive officer compensation as performance-based compensation. In fiscal 2016, we exceeded the maximum performance level for one safety performance goal and did not meet the financial performance goal and one safety performance goal, resulting in slightly above target cash incentive payouts to our named executive officers.
•	We have compensation practices that ensure leadership, decision-making and actions that are aligned with our short- and long-term goals without taking inappropriate or unnecessary risks. The practices are discussed in detail in the “Compensation Discussion and Analysis” and include:
º	We have stock ownership guidelines for directors and executive officers;
º	We have a long-standing insider trading policy, which prohibits, among other activities, the pledging of and hedging transactions with respect to our common stock;
º	We offer limited executive officer perquisites; and
º	We periodically review the risk profile of our compensation programs and have significant risk mitigators, such as limits on incentive awards, stock holding requirements and clawback provisions.
•	The Compensation Committee acts prudently in making decisions. All members of the Compensation Committee are independent directors. The Compensation Committee has established a thorough process for the review and approval of compensation program design, practices and amounts awarded to our executive officers. The Compensation Committee engaged and received advice from an independent, third-party compensation consultant, and, using that advice, selected a peer group of companies to compare to our named executive officers’ compensation.

We ask our stockholders to participate annually in this review and indicate their support for our named executive officer compensation set forth in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy,

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policies and practices described in this Proxy Statement. We are asking our stockholders to vote “FOR” the following resolution at the 2017 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis”, the 2016 Summary Compensation Table and the other related tables and disclosures.”

The Say-on-Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we expect to consider our stockholders’ concerns and the Compensation Committee will evaluate whether any compensation actions are necessary to address those concerns.

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PROPOSAL 3. ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE OPTION OF ONCE “EVERY YEAR” AS THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

Section 14A of the Exchange Act provides that our stockholders be given the opportunity to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers, as we have done in Proposal 2 included in this Proxy Statement. By voting on this Proposal 3, stockholders may indicate whether they would prefer to vote on an advisory resolution on our named executive officer compensation once every one, two or three years.

Our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore recommends that you vote for a one-year interval for the advisory resolution on executive compensation.

In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, while our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board currently believes that an annual advisory vote on executive compensation is consistent with seeking input from, and engaging in discussions with, our stockholders on corporate governance matters. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years, every three years or abstain from voting when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure shall include the “Compensation Discussion and Analysis”, the Summary Compensation Table, and the other related tables and disclosure).”

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PROPOSAL 4. APPROVAL OF THE MYR GROUP INC. 2017 LONG-TERM INCENTIVE PLAN

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MYR GROUP INC. 2017 LONG-TERM INCENTIVE PLAN.

General

We are asking our stockholders to approve the MYR Group Inc. 2017 Long-Term Incentive Plan (the “2017 LTIP”). On February 23, 2017, upon recommendation of the Compensation Committee, our Board adopted, subject to the approval of our stockholders at the 2017 Annual Meeting, the 2017 LTIP to replace our 2007 Long-Term Incentive Plan (as amended and restated as of May 1, 2014) (the “2007 LTIP”). The 2007 LTIP was originally adopted by our Board on November 26, 2007 and approved by our stockholders on May 21, 2010 at our 2010 Annual Meeting of Stockholders, on May 5, 2011 at our 2011 Annual Meeting of Stockholders, and May 1, 2014 at our 2014 Annual Meeting of Stockholders.

The Board is recommending that the Company’s stockholders vote in favor of the 2017 LTIP, which will succeed the 2007 LTIP in its entirety. The 2017 LTIP will continue to provide the Board and Compensation Committee with the flexibility to design equity-based compensatory awards that are responsive to our business needs and authorizes a variety of awards designed to advance our interests and promote our long-term success.

If the 2017 LTIP is approved by our stockholders, it will become effective on the day of the 2017 Annual Meeting. Outstanding awards under the 2007 LTIP, however, will continue in effect in accordance with their terms. If the 2017 LTIP is not approved by our stockholders, no awards will be made under the 2017 LTIP, and the 2007 LTIP will remain in effect. However, our ability to grant certain performance-based awards may be limited.

Our principal reason for adopting the 2017 LTIP is to obtain stockholder approval of making 900,000 shares of common stock, par value $0.01 per share, available for awards under the 2017 LTIP. Stockholder approval of the 2017 LTIP is also intended to constitute approval of the material terms for “qualified performance-based compensation” under the 2017 LTIP for purposes of Section 162(m) of the Code. This approval is intended to give us the ability to potentially design certain types of awards under the 2017 LTIP so that they may be able to satisfy the requirements for “performance-based compensation,” and may permit us to benefit from certain tax deductions, under Section 162(m) of the Code.

The actual text of the 2017 LTIP is attached to this Proxy Statement as Appendix A. The following description of the 2017 LTIP is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.

Why We Recommend You Vote for Proposal 4:

The 2017 LTIP authorizes the Compensation Committee to provide equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance awards, phantom stock, stock bonuses and dividend equivalents for the purpose of providing our employees and directors incentives and rewards for performance. Some of the key features of the 2017 LTIP that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2017 LTIP is critical to achieving this success. We believe we would be at a severe competitive disadvantage if we could not use stock-based awards to recruit and compensate our officers, other employees and directors.

The use of our stock as part of our compensation program is also important to our continued success because we believe it fosters a pay-for-performance culture that is an important element of our overall

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compensation philosophy. We believe that equity compensation motivates employees to create stockholder value because the value employees realize from equity compensation is based on our stock price performance. Equity compensation also aligns the compensation interests of our employees with the investment interests of our stockholders and promotes a focus on long-term value creation because our equity compensation awards can be subject to vesting and/or performance criteria.

As of March 7, 2017, 621,691 shares remained available for issuance under the 2007 LTIP based on share counting mechanics under the 2007 LTIP and assuming all phantom stock vests and outstanding performance shares are settled at target levels, but decreased to 333,645 shares assuming all phantom stock vests and outstanding performance shares are settled at maximum levels. Additionally, we currently anticipate granting about $4.1 million in employee equity awards between the date of this Proxy Statement and March 31, 2017, but, despite any shares remaining available for issuance under the 2007 LTIP, after March 31, 2017, we will not grant any new awards under the 2007 LTIP (provided the 2017 LTIP is approved by our stockholders and becomes effective). If the 2017 LTIP is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align employee and director compensation interests with the investment interests of our stockholders. Replacing equity awards with cash would also increase cash compensation expense and use cash that would be better utilized if reinvested in our businesses or returned to our stockholders.

The following includes aggregated information regarding the overhang and dilution associated with the 2007 LTIP and the potential stockholder dilution that would result if our proposed 900,000 share allocation to the 2017 LTIP is approved. The information is as of March 7, 2017. As of that date, there were 16,413,780 shares of our common stock outstanding (and of this amount, 214,936 shares (1.3% of our outstanding shares) were represented by unvested restricted stock awards):

Under the 2007 LTIP:

•	Outstanding full-value awards (performance shares and phantom stock): assuming that the outstanding performance awards achieve target performance 152,503 shares would be issued (approximately 0.9% of our outstanding shares of common stock) (based on share counting mechanics under the 2007 LTIP, these shares would be counted as 305,006 shares);
•	Outstanding stock options: 234,021 shares (approximately 1.4% of our outstanding shares of common stock);
•	Total number of shares of common stock available for future awards under the 2007 LTIP after March 31, 2017: 0 shares (0% of our outstanding shares of common stock) (this is the case because, despite any shares remaining available for issuance under the 2007 LTIP, after March 31, 2017, we will not grant any new awards under the 2007 LTIP provided that the 2017 LTIP is approved by our stockholders and becomes effective); and
•	Total number of shares of common stock subject to outstanding awards as of March 7, 2017 (386,524 shares of common stock) represents a current overhang percentage of 2.4% under the 2007 LTIP as of that date. Additionally, we currently anticipate granting about $4.1 million in employee equity awards between the date of this Proxy Statement and March 31, 2017, but the specific details of these awards have not yet been finalized.

Under the 2017 LTIP:

•	Proposed shares of common stock available for future issuance under the 2017 LTIP: 900,000 shares of common stock; the new share request of 900,000 shares of common stock represents about 5.5% of our outstanding shares of common stock — this percentage reflects the dilution of our stockholders that would occur if the 2017 LTIP is approved.

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Total potential overhang or dilution under the 2007 LTIP and 2017 LTIP:

•	The total shares of common stock subject to outstanding awards as of March 7, 2017 (386,524 shares of common stock) plus zero shares available for future awards under the 2007 LTIP as of March 31, 2017 as described above, plus the proposed new shares available for future issuance under the 2017 LTIP (900,000 shares of common stock), represent a total fully-diluted overhang of 1,286,524 shares of common stock (7.8% of the outstanding shares) under the 2007 LTIP and 2017 LTIP (not including outstanding unvested restricted stock).

Based on the closing price for our common stock on March 7, 2017 of $38.06 per share, the aggregate market value as of that date of the new 900,000 shares requested for issuance under the 2017 LTIP was $34,254,000.

In 2014, 2015 and 2016, awards earned and granted under the 2007 LTIP covered 147,588 shares, 127,514 and 211,182 shares, respectively, of our common stock. Based on our basic weighted average of shares of common stock outstanding for those three years of 20,922,000, 20,557,000, and 17,109,000, respectively, for the three-fiscal-year period 2014 – 2016, our average burn rate, not taking into account forfeitures, was 0.8% (our individual years’ burn rates were 0.7% for fiscal 2014, 0.6% for fiscal 2015, and 1.2% for fiscal 2016).

In determining the number of shares to request for approval under the 2017 LTIP, our Compensation Committee worked with our management team (which received guidance from our proxy solicitor and consultant), to evaluate a number of factors including our institutional stockholder profile, share usage under the 2007 LTIP and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2017 LTIP.

If the 2017 LTIP is approved, we intend to utilize the shares authorized under the 2017 LTIP to continue our practice of incentivizing key individuals through annual equity grants. We currently anticipate that the shares requested in connection with approval of the 2017 LTIP will last for about three years based on historic grant rates, but could last for a shorter period of time if actual practice does not match historic rates. As noted in “Summary of Material Terms of the 2017 LTIP,” our Compensation Committee would retain full discretion under the 2017 LTIP to determine the number and amount of awards to be granted under the 2017 LTIP, subject to the terms of the 2017 LTIP, and future benefits or amounts that may be received by participants under the 2017 LTIP are not determinable at this time.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute stockholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.

In evaluating this Proposal 4, stockholders should consider all of the information in this proposal, including the information set forth under “Summary of Material Terms of the 2017 LTIP” below.

2017 LTIP Highlights

Administration.  The 2017 LTIP will generally be administered by the Compensation Committee.

Reasonable 2017 LTIP Limits.  Subject to adjustment as described in the 2017 LTIP, total awards under the 2017 LTIP are limited to 900,000 shares plus any shares of common stock that become available under the 2017 LTIP as a result of forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of awards. These shares may be shares of original issuance or treasury shares or a combination of the two.

The 2017 LTIP also provides that, subject to adjustment as described in the 2017 LTIP:

•	the aggregate number of shares of common stock actually issued or transferred upon the exercise of incentive stock options will not exceed 900,000 shares of common stock;
•	no participant will be granted stock options, in the aggregate, for more than 200,000 shares of common stock during any calendar year;

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•	no participant will be granted SARs, in the aggregate, for more than 100,000 shares of common stock during any calendar year;
•	no participant will be granted (1) awards of restricted stock that are Qualified Performance-Based Awards for more than 100,000 shares of common stock during any calendar year, (2) RSUs that are Qualified Performance-Based Awards for more than 100,000 shares of common stock during any calendar year, and (3) performance shares that are Qualified Performance-Based Awards for more than 100,000 shares of common stock during any calendar year;
•	no participant in any calendar year will receive an award of performance units that are Qualified Performance-Based Awards having an aggregate maximum value in excess of $3,750,000; and
•	no non-employee director will be granted, in any period of one calendar year, awards under the 2017 LTIP having an aggregate maximum value at the date of grant (calculating the value of any such awards based on the grant date fair value for financial reporting purposes), taken together with any cash fees payable to the non-employee director for the calendar year, in excess of $400,000.

A “Qualified Performance-Based Award” is any cash incentive award or award of performance shares, performance units, restricted stock, restricted stock units, or phantom stock to a covered employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

Allowances for Conversion Awards and Assumed Plans.  Shares of common stock issued or transferred under awards granted under the 2017 LTIP in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other 2017 LTIP limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2017 LTIP, under circumstances further described in the 2017 LTIP, but will not count against the aggregate share limit or other 2017 LTIP limits described above.

Limited Share Recycling Provisions.  Subject to certain exceptions described in the 2017 LTIP, if any award granted under the 2017 LTIP is cancelled or forfeited, expires or is settled for cash (in whole or in part) or is unearned, the shares of common stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the 2017 LTIP. The following shares of common stock will not be added (or added back, as applicable) to the aggregate share limit under the 2017 LTIP: (1) shares of common stock tendered or otherwise used in payment of the exercise price of a stock option granted under the 2017 LTIP, (2) shares of common stock withheld by us or tendered or otherwise used to satisfy a tax withholding obligation, and (3) shares of common stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2017 LTIP. Further, all shares of common stock covered by SARs that are exercised and settled in shares, whether or not all shares of common stock covered by the SARs are actually issued to the participant upon exercise, will not be added back to the aggregate number of shares available under the 2017 LTIP, as further described below.

No Repricing Without Stockholder Approval.  The repricing of options and SARs (outside of certain corporate transactions or adjustment events described in the 2017 LTIP or in connection with a “change in control”) is prohibited without stockholder approval under the 2017 LTIP.

Change in Control Definition.  The 2017 LTIP includes a definition of “change in control,” which is set forth below.

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Other Features.

•	The 2017 LTIP also provides that, except with respect to certain converted, assumed or substituted awards as described in the 2017 LTIP, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a share of our common stock on the date of grant.
•	The 2017 LTIP is designed to allow awards made under the 2017 LTIP to be Qualified Performance-Based Awards.

Section 162(m)

In addition to approving shares for awards under the 2017 Plan, stockholder approval of the 2017 LTIP is also intended to constitute approval of the material terms for “qualified performance-based compensation” under the 2017 LTIP for purposes of Section 162(m) of the Code. Section 162(m) of the Code generally disallows a deduction for certain compensation paid to our Chief Executive Officer and certain other executive officers in a taxable year to the extent that compensation to any such covered employee exceeds $1 million for such year. However, some types of compensation, including “qualified performance-based compensation” under Section 162(m) of the Code, are not subject to the deduction limit if the compensation satisfies the requirements of Section 162(m) of the Code. The deduction limit does not apply to compensation paid under a stockholder approved plan that meets certain requirements for “qualified performance-based compensation” under Section 162(m) of the Code. While we believe it is in the best interests of the Company and our stockholders to have the ability to potentially grant “qualified performance-based compensation” under Section 162(m) of the Code under the 2017 LTIP, we may decide to grant compensation to covered employees that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code under the 2017 LTIP, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.

Generally, compensation attributable to stock options, stock appreciation rights and other performance-based awards may be deemed to qualify as “qualified performance-based compensation” under Section 162(m) of the Code if: (1) the grant is made by a committee of outside directors for purposes of Section 162(m) of the Code; (2) the plan under which the award is granted states the maximum number of shares with respect to which share-based awards and the maximum amount of cash awards that may be granted to any individual during a specified period of time; and (3) the amount of compensation an individual may receive under the awards is based solely on the achievement of one or more pre-established performance goals which incorporate business criteria approved by stockholders (or, in the case of stock options or stock appreciation rights, the increase in the value of the shares after the date of grant). Stockholder approval of this proposal is intended to satisfy the stockholder approval requirements under Section 162(m) of the Code.

We are seeking stockholder approval of the material terms for “qualified performance-based compensation” under the 2017 LTIP, including the performance measures and applicable individual grant limits under the 2017 LTIP, as well as the individuals eligible to receive awards under the 2017 LTIP, to have the flexibility to potentially grant awards under the 2017 LTIP that may be fully deductible for federal income tax purposes. If our stockholders approve the material terms for “qualified performance-based compensation” under the 2017 LTIP, assuming that all other Section 162(m) requirements are met, we may be able to obtain tax deductions with respect to awards issued under the 2017 LTIP to our Section 162(m) executive officers without regard to the limitations of Section 162(m) through the 2022 Annual Meeting of Stockholders (in other words, for five years).

In particular, the 2017 LTIP includes a list of performance measures upon one or more of which the Compensation Committee must condition a grant or vesting of a Qualified Performance-Based Award pursuant to the 2017 LTIP, which measures are as follows (including relative or growth achievement regarding such metrics):

•	total shareholder return;

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•	stock price appreciation;
•	return on equity;
•	return on assets;
•	modified return on assets;
•	return on capital (including return on invested capital);
•	earnings per share;
•	EBIT (earnings before interest and taxes);
•	EBITDA (earnings before interest, taxes, depreciation and amortization);
•	ongoing earnings;
•	cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of costs of capital);
•	EVA (economic value added);
•	economic profit (net operating profit after tax, less a cost of capital charge);
•	SVA (stockholder value added);
•	revenues;
•	net income;
•	pre-tax income;
•	pre-tax income per share;
•	operating income;
•	pre-tax profit margin;
•	performance against business plan;
•	backlog;
•	customer service;
•	corporate governance quotient or rating;
•	market share;
•	employee satisfaction;
•	employee engagement;
•	supplier diversity;
•	workforce diversity;
•	operating margins;
•	credit rating;
•	dividend payments;
•	expenses;
•	fuel cost per million BTU;
•	costs per kilowatt hour;
•	retained earnings;

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•	completion of acquisitions, divestitures and corporate restructurings;
•	safety (including total OSHA recordable rate, OSHA lost time accident rate, lost workday severity rate, restricted workday severity rate, restricted workday incident rate, days away and restricted time, first aid cases, general liability cases, and auto accidents); and
•	strategic business criteria, consisting of one or more objectives based on meeting goals in the areas of litigation, human resources, information services, production, inventory, safety, support services, site development, plant development, building development, facility development, government relations, product market share or management.

In addition to the performance measures, the 2017 LTIP also includes certain individual grant limits for equity or incentive awards that can be granted pursuant to the 2017 LTIP, as further described above under the heading “2017 LTIP Highlights.”

Summary of Material Terms of the 2017 LTIP

Administration

The 2017 LTIP is administered by the Compensation Committee, except that the Compensation Committee has the authority to delegate the authority to grant and determine the terms and conditions of certain awards under the 2017 LTIP to one or more of our officers or directors, subject to such limitations as the Compensation Committee will determine. The Compensation Committee, however, may not delegate such authority with respect to awards granted under the 2017 LTIP to any member of the Board or officer for purposes of Section 16 of the Securities Exchange Act of 1934, or any 2017 LTIP participant who, in the sole judgment of the Compensation Committee, could be treated as a “covered employee” under Section 162(m).

All awards made pursuant to the 2017 LTIP to non-employee directors must be approved by the Board. With respect to such awards, all rights, powers and authorities vested in the Compensation Committee under the 2017 LTIP will instead be exercised by the Board.

The Compensation Committee has the discretionary authority to interpret the 2017 LTIP, to make all factual determinations under the 2017 LTIP, to determine the terms and provisions of the respective award agreements, and to make all other determinations necessary or advisable for the 2017 LTIP’s administration. The Compensation Committee has authority to prescribe, amend, and rescind rules and regulations relating to the 2017 LTIP and all interpretations, determinations, and actions by the Compensation Committee will be final, conclusive, and binding upon all parties.

The Board may amend the 2017 LTIP from time to time without approval by our stockholders. However, no amendment will be effective without the consent of the stockholders that would:

•	materially increase the benefits accruing to participants under the 2017 LTIP;
•	materially modify the 2017 LTIP participation requirements;
•	materially increase the number of shares of common stock that may be issued under the 2017 LTIP; or
•	otherwise need to be approved by our stockholders under applicable stock exchange rules and requirements.

Eligibility

Our key employees, the key employees of our subsidiaries, our non-employee directors or any person who has agreed to commence serving in any of those capacities within 90 days of the date of grant may be selected by the Compensation Committee to receive benefits under the 2017 LTIP. The Compensation Committee has authority, in its sole discretion, to determine and designate from time to time those eligible to be granted awards, the types of awards to be granted and the number of shares or units subject to the awards that are granted under the 2017 LTIP. As of March 7, 2017, there are approximately 150 employees and 9 non-employee directors eligible to participate in the 2017 LTIP.

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Shares Available for Awards under the 2017 LTIP

Subject to adjustment as described in the 2017 LTIP, the number of shares of common stock available under the 2017 LTIP for:

•	stock options or stock appreciation rights;
•	restricted stock;
•	restricted stock units;
•	performance awards (including performance shares and performance units);
•	phantom stock;
•	bonus stock awards; or
•	dividend equivalents paid with respect to awards under the 2017 LTIP will be, in the aggregate, 900,000 shares of common stock, plus any shares of common stock that become available under the 2017 LTIP as a result of forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of awards (the “Available Shares”). The Available Shares may be shares of original issuance, treasury shares or a combination of the foregoing.

Other Share Limits Under the 2017 LTIP.  The 2017 LTIP also includes certain other share limits, as described above under “2017 LTIP Highlights.”

Prohibition on Liberal Share Counting.  The 2017 LTIP does not permit us to use “liberal share counting” methods, such as adding back to the shares of common stock available for issuance under the 2017 LTIP shares that were used to pay the exercise price of stock options or to cover withholding obligations.

Common stock covered by an award granted under the 2017 LTIP will not be counted unless and until it is actually issued or transferred to a participant. Upon payment in cash of the benefit provided by any award granted under the 2017 LTIP, any common stock that is covered by the award will be available for issue or transfer hereunder. Common stock tendered or otherwise used in payment of the exercise price of an option will not be added to the aggregate plan limit described above. In addition, common stock withheld by us or otherwise used to satisfy a tax withholding obligation will not be added to the aggregate plan limit. Moreover, common stock that is repurchased by us with option proceeds will not be added to the aggregate plan limit. All common stock covered by a SAR, to the extent that it is exercised and settled in common stock, and whether or not common stock is actually issued or transferred to the participant upon exercise of the SAR, will be considered issued or transferred pursuant to the 2017 LTIP.

For each award we will subtract one share from the available number of shares under the 2017 LTIP for every one share underlying such award.

The 2017 LTIP provides that, subject to adjustment as described in the 2017 LTIP:

•	No participant will be granted stock options, in the aggregate, for more than 200,000 shares of common stock during any one calendar year, provided that, as to incentive stock options, no incentive stock option will be granted to a participant that would result in incentive stock options with an aggregate fair market value that would exceed $100,000 becoming exercisable for the first time in any calendar year;
•	No participant will be granted SARs, in the aggregate, for more than 100,000 shares of common stock during any one calendar year;
•	No participant will be granted an award of restricted stock that is intended to qualify as qualified “performance-based compensation” under Section 162(m) for more than 100,000 shares of common stock during any one calendar year;

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•	No participant will be granted an award of restricted stock units that is intended to qualify as qualified “performance-based compensation” under Section 162(m) for more than 100,000 shares of common stock during any one calendar year;
•	No participant will be granted an award of performance shares that is intended to qualify as qualified “performance-based compensation” under Section 162(m) for more than 100,000 shares of common stock during any one calendar year, and no participant will be granted an award of performance units that is intended to qualify as qualified “performance-based compensation” under Section 162(m) with an aggregate market value in excess of $3,750,000 during any one calendar year; and
•	No non-employee director will be granted, in any period of one calendar year, awards under the 2017 LTIP having an aggregate maximum value at the date of grant (calculating the value of any such awards based on the grant date fair value for financial reporting purposes), taken together with any cash fees payable to the non-employee director for the calendar year, in excess of $400,000.

Types of Awards Authorized

The 2017 LTIP provides for the granting of stock options, SARs, restricted stock, restricted stock units, performance awards, phantom stock, stock bonuses and dividend equivalents. Awards granted under the 2017 LTIP will be upon such terms as may be approved by the Compensation Committee and set forth in an evidence of award. An evidence of award will contain such terms and provisions, consistent with the 2017 LTIP, as the Compensation Committee may approve, including provisions for the acceleration of vesting or satisfaction of other requirements upon the occurrence of certain events. Stock options and SARs will not be granted with an exercise price or base price, as the case may be, less than the full fair market value per share on the date of grant. No stock option or SARs may be exercisable more than 10 years from the date of grant.

Subject to the discretionary acceleration provisions of the 2017 LTIP, any award that vests solely upon the passage of time will vest over a period of time that is no shorter than one year, and any award that vests upon the achievement of performance objectives will have a performance period of at least one year. Notwithstanding the foregoing, up to 5% of the maximum number of shares of common stock that may be issued or transferred under the 2017 LTIP may be used for stock bonus awards and awards that are not subject to a minimum vesting period.

For any full-value award, we will defer the payment of any dividends or dividend equivalents with respect to the underlying shares of such award until vesting or the achievement of performance objectives, as applicable. To the extent vesting does not occur or the performance objectives are not achieved and the underlying shares are not earned, the dividends or dividend equivalents with respect to those unearned shares will be forfeited.

Stock Options

A stock option is a right to purchase shares of common stock upon exercise of the stock option. Stock options granted to an employee under the 2017 LTIP may consist of either an incentive stock option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive stock options may only be granted to employees of the Company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, incentive stock options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a share of common stock on the date of grant. The term of a stock option may not extend more than ten years after the date of grant.

Each grant of a stock option will specify the applicable terms of the stock option, including the number of shares of common stock subject to the stock option and the required period or periods of the participant’s continuous service before any stock option or portion of a stock option will become vested

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and exercisable. A grant of stock options may provide for the earlier exercise of the stock options, including in the event of retirement, death or disability of the participant or in the event of a change in control. Each grant of a stock option will be evidenced by an Award Agreement. Each Award Agreement will be subject to the 2017 LTIP and will contain such other terms and provisions, consistent with the 2017 LTIP, as the Compensation Committee may approve.

Any grant of stock options may specify management objectives that must be achieved as a condition to the exercise of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable (1) in cash or by cash equivalent, (2) at the discretion of the Compensation Committee, in shares of common stock acceptable to the Committee, valued at the fair market value of such shares on the date of exercise, (3) at the discretion of the Compensation Committee, and to the extent permitted by law, by a delivery of a notice that the participant has placed a market sell order (or similar instruction) with a broker with respect to shares of common stock then issuable upon exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the option exercise price (conditioned upon the payment of such net proceeds), (4) at the discretion of the Compensation Committee, by withholding from delivery shares of common stock for which the option is otherwise exercised, (5) at the discretion of the Compensation Committee, by a combination of the methods described above or (6) by such other method as may be approved by the Compensation Committee and set forth in the Award Agreement. Stock options granted under the 2017 LTIP may not provide for dividends or dividend equivalents.

Stock Appreciation Rights

The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of stock appreciation rights or SARs. A stock appreciation right is a right to receive from us, without payment by a participant, an amount based on appreciation in the fair market value of a share of common stock between the date of grant and the date of exercise. SARs may be granted in connection with an option, either at the time of grant or at any time thereafter during the term of an option, or they may be granted without any relationship to an option.

Each grant of a stock appreciation right will be evidenced by an Award Agreement. Each Award Agreement will be subject to the 2017 LTIP and will contain such other terms and provisions, consistent with the 2017 LTIP, as the Compensation Committee may approve. Each grant of stock appreciation rights will specify the period or periods of continuous service by the participant with the Company or any subsidiary that is necessary before the stock appreciation rights or installments of such stock appreciation rights will become exercisable. A grant of stock appreciation rights may provide for earlier exercise, including in the case of retirement, death or disability of the participant or in the event of a change in control. Any grant of stock appreciation rights may specify management objectives that must be achieved as a condition of the exercise of such stock appreciation rights. A stock appreciation right may be paid in cash, shares of common stock or any combination of the two.

Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock appreciation rights held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a stock appreciation right may not be less than the fair market value of a share of common stock on the date of grant. The term of a stock appreciation right may not extend more than ten years from the date of grant. Stock appreciation rights granted under the 2017 LTIP may not provide for dividends or dividend equivalents.

Restricted Stock

Restricted stock constitutes an immediate transfer of the ownership of shares of common stock to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Compensation Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of common stock on the date of grant.

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Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to the restricted stock. Any grant of restricted stock will require that any and all dividends or distributions paid on restricted stock that remain subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted stock, which will be subject to the same restrictions as the underlying restricted stock. Any such dividends or other distributions on restricted stock will be deferred until, and paid contingent upon, the vesting of such restricted stock. Each grant of restricted stock will be evidenced by an Award Agreement. Each Award Agreement will be subject to the 2017 LTIP and will contain such terms and provisions, consistent with the 2017 LTIP, as the Compensation Committee may approve.

Any grant or sale of restricted stock may provide for the earlier termination of restrictions on such restricted stock, including in the event of retirement, death or disability of the participant or in the event of a change in control, except in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control) to the extent such provisions would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Restricted Stock Units

Restricted stock units awarded under the 2017 LTIP constitute an agreement by the Company to deliver shares of common stock, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Compensation Committee may specify. Each grant or sale of restricted stock units may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of shares of our common stock on the date of grant.

Any grant or sale of restricted stock units may provide for the earlier lapse or other modification of the restriction period, including in the event of retirement, death or disability of the participant or in the event of a change in control, except in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control) to the extent such provisions would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

During the restriction period applicable to restricted stock units, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the shares of common stock underlying the restricted stock units and no right to vote them. Rights to dividend equivalents may be extended to and made part of any restricted stock unit award at the discretion of and on the terms determined by the Compensation Committee, on a deferred and contingent basis, either in cash or in additional shares of common stock, but dividend equivalents or other distributions on shares of common stock under the restricted stock units will be deferred until and paid contingent upon vesting of such restricted stock units. Each grant or sale of restricted stock units will specify the time and manner of payment of the restricted stock units that have been earned. A restricted stock unit may be paid in cash, shares of common stock or any combination of the two.

Each grant of a restricted stock unit award will be evidenced by an Award Agreement. Each Award Agreement will be subject to the 2017 LTIP and will contain such terms and provisions, consistent with the 2017 LTIP, as the Compensation Committee may approve.

Performance Awards

Performance awards, which include performance shares and performance units, may also be granted to participants under the 2017 LTIP. A performance share is a bookkeeping entry that records the equivalent of one share of common stock and a performance unit is a bookkeeping entry that records a unit in specified dollar amounts as determined by the Compensation Committee. Each grant will specify the number or amount of performance shares or performance units, which number or amount may be subject to adjustment to reflect changes in compensation or other factors. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the

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death or disability of the participant or a change of control) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code.

These awards, when granted under the 2017 LTIP, become payable to participants upon the achievement of specified management objectives and upon such terms and conditions as the Compensation Committee determines at the time of grant. Each grant may specify with respect to the management objectives a minimum acceptable level or levels of achievement (and, in the case of performance units, will specify a target unit value or a range of unit values for each award) and may set forth a formula for determining the number of performance shares or performance units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels but falls short of maximum achievement. Each grant will specify the time and manner of payment of performance shares or performance units that have been earned. Any grant may specify that the amount payable with respect to such grant may be paid by the Company in cash, in shares of common stock, or in any combination thereof.

Any grant of performance shares may provide for the payment of dividend equivalents in cash or in additional shares of common stock, subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid.

The performance period with respect to each grant of performance shares or performance units will be a period of time determined by the Compensation Committee and within which the management objectives relating to such award are to be achieved. The performance period may be subject to earlier lapse or modification, including in the event of retirement, death or disability of the participant or in the event of a change in control. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code.

Each grant of performance shares or performance units will be evidenced by an Award Agreement. Each Award Agreement will be subject to the 2017 LTIP and will contain such other terms and provisions of such award, consistent with the 2017 LTIP, as the Compensation Committee may approve.

Phantom Stock

The Compensation Committee may grant to any participant phantom stock, which is an award comprised of a number of hypothetical share units with respect to shares of common stock, with an initial value based on the fair market value of a share of common stock on the date of grant. The terms and conditions of any such awards will be determined by the Compensation Committee. Any grant of phantom stock may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, or disability of the participant or in the event of a change in control. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code. Furthermore, no vesting period shall exceed ten years, and any grant of phantom stock may provide for the payment of dividend equivalents in cash or in additional shares of common stock, subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid. Each grant will specify the time and manner of payment of phantom stock that has been earned. Any grant may specify that the amount payable with respect to such grant may be paid by the Company in cash, in shares of common stock, or in any combination thereof. Each grant of phantom stock will be evidenced by an Award Agreement. Each Award Agreement will be subject to the 2017 LTIP and will contain such other terms and provisions, consistent with the 2017 LTIP, as the Compensation Committee may approve.

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Stock Bonus

The Compensation Committee may also grant a stock bonus to any participant, which represents a specified number of shares of common stock that are issued without restrictions on transfer or forfeiture conditions. The Compensation Committee may, in connection with an award of a stock bonus, require the payment of a specified purchase price. In the event that the Committee grants a stock bonus, a certificate for (or book entry representing) the shares of common stock constituting such stock bonus will be issued in the name of the participant to whom such grant was made as soon as practicable after the date on which such stock bonus is payable.

Change in Control

The 2017 LTIP includes a definition of “change in control.” Individual award agreements will set forth the treatment of awards granted under the 2017 LTIP in the event of a change in control of the Company. Unless otherwise provided in an award agreement, a change in control of the company generally means the occurrence of one of the following events (subject in each case to certain exceptions described in the 2017 LTIP): (1) the purchase by a person or a group of our stock that gives them ownership of more than 50% of either the total fair market value or total voting power of our stock; (2) the consummated acquisition by a person or a group (including during a 12-month period) of our common stock giving them 30% or more of the total voting power of our stock; (3) the individuals who, as of the effective date of the 2017 LTIP, cease to constitute at least a majority of the Board unless their replacements are approved as described in the 2017 LTIP (subject to certain exceptions); or (4) the consummated acquisition by a person or a group (including over a 12-month period ending on the date of the most recent acquisition by such person or persons) of all or substantially all of our assets.

Performance Criteria; Qualified Performance-Based Awards

The 2017 LTIP permits the Company to grant both Qualified Performance-Based Awards and awards that are not intended to be Qualified Performance-Based Awards, and provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives.

Performance criteria are defined as the measurable performance objective or objectives established pursuant to the 2017 LTIP for participants who have received grants of performance awards or, when so determined by the Compensation Committee, stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock, or dividend equivalents. Performance criteria may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department, region or function within the Company or subsidiary in which the participant is employed, or may be relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index of one or more of the performance criteria themselves.

The Compensation Committee may grant awards subject to performance criteria that are either intended to be Qualified Performance-Based Awards or are not intended to be Qualified Performance-Based Awards. With respect to awards intended to be Qualified Performance-Based Awards, each such performance criterion will define in an objective manner the extent to which the performance criterion for a performance period has been achieved. In the case of performance awards that are not intended to be Qualified Performance-Based Awards, the Compensation Committee will designate the performance criteria as it will determine in its sole discretion. Under the 2017 LTIP, the management objectives applicable to any Qualified Performance-Based Award to a covered employee must be based on one or more, or a combination, of the metrics set forth above under the heading “Section 162(m).”

Additionally, in the case of a Qualified Performance-Based Award, the Compensation Committee shall make all determinations necessary to establish a performance award within 90 days of the beginning of the performance period (or such other time period required under Section 162(m)), including, without limitation, the designation of the Section 162(m) participants to whom performance awards are made, the performance criteria or criterion applicable to the award and the performance goals that relate to such criteria, and the dollar amounts or number of shares of common stock payable upon achieving the

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applicable performance goals. As and to the extent required by Section 162(m), the terms of a performance award that is a Qualified Performance-Based Award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable to the Section 162(m) participant and must preclude discretion to increase the amount of compensation payable that would otherwise be due under the terms of the award, and, prior to the payment of such compensation, the Compensation Committee shall have certified in writing that the applicable performance goal has been satisfied.

Transferability

Except as otherwise determined by the Compensation Committee in the terms of an award agreement, no award granted under the 2017 LTIP is transferable by a participant except upon death, by will or the laws of descent and distribution. Except as otherwise determined by the Compensation Committee, stock options and SARs are exercisable during the optionee’s lifetime only by him or her or by his or her guardian or legal representative. In no event may any award granted under the 2017 LTIP be transferred for value.

Adjustments

The number and kind of shares covered by outstanding awards under the 2017 LTIP and, if applicable, the prices per share applicable thereto, are subject to adjustment in the event of merger, consolidation, liquidation, issuance of rights or warrants to purchase securities, recapitalization, reclassification, stock dividend, spin-off, split-off, stock split, reverse stock split or other distribution with respect to the shares of common stock, or any similar corporate transaction or event. The permitted adjustments are only those the Compensation Committee determines are appropriate to reflect the occurrence of the transaction or event, including but not limited to adjustments in the number and kind of securities reserved for issuance; in the award limits on individual awards; in the performance goals of any outstanding awards; and to the number and kind of securities subject to outstanding awards; and, if applicable, to the grant amounts, exercise prices or of the awards. Additionally, in the event of any such transaction or event, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under the 2017 LTIP such alternative consideration (including cash) as it determines to be equitable in the circumstances and the Compensation Committee may require the surrender of all awards so replaced. In addition, for each stock option or SAR with an exercise price greater than the consideration offered in connection with any such transaction or event or change in control, the Compensation Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. Any such adjustments will be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of incentive stock options, any such adjustments will be made in a manner consistent with the requirements of Section 424(a) of the Code.

Prohibition on Repricing

Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or stock appreciation rights, respectively, or (2) cancel outstanding “underwater” stock options or stock appreciation rights in exchange for cash, other Awards or stock options or stock appreciation rights (including following a participant’s voluntary surrender of “underwater” stock options or stock appreciation rights) with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or stock appreciation rights, as applicable, without stockholder approval. The 2017 LTIP specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and stock appreciation rights and that it may not be amended without approval by our stockholders.

Forfeiture Events

The Compensation Committee may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture or

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recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an award. Such events may include, among others, termination of employment for cause, violation of material Company or subsidiary policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the participant, or other conduct by the participant that is detrimental to the business or reputation of the Company or any subsidiary. In addition, any Award Agreement may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any shares of common stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules and regulations promulgated by the SEC or any national securities exchange or national securities association on which the shares of common stock may be traded.

Grants to Non-U.S. Based Participants

In order to facilitate the making of any grant or combination of grants under the 2017 LTIP, the Compensation Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by, or provide services as a non-employee director to, the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company or any of its subsidiaries under an agreement with a foreign nation or agency, as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Compensation Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2017 LTIP (including sub-plans) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the 2017 LTIP as then in effect unless the 2017 LTIP could have been amended to eliminate such inconsistency without further approval by our stockholders.

Tax Withholding

A participant will be responsible for payment of any taxes required by law to be withheld from an award or an amount paid in satisfaction of an award, which will be paid by the participant on or prior to the payment or other event that results in taxable income in respect of an award. The award agreement will specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of award; provided, that, if shares of common stock are withheld from delivery upon exercise of an option or an SAR or another taxable event with respect to any Award, the fair market value of the shares withheld will not exceed the maximum amount of tax for which withholding could be required.

No Right to Continued Employment

The 2017 LTIP does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.

Effective Date of the 2017 LTIP

The 2017 LTIP will become effective on the date it is approved by the Company’s stockholders. No grants will be made under the 2007 LTIP after March 31, 2017, provided that outstanding awards granted under the 2007 LTIP will continue unaffected following such date.

Amendment and Termination of the 2017 LTIP

The Board generally may amend the 2017 LTIP at any time and from time to time in whole or in part. However, if any amendment (1) would materially increase the benefits accruing to participants under the 2017 LTIP, (2) would materially increase the number of shares which may be issued under the 2017 LTIP, (3) would materially modify the requirements for participation in the 2017 LTIP, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the Nasdaq, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

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Further, subject to the 2017 LTIP’s prohibition on repricing, the Compensation Committee generally may amend the terms of any award prospectively or retroactively, except in the case of Qualified Performance-Based Award (other than in connection with the participant’s death or disability, or a change in control) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code. Except in the case of certain adjustments permitted under the 2017 LTIP, no such amendment may be made that would impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and Section 162(m) of Code and subject to certain other limitations set forth in the 2017 LTIP, including in the case of termination of employment or service due to death, disability or retirement, in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Compensation Committee may accelerate the vesting of certain awards granted under the 2017 LTIP (except that with respect to Qualified Performance-Based Awards, no such action may be taken if it would result in the loss of the otherwise available exemption of such award under Section 162(m) of the Code).

No grant will be made under the 2017 LTIP after April 26, 2027, the date preceding the tenth anniversary of the date the 2017 LTIP is being submitted to our stockholders for approval at the 2017 Annual Meeting. The Board may, in its sole discretion and at any earlier date, terminate the 2017 LTIP. Termination of the 2017 LTIP will not affect the rights of participants under any outstanding awards that are not exercised in full on the date of termination.

U.S. Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the 2017 LTIP based on U.S. federal income tax laws in effect on January 1, 2017. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for 2017 LTIP participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), state, local or foreign tax consequences.

Tax Consequences to Participants

Non-Qualified Stock Option Rights.  In general, (1) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Option Rights.  No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If shares of common stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs.  No income will be recognized by a participant in connection with the grant of a tandem SAR or a freestanding SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.

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Restricted Stock.  The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Restricted Stock Units.  No income generally will be recognized upon the grant of restricted stock units. The recipient of restricted stock units generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of common stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Phantom Stock.  No income generally will be recognized upon the award of phantom stock. The recipient of a phantom stock award generally will be subject to tax at ordinary income rates on the amount of any cash received and the fair market value of any unrestricted common shares received on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the recipient for such phantom stock), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Awards.  No income generally will be recognized upon the grant of performance awards. Upon payment in respect of the earn-out of performance awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received.

Stock Bonuses.  The recipient of a stock bonus award generally will be subject to tax at ordinary income rates on the amount of the fair market value of any unrestricted shares of common stock received on the date that such shares are transferred to the participant under the award, and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to the Company or its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. In this regard, certain types of awards under the 2017 LTIP cannot qualify as performance-based awards under Section 162(m), and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.

New Plan Benefits

It is not possible to determine specific amounts and types of awards that may be awarded in the future under the 2017 LTIP because the grant and actual pay-out of awards under such plans are discretionary.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of common stock under the 2017 LTIP with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2017 LTIP by our stockholders.

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Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2016. At December 31, 2016, our only active equity compensation plan was the 2007 LTIP.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders	245,717	$19.82	1,123,237
Equity compensation plans not approved by security holders	—		—
(1)	Includes 789,592 shares (based on share counting mechanics under the 2007 LTIP, unvested phantom stock awards, actual performance for performance awards granted in 2014 and assuming performance awards granted in 2015 and 2016 achieve maximum performance) committed to be issued for phantom stock and performance awards granted in 2014, 2015 and 2016, and 333,645 uncommitted shares.

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AUDIT COMMITTEE MATTERS

INTRODUCTION

The Board established the standing Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that all of the Audit Committee members are independent within the meaning of the Nasdaq’s listing standards and Rule 10A-3 of the Exchange Act. The Board has also determined that all committee members are financially literate within the meaning of the Nasdaq rules and that Mr. Patterson is an “audit committee financial expert” within the meaning of SEC regulations. None of the Audit Committee members have participated in the preparation of our financial statements during the past three years.

The Board values the integrity of MYR Group’s financial statements and internal controls. The Audit Committee is responsible for assisting the Board in monitoring the integrity of MYR Group’s financial statements, MYR Group’s compliance with legal and regulatory requirements and the independence and performance of MYR Group’s internal and external auditors. To represent and assist the Board in its oversight of the Company’s financial statements and under its charter the Audit Committee performs, among other tasks, the following duties:

•	review of the audit plans and findings of our independent registered public accounting firm and our internal audit staff, as well as the results of regulatory examinations and tracking management’s corrective action plans where necessary;
•	review of our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;
•	review of our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and
•	annual appointment of our independent registered public accounting firm, evaluation of its independence and performance and setting clear hiring policies for employees or former employees of the independent registered public accounting firm.

The Audit Committee established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company. The Audit Committee encourages employees and outsiders to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, you should call the Company’s fraud hotline number at 1-800-461-9330. All complaints received are confidential and anonymous and will be retained for the Company’s records. At least annually, the Audit Committee reviews the Company’s disclosure controls and procedures and its charter. During this review, the Audit Committee is able to analyze its responsibilities and progress as well as ensure that these documents comply with current regulatory requirements.

PRE-APPROVAL POLICIES

Consistent with the requirements of the SEC and the U.S. Public Company Accounting Oversight Board (“PCAOB”) regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established procedures to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before we engage the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decision to the Audit Committee at its next scheduled meeting. All of

MYR GROUP INC. | 2017 PROXY STATEMENT

the services provided by our independent registered public accounting firm for fiscal 2016, as described below, were approved by the Audit Committee in accordance with the foregoing pre-approval policies and procedures.

INDEPENDENT AUDITORS’ FEES

MYR Group’s financial statements for the year ended December 31, 2016 were audited by EY, an independent registered public accounting firm. Aggregate fees paid for professional services rendered by our independent auditors, EY, for 2016 and 2015, were as follows:

	2016	2015
Audit Fees	$999,980	$724,947
Audit-Related Fees	—	—
Tax Fees	76,105	60,000
All Other Fees	—	—
Total	$1,076,085	$784,947

In the above table, in accordance with the SEC rules, “Audit Fees” are fees that we paid to EY for the audit of our annual financial statements included in the 2016 Form 10-K, review of financial statements included in Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting. “Tax Fees” are fees for tax compliance, tax advice and tax planning.

AUDIT COMMITTEE REPORT FOR THE YEAR ENDED DECEMBER 31, 2016

As part of our activities, we reviewed and discussed MYR Group’s audited financial statements with management. Additionally, we received EY’s written disclosures and a letter dated March 9, 2017, as required by the applicable requirements of the PCAOB, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and have discussed with EY its independence. We also reviewed and discussed with EY the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees), as adopted by the PCAOB in Rule 3200T. Based upon this review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our 2016 Form 10-K.

Audit Committee:	William D. Patterson, Chair Jack L. Alexander Henry W. Fayne Kenneth M. Hartwick Maurice E. Moore

The information contained in the above Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, except to the extent that MYR Group specifically incorporates it by reference in such filing.

MYR GROUP INC. | 2017 PROXY STATEMENT

PROPOSAL 5. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The Audit Committee is responsible for the selection, retention, termination and oversight of our independent auditors. EY, an independent registered public accounting firm, has served as our independent auditors since 2010.

The Audit Committee appointed EY as our independent auditors for the fiscal year ending December 31, 2017. The Audit Committee and the Board are requesting, as a matter of policy, that stockholders ratify the appointment of EY as our independent auditors. The Board and the Audit Committee are not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for such rejection. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent auditor at any time.

We expect that representatives of EY will be present at the 2017 Annual Meeting, that they will have the opportunity to make a statement if they desire and that they will have an opportunity to respond to appropriate questions from stockholders.

MYR GROUP INC. | 2017 PROXY STATEMENT

OTHER MATTERS THAT MAY BE PRESENTED AT THE 2017 ANNUAL MEETING

Neither the Board nor management knows of any business, other than that described in this Proxy Statement, that may be presented for action at the 2017 Annual Meeting. If any other matters properly come before the meeting, your proxy authorizes the persons named as proxies to vote on such matters in accordance with the Board’s recommendation or, if no recommendation is given, in accordance with the proxies’ best judgment.

MYR GROUP INC. | 2017 PROXY STATEMENT

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of MYR Group common stock beneficially owned (as defined in accordance with Rule 13d-3 under the Exchange Act) as of March 7, 2017 by each director and named executive officer named in the Summary Compensation Table, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. None of the common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Common Stock	Restricted Stock(1)	Options and Phantom Stock(2)	Total Beneficial Ownership	Percentage
Named Executive Officers and Directors
William A. Koertner	271,765	43,619	94,958	410,342	2.5%
Richard S. Swartz, Jr.	49,853	22,879	18,354	91,086	*
Betty R. Johnson	12,382	15,391	4,000	31,773	*
Tod M. Cooper	12,480	17,199	8,412	38,091	*
Gerald B. Engen, Jr.	64,098	13,180	19,853	97,131	*
Jack L. Alexander	11,762	5,528	—	17,290	*
Larry F. Altenbaumer	14,534	5,528	—	20,062	*
Bradley T. Favreau	—	2,972	—	2,972	*
Henry W. Fayne	16,719	5,528	—	22,247	*
Kenneth M. Hartwick	634	—	4,240	4,874	*
Gary R. Johnson	15,574	5,528	8,000	29,102	*
Donald C.I. Lucky	634	—	4,240	4,874	*
Maurice E. Moore	14,360	5,528	—	19,888	*
William D. Patterson(3)	10,774	5,528	8,000	24,302	*
All executive officers and directors as a group (15 persons)	500,167	150,983	173,243	824,393	5.0%
*	Percentage less than 1% of outstanding common stock.
(1)	The shares of restricted stock belonging to William A. Koertner, Betty R. Johnson, Tod M. Cooper, Gerald B. Engen, Jr. and Richard S. Swartz, Jr. vest as disclosed in the “Outstanding Equity Awards at 2016 Fiscal Year End” table. The shares of restricted stock belonging to Jack L. Alexander, Larry F. Altenbaumer, Bradley T. Favreau, Henry W. Fayne, Gary R. Johnson, Maurice E. Moore and William D. Patterson vest ratably over a three-year period from the date of grant and vesting would be accelerated if the director leaves the Board.
(2)	This column reflects shares of common stock that may be acquired within 60 days of March 7, 2017 by the exercise of stock options held by the named executive officer or director and the vesting of phantom stock units held by Mr. Hartwick and Mr. Lucky. Mr. Hartwick and Mr. Lucky’s phantom stock units vest ratably over a three-year period from the date of grant or when the director leaves the Board.
(3)	Common stock includes 386 shares in a trust in which Mr. Patterson is a beneficiary.

MYR GROUP INC. | 2017 PROXY STATEMENT

The following table displays information about persons known to us to be the beneficial owners of 5% or more of our issued and outstanding common stock as of December 31, 2016:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock
BlackRock, Inc. 55 East 52nd St. New York, NY 10055	1,873,888	(1)	11.6%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas, 78746	1,489,253	(2)	9.2%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	846,715	(3)	5.2%
(1)	Based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 12, 2017, BlackRock, Inc. stated in its 13G/A filing that, of the 1,873,888 shares beneficially owned as of December 31, 2016, it has sole voting power with respect to 1,824,650 shares and sole dispositive power with respect to 1,873,888 shares.
(2)	Based on the Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 9, 2017 Dimensional Fund Advisors LP stated in its 13G/A filing that it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. As of December 31, 2016, Dimensional Funds Advisors LP has sole voting power as to 1,442,973 shares and sole dispositive power as to 1,489,253 shares. Dimensional Fund Advisors LP disclaims beneficial ownership of all such shares.
(3)	Based on the Schedule 13G filed by The Vanguard Group, Inc. on February 10, 2017, The Vanguard Group, Inc. stated in its 13G/A filing that, of the 846,715 shares beneficially owned as of December 31, 2016, it has sole voting power with respect to 18,649 shares, shared voting power with respect to 4,309 shares, sole dispositive power with respect to 824,985 shares and shared dispositive power with respect to 21,730 shares.

MYR GROUP INC. | 2017 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING
AND VOTING

WHY AM I RECEIVING THESE PROXY SOLICITATION MATERIALS?

We are providing you these materials in connection with the Board’s solicitation of proxies to be voted at our 2017 Annual Meeting. These materials provide information regarding the voting procedures and the matters to be voted on at the 2017 Annual Meeting. We began distributing these materials on or around March 10, 2017, to all stockholders entitled to vote at the 2017 Annual Meeting. These materials are also available on our website at www.myrgroup.com.

In addition, copies of the 2016 Annual Report to Stockholders and this Proxy Statement will be sent free of charge to any stockholder who sends a written request to Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008 or by calling 303-853-7621.

WHO IS ENTITLED TO VOTE AT THE 2017 ANNUAL MEETING?

The Board established March 1, 2017, as the record date (the “Record Date”) for the 2017 Annual Meeting. Stockholders owning our common stock at the close of business on the Record Date are entitled to receive notice of the 2017 Annual Meeting and vote their shares at the 2017 Annual Meeting. At the close of business on the Record Date, 16,344,835 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the 2017 Annual Meeting.

WHAT VOTE IS REQUIRED FOR EACH PROPOSAL?

With respect to the election of directors, you may vote FOR, AGAINST OR ABSTAIN with respect to each of the nominees. Our By-Laws provide for a majority vote standard in uncontested director elections as will be held at the 2017 Annual Meeting. As amended, the By-Laws provide that a director nominee in an uncontested election will be elected if the number of shares voted FOR the director’s election exceeds 50% of the number of votes cast on the issue of that director’s election (including votes FOR or AGAINST, but excluding any votes to ABSTAIN or broker non-votes). If a director in an uncontested election fails to receive the required number of votes for re-election in an uncontested election, the director is expected to tender his or her resignation for prompt consideration by the Board. A director whose resignation is under consideration is expected to abstain from participating in any decision regarding that resignation. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept or reject a director’s resignation.

You may vote FOR, AGAINST, or ABSTAIN with respect to the advisory resolution to approve the compensation of the Company’s named executive officers, the proposal to approve the MYR Group Inc. 2017 LTIP, and the ratification of the appointment of our independent registered public accounting firm. In order to be approved, each of these three proposals requires the affirmative FOR vote of a majority of those shares present (either in person or represented by proxy) and entitled to vote on those proposals. Any ABSTAIN vote will have the same effect as a vote AGAINST a matter.

With respect to the advisory vote on the frequency of future advisory votes on executive compensation, you may vote for EVERY YEAR, EVERY TWO YEARS, EVERY THREE YEARS, or ABSTAIN. The alternative receiving the greatest number of votes — every year, every two years or every three years — will be the frequency that stockholders approve.

MYR GROUP INC. | 2017 PROXY STATEMENT

WHAT EFFECT DO BROKER NON-VOTES HAVE ON THE PROPOSALS?

A broker is entitled to vote shares held for a beneficial holder on “routine” matters without instructions from the beneficial holder of those shares. On the other hand, absent instructions from the beneficial holders of such shares, a broker will not be entitled to vote shares held for a beneficial holder on “non-routine” proposals, such as the election of directors. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. Consequently, if your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct your broker as to how to vote on Proposals 1, 2, 3 and 4, the broker may not exercise discretion to vote for or against such proposal. With respect to Proposal 5, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. We strongly encourage you to instruct your bank or broker on how you would like to vote so your vote can be counted on all proposals.

HOW WILL MY SHARES BE VOTED?

Your shares will be voted as you direct if you vote by signing and returning the enclosed proxy card. If you sign and return the enclosed proxy card but do not specify how you would like your shares voted, they will be voted in accordance with the Board’s recommendations on all matters or, if no recommendation is given, in accordance with the proxies’ best judgment.

WHAT IS THE QUORUM REQUIREMENT?

A quorum of stockholders is necessary to validly hold the 2017 Annual Meeting. A quorum will be present if at least a majority of our outstanding shares on the Record Date are represented at the 2017 Annual Meeting, either in person or by proxy. Abstentions and broker non-votes (i.e., when a stockholder does not provide voting instructions to their broker or nominee) will count for purposes of determining whether a quorum exists.

CAN I CHANGE MY VOTE?

If you would like to change your vote after submitting your proxy and prior to the 2017 Annual Meeting, you can revoke your proxy and change your proxy instructions by (a) signing and submitting another proxy card with a later date or (b) voting at the 2017 Annual Meeting. Alternatively, you may provide a written statement of your intention to revoke your proxy to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008. If your shares are held in street name (i.e., your shares are held in an account through your broker), you should contact your bank or broker for specific instructions on how to change your vote.

WHAT IF I WISH TO ATTEND THE 2017 ANNUAL MEETING?

Attendance at the meeting is limited to the Company’s stockholders and its invited guests. If you hold shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a bank or broker (i.e., in “Street-name”), you will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification. Even if you wish to attend the 2017 Annual Meeting, we urge you to cast your vote using the enclosed proxy card as soon as possible. If you choose to vote in person at the 2017 Annual Meeting, it will revoke any previous proxy submitted. If you hold your shares in Street-name and wish to vote in person at the meeting, you must provide a legal proxy obtained from your bank or broker.

WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE 2017 ANNUAL MEETING?

MYR Group bears the cost of soliciting your vote. In addition to mailing these proxy materials, our directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities. We may enlist the help of banks and brokerage houses in soliciting proxies from their customers and reimburse the banks and brokerage houses for related out-of-pocket expenses. We retained Morrow Sodali, LLC to aid in soliciting votes for the 2017 Annual Meeting for a total fee of $7,500 plus reasonable expenses.

MYR GROUP INC. | 2017 PROXY STATEMENT

I RECEIVED ONLY ONE SET OF PROXY MATERIALS. IS IT POSSIBLE TO OBTAIN DUPLICATES?

Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and also own shares of our common stock in an account at the same broker, bank or other nominee, we delivered a single Notice of Meeting or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Stockholders who participate in householding will continue to receive separate voting instruction forms. We will deliver promptly, upon written or oral request, a separate copy of the Notice of Meeting or set of proxy materials to a stockholder at a shared address to which a single copy of the materials was delivered. A stockholder who wishes to receive a separate copy of the Notice or proxy materials for the 2017 Annual Meeting should submit this request by contacting Morrow Sodali, LLC by email at myrteam@morrowsodali.com, in writing at 470 West Avenue, Suite 3000, Stamford, CT 06902 or by calling 1-800-662-5200. If you would like to opt out of householding, please contact your broker, bank or other nominee. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and who wish to receive a single copy of these materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

If you are a registered stockholder, we sent you and each registered stockholder at your address separate Notices or sets of proxy materials.

WHO COUNTS THE VOTE?

As the appointed independent tabulator, American Stock Transfer and Trust Company, LLC will receive the proxies and tabulate the votes cast. American Stock Transfer and Trust Company, LLC will act as the independent inspector of election and will certify the results. Your vote will not be disclosed to our directors, officers or employees, except (a) as necessary to meet legal requirements and to assert or defend claims for or against us; (b) in the case of a contested proxy solicitation; (c) if you provide a comment with your proxy or otherwise communicate your vote to us or (d) as necessary to allow the independent inspector of election to certify the results.

HOW DO I FIND OUT THE VOTING RESULTS?

Voting results will be included in a current Form 8-K to be filed with the SEC after the 2017 Annual Meeting. This Form 8-K will also be available on our website at www.myrgroup.com.

MAY I ASK QUESTIONS AT THE 2017 ANNUAL MEETING?

Yes, in accordance with the rules, regulations and procedures prescribed by the Chairman of the 2017 Annual Meeting for the conduct of the 2017 Annual Meeting. As a stockholder, during the voting, you may ask questions and make remarks related to the matters being voted on. The Chairman of the 2017 Annual Meeting will entertain stockholders’ questions and comments of a general nature following the voting.

MYR GROUP INC. | 2017 PROXY STATEMENT

2018 ANNUAL MEETING OF STOCKHOLDERS

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2018 ANNUAL MEETING

Under our By-Laws, a stockholder may nominate a candidate for election as a director or propose business for consideration at an annual meeting of stockholders by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is not within 30 days of such anniversary, we must receive stockholder proposal submissions no later than the close of business on the 10 th day following the earlier of the day on which notice of the date of the meeting was mailed or other public disclosure was made. Accordingly, to be considered at the 2018 Annual Meeting of Stockholders, we must receive a stockholder’s written notice of nomination or proposal on or after December 28, 2017 and not later than January 27, 2018.

Under SEC Rule 14a-8, a stockholder may submit a proposal for possible inclusion in a proxy statement for an annual meeting of stockholders by submitting the proposal and other required information to our principal executive offices. We must receive the proposal no later than 120 calendar days before the one-year anniversary date of our proxy statement for the previous year’s annual meeting. If we change the date of an annual meeting by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we print and send our proxy materials for the annual meeting. Accordingly, to be considered for inclusion in our 2018 proxy statement, we must receive a stockholder’s submission of a proposal on or before November 10, 2017.

Stockholder proposals must be sent to our Corporate Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008. For additional information about the stockholder proposal submission process, please see our By-Laws which are available on the Investors page of our website at www.myrgroup.com, under “Corporate Governance.”

2016 ANNUAL REPORT AND SEC FILINGS

Our financial statements for the fiscal year ended December 31, 2016 are included in our 2016 Form 10-K, which we will make available to stockholders at the same time as this Proxy Statement. Our 2016 Form 10-K and this Proxy Statement are posted on our website at www.myrgroup.com, and are available from the SEC at its website at www.sec.gov. If you do not have access to the Internet or have not received a copy of our 2016 Form 10-K, you may request a copy of it without charge by writing to our Corporate Secretary, at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008.

By Order of the Board of Directors

March 10, 2017	Gerald B. Engen, Jr. Senior Vice President, Chief Legal Officer and Secretary

MYR GROUP INC. | 2017 PROXY STATEMENT

Appendix A

MYR GROUP INC.
2017 LONG-TERM INCENTIVE PLAN

1. PURPOSE OF THE PLAN

The purpose of the Plan is to promote the interests of the Company and its stockholders by strengthening the Company’s ability to attract, motivate and retain key employees and directors of the Company upon whose judgment, initiative and efforts the financial success and growth of the business of the Company largely depend, and to provide an additional incentive for key employees and directors through stock ownership and other rights that promote and recognize service to and the performance of the Company.

2. DEFINITIONS

Wherever the following capitalized terms are used in this Plan they shall have the meanings specified below:

(a)	“Award” means an award of an Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Award, Phantom Stock, Stock Bonus or Dividend Equivalent granted under the Plan.
(b)	“Award Agreement” means an agreement entered into between the Company and a Participant, or a certificate, resolution or other type or form of writing or other evidence approved by the Committee, setting forth the terms and conditions of an Award granted to a Participant. An Award Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
(c)	“Board” means the Board of Directors of the Company.
(d)	“Change in Control” shall have the meaning specified in Section 14 hereof.
(e)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(f)	“Committee” means the Compensation Committee of the Board, or such other committee or subcommittee of the Board or group of individuals appointed by the Board to administer the Plan from time to time.
(g)	“Common Stock” means the common stock of the Company, par value $0.01 per share, or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Section 3.2.
(h)	“Company” means MYR Group Inc., a Delaware corporation.
(i)	“Date of Grant” means the date on which an Award under the Plan is made by the Committee (which date shall not be earlier than the date on which the Committee takes action with respect thereto), or such later date as the Committee may specify that the Award becomes effective.
(j)	“Dividend Equivalent” means an Award under Section 13 hereof entitling the Participant to receive payments with respect to dividends declared on the Common Stock.
(k)	“Effective Date” means the Effective Date of this Plan, as defined in Section 17.1 hereof.
(l)	“Eligible Person” means any person who is an Employee or a Non-Employee Director.
(m)	“Employee” means any person who is a key employee of the Company or any Subsidiary or who has agreed to serve in such capacity within 90 days after the Date of Grant; provided, however, that with respect to Incentive Stock Options, “Employee” means any person who meets the definition of “employees” under Section 3401(c) of the Code.

MYR GROUP INC. | 2017 PROXY STATEMENT | APPENDIX

(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
(o)	“Fair Market Value” of a share of Common Stock as of a given date means (i) the closing price per share of Common Stock for such date on the national securities exchange on which the shares of Common Stock are principally traded, or (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the relevant date, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine. The Committee is authorized to establish in good faith another fair market value pricing method, provided such method is stated in the applicable Award Agreement and is determined in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
(p)	“Incentive Stock Option” means an option to purchase Common Stock that is intended to qualify as an incentive stock option under Section 422 of the Code and the Treasury Regulations thereunder.
(q)	“Non-Employee Director” means a member of the Board who is not an employee of the Company or any Subsidiary.
(r)	“Nonqualified Stock Option” means an option to purchase Common Stock that is not an Incentive Stock Option.
(s)	“Option” means an Incentive Stock Option or a Nonqualified Stock Option granted under Section 6 hereof.
(t)	“Participant” means any Eligible Person who holds an outstanding Award under the Plan.
(u)	“Performance Award” means an Award made under Section 10 hereof entitling a Participant to a payment based on the Fair Market Value of Common Stock (a “Performance Share”) or based on specified dollar units (a “Performance Unit”) at the end of a performance period if certain conditions established by the Committee are satisfied.
(v)	“Person” means any person, corporation, partnership, joint venture or other entity (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
(w)	“Phantom Stock” means an Award under Section 11 hereof entitling a Participant to a payment at the end of a vesting period of a unit value based on the Fair Market Value of a share of Common Stock.
(x)	“Plan” means this MYR Group Inc. 2017 Long-Term Incentive Plan as set forth herein, and as it may be further amended from time to time.
(y)	“Predecessor Plans” means the MYR Group Inc. 2007 Long-Term Incentive Plan and the MYR Group Inc. 2007 Long-Term Incentive Plan (as amended and restated as of May 1, 2014).
(z)	“Qualified Performance-Based Award” means any Performance Award or any Award of Restricted Stock, Restricted Stock Units, Phantom Stock, Stock Bonus or Dividend Equivalents, or portion of such Award, to a Section 162(m) Participant that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m).
(aa)	“Restricted Stock” means an Award under Section 8 hereof entitling a Participant to shares of Common Stock that are nontransferable and subject to forfeiture until specific conditions established by the Committee are satisfied.
(bb)	“Restricted Stock Unit” means an Award made pursuant to Section 9 of this Plan of the right to receive shares of Common Stock, cash or a combination thereof at the end of the applicable restriction period.

MYR GROUP INC. | 2017 PROXY STATEMENT | APPENDIX

(cc)	“Section 162(m)” means Section 162(m) of the Code and the Treasury Regulations thereunder.
(dd)	“Section 162(m) Participant” means any Participant who, in the sole judgment of the Committee, could be treated as a “covered employee” under Section 162(m) at the time income may be recognized by such Participant in connection with an Award that is intended to qualify for exemption under Section 162(m).
(ee)	“Stock Appreciation Right” or “SAR” means an Award under Section 7 hereof entitling a Participant to receive an amount, representing the difference between the base price per share of the right and the Fair Market Value of a share of Common Stock on the date of exercise.
(ff)	“Stock Bonus” means an Award under Section 12 hereof entitling a Participant to receive an unrestricted share of Common Stock.
(gg)	“Subsidiary” means an entity that is wholly owned, directly or indirectly, by the Company, or any other affiliate of the Company that is so designated, from time to time, by the Committee; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall not include any entity that does not qualify within the meaning of Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.
3.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN

3.1  Number of Shares.  Subject to the following provisions of this Section 3, the aggregate number of shares of Common Stock that may be issued or transferred pursuant to all Awards under the Plan is 900,000 shares of Common Stock. Shares of Common Stock that are issued or transferred in connection with all Awards shall be counted against the aggregate share limit described above as one share of Common Stock for every one share of Common Stock that is issued in connection with such Award. No more than 900,000 shares of Common Stock may be issued pursuant to Incentive Stock Options. The shares of Common Stock to be delivered under the Plan will be made available from authorized but unissued shares of Common Stock or treasury shares of Common Stock. Except as provided in Section 18 of this Plan, if any Award granted under this Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part) or is unearned, the shares of Common Stock subject to such Award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount again be available under this Plan. Common Stock covered by an Award granted under the Plan shall not be counted unless and until it is actually issued or transferred to a Participant. Without limiting the generality of the foregoing, upon payment in cash of the benefit provided by any Award granted under the Plan, any Common Stock that is covered by the Award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein, (i) Common Stock tendered or otherwise used in payment of the exercise price of an Option shall not be added to the aggregate Plan limit described above; (ii) Common Stock withheld or otherwise used by the Company to satisfy a tax withholding obligation shall not be added to the aggregate Plan limit described above; (iii) Common Stock that is repurchased by the Company with Option proceeds shall not be added to the aggregate Plan limit described above and (iv) all Common Stock covered by a SAR, to the extent that it is exercised and settled in Common Stock, and whether or not Common Stock is actually issued or transferred to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan.

3.2   Adjustments.  If there shall occur any merger, consolidation, liquidation, issuance of rights or warrants to purchase securities, recapitalization, reclassification, stock dividend, spin-off, split-off, stock split, reverse stock split or other distribution with respect to the shares of Common Stock, or any similar corporate transaction or event in respect of the Common Stock, then the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause a proportionate adjustment to be made in (a) the maximum numbers and kind of shares provided in Section 3.1 hereof, (b) the maximum numbers and kind of shares set forth in Sections 6.1, 7.1, 8.2, 9.2 and 10.4 hereof, (c) the number and kind of shares of Common Stock, share units, or other rights subject to the then-outstanding Awards, (d) the price for each share or unit or other right subject to then outstanding Awards without change in the aggregate purchase price or

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value as to which such Awards remain exercisable or subject to restrictions, (e) the performance targets or goals appropriate to any outstanding Performance Awards (subject to such limitations as appropriate for Qualified Performance-Based Awards) or (f) any other terms of an Award that is affected by the event. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced. In addition, for each Option or Stock Appreciation Right with an exercise price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option or Stock Appreciation Right without any payment to the person holding such Option or Stock Appreciation Right. Notwithstanding the foregoing, any such adjustments shall be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of Incentive Stock Options, any such adjustments shall be made in a manner consistent with the requirements of Section 424(a) of the Code.

4.	ADMINISTRATION OF THE PLAN

4.1  Committee Members.  Except as provided in Section 4.4 hereof, the Plan will be administered by the Committee, which unless otherwise determined by the Board will consist solely of two or more persons who satisfy the requirements for a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act and/or the requirements for an “outside director” under Section 162(m). The Committee may exercise such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. No member of the Committee will be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award under it.

4.2   Discretionary Authority.  Subject to the express limitations of the Plan, the Committee has authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, and the duration of the Award. The Committee also has discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to determine the terms and provisions of the respective Award Agreements and to make all other determinations necessary or advisable for Plan administration. The Committee has authority to prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee will be final, conclusive, and binding upon all parties.

4.3   Changes to Awards.  If permitted by Section 409A of the Code and Section 162(m), the Committee shall have the authority to effect, at any time and from time to time (a) the cancellation of any or all outstanding Awards and the grant in substitution therefore of new Awards covering the same or different numbers of shares of Common Stock and having an exercise or base price which may be the same as or different than the exercise or base price of the canceled Awards or (b) the amendment of the terms of any and all outstanding Awards; provided, however, that (i) no such action may impair the rights of the Participants without their consent and (ii) except in connection with a corporate transaction or event described in Section 3.2 hereof, the Committee shall not have the authority to reduce the exercise or base price of an Award by amendment or cancellation and substitution of an existing Award or cash (including following a Participant’ voluntary surrender of an “underwater” Award) without the approval of the Company’s stockholders.

4.4  Delegation of Authority.  The Committee shall have the right, from time to time, to delegate to one or more officers or directors of the Company the authority of the Committee to grant and determine the terms and conditions of Awards under the Plan, subject to such limitations as the Committee shall determine; provided, however, that no such authority may be delegated with respect to Awards made to any member of the Board, any Section 162(m) Participant or any “officer” of the Company as such term is used for purposes of Section 16 of the Exchange Act.

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4.5  Awards to Non-Employee Directors.  An Award to a Non-Employee Director under the Plan shall be approved by the Board. With respect to Awards to Non-Employee Directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board for such purpose. In no event will any Non-Employee Director in any calendar year be granted Awards under this Plan having an aggregate maximum value at the Date of Grant (calculating the value of any such Awards based on the grant date fair value for financial reporting purposes), taken together with any cash fees payable to such Non-Employee Director for such calendar year, in excess of $400,000.

5.	ELIGIBILITY AND AWARDS

All Eligible Persons are eligible to be designated by the Committee to receive an Award under the Plan. The Committee has authority, in its sole discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares or units subject to the Awards that are granted under the Plan. Each Award will be evidenced by an Award Agreement as described in Section 15 hereof between the Company and the Participant that shall include the terms and conditions consistent with the Plan as the Committee may determine.

6.	STOCK OPTIONS

6.1  Grant of Option.  An Option may be granted to any Eligible Person selected by the Committee; provided, however, that only Employees shall be eligible for Awards of Incentive Stock Options. Each Option shall be designated, at the discretion of the Committee, as an Incentive Stock Option or a Nonqualified Stock Option. The maximum number of shares of Common Stock that may be granted under Options to any one Participant during any one calendar year shall be limited to 200,000 shares (subject to adjustment as provided in Section 3.2 hereof).

6.2  Exercise Price.  The exercise price of the Option shall be determined by the Committee; provided, however, except with respect to awards under Section 18 of this Plan, that the exercise price per share of an Option shall not be less than 100 percent of the Fair Market Value per share of the Common Stock on the Date of Grant.

6.3  Vesting; Term of Option.  The Committee, in its sole discretion, shall prescribe in the Award Agreement the time or times at which, or the conditions upon which, an Option or portion thereof shall become vested and exercisable, including whether performance criteria must be achieved as a condition to the exercise of the Option; provided, however, that subject to Section 17.4 hereof and the discretionary acceleration provisions of this Plan, an Option may not become exercisable by the passage of time sooner than after one year (or a one-year performance period). An Option may become vested and exercisable in circumstances including upon a Participant’s retirement, death or disability or a Change in Control to the extent provided in an Award Agreement. The period during which a vested Option may be exercised shall be ten years from the Date of Grant, unless a shorter exercise period is specified by the Committee in an Award Agreement, and subject to such limitations as may apply under an Award Agreement relating to the termination of a Participant’s employment or other service with the Company or any Subsidiary.

6.4  Option Exercise; Withholding.  Subject to such terms and conditions as shall be specified in an Award Agreement, an Option may be exercised in whole or in part at any time during the term thereof by notice to the Company together with payment of the aggregate exercise price therefor. Payment of the exercise price shall be made (a) in cash or by cash equivalent, (b) at the discretion of the Committee, in shares of Common Stock acceptable to the Committee, valued at the Fair Market Value of such shares on the date of exercise, (c) at the discretion of the Committee, and to the extent permitted by law, by a delivery of a notice that the Participant has placed a market sell order (or similar instruction) with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price (conditioned upon the payment of such net proceeds), (d) at the discretion of the Committee, by withholding from delivery shares of Common Stock

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for which the Option is otherwise exercised, (e) at the discretion of the Committee, by a combination of the methods described above or (f) by such other method as may be approved by the Committee and set forth in the Award Agreement. In addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax and employment tax amounts required to be withheld in connection with such exercise, payable under one or more of the methods described above for the payment of the exercise price of the Options or as otherwise may be approved by the Committee.

6.5  Limited Transferability.  Solely to the extent permitted by the Committee in an Award Agreement and subject to such terms and conditions as the Committee shall specify, a Nonqualified Stock Option (but not an Incentive Stock Option) may be transferred to members of the Participant’s immediate family (as determined by the Committee) or to trusts, partnerships or corporations whose beneficiaries, members or owners are members of the Participant’s immediate family, and/or to such other persons or entities as may be approved by the Committee in advance and set forth in an Award Agreement, in each case subject to the condition that the Committee be satisfied that such transfer is being made for estate or tax planning purposes or for gratuitous or donative purposes, without consideration (other than nominal consideration) being received therefor. Except to the extent permitted by the Committee in accordance with the foregoing, an Option shall be nontransferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

6.6  Limitation on Repricing.  Except in connection with a corporate transaction or event described in Section 3.2 hereof, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options, or cancel outstanding Options in exchange for cash, other Awards or Options (including following a Participant’s voluntary surrender of “underwater” options) with an exercise price that is less than the exercise price of the original Options, without stockholder approval. This Section 6.6 is intended to prohibit the repricing of “underwater” Options and will not be construed to prohibit the adjustments provided for in Section 3.2 hereof. Notwithstanding any provision of the Plan to the contrary, this Section 6.6 may not be amended without approval by the Company’s stockholders.

6.7  Additional Rules for Incentive Stock Options.

(a)  Annual Limits.  No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate fair market value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan, and any other stock option plans of the Company, any Subsidiary or any parent corporation, would exceed $100,000 (or such other amount provided under Section 422(d) of the Code), determined in accordance with Section 422(d) of the Code and Treasury Regulations thereunder. This limitation shall be applied by taking options into account in the order in which granted.

(b)  Termination of Employment.  An Award Agreement for an Incentive Stock Option may provide that such Option may be exercised not later than three (3) months following termination of employment of the Participant with the Company and all Subsidiaries, subject to special rules relating to death and disability, as and to the extent determined by the Committee to be appropriate with regard to the requirements of Section 422 of the Code and Treasury Regulations thereunder.

(c)  Other Terms and Conditions; Nontransferability.  Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of this Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code and Treasury Regulations thereunder. Such terms shall include, if applicable, limitations on Incentive Stock Options granted to ten-percent owners of the Company. An Award Agreement for an Incentive Stock Option may provide that such Option shall be treated as a Nonqualified Stock Option to the extent that certain requirements applicable to “incentive stock options” under the Code shall not be satisfied. An Incentive Stock

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Option shall by its terms be nontransferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(d)  Disqualifying Dispositions.  If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

7.	STOCK APPRECIATION RIGHTS

7.1  Grant of SARs.  A Stock Appreciation Right granted to a Participant is an Award in the form of a right to receive, upon surrender of the right, but without other payment, an amount based on appreciation in the Fair Market Value of the Common Stock over a base price established for the Award, exercisable at such time or times and upon conditions as may be approved by the Committee, including whether performance criteria must be achieved as a condition of the exercise of the Stock Appreciation Right. A Stock Appreciation Right may become vested and exercisable in circumstances including upon a Participant’s retirement, death or disability or a Change in Control to the extent provided in an Award Agreement. The maximum number of shares of Common Stock that may be subject to SARs granted to any one Participant during any one calendar year shall be limited to 100,000 shares (subject to adjustment as provided in Section 3.2 hereof).

7.2  Tandem SARs.  A Stock Appreciation Right may be granted in connection with an Option, either at the time of grant or at any time thereafter during the term of the Option. A SAR granted in connection with an Option will entitle the holder, upon exercise, to surrender such Option or any portion thereof to the extent unexercised, with respect to the number of shares as to which such SAR is exercised, and to receive payment of an amount computed as described in Section 7.4 hereof. Such Option will, to the extent and when surrendered, cease to be exercisable. A SAR granted in connection with an Option hereunder will have a base price per share equal to the per share exercise price of the Option, will be exercisable at such time or times, and only to the extent, that a related Option is exercisable, and will expire no later than the related Option expires.

7.3  Freestanding SARs.  A Stock Appreciation Right may be granted without relationship to an Option and, in such case, will be exercisable as determined by the Committee, but in no event after 10 years from the Date of Grant; provided, however, that, subject to Section 17.4 hereof and the discretionary acceleration provisions of this Plan, a Stock Appreciation Right may not become exercisable by the passage of time sooner than after one year (or a one-year performance period). The base price of a SAR granted without relationship to an Option shall be determined by the Committee in its sole discretion; provided, however, except with respect to awards under Section 18 of this Plan, that the base price per share of a freestanding SAR shall not be less than 100 percent of the Fair Market Value of the Common Stock on the Date of Grant.

7.4  Payment of SARs.  A SAR will entitle the holder, upon exercise of the SAR, to receive payment of an amount determined by multiplying: (a) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the base price of such SAR, by (b) the number of shares as to which such SAR will have been exercised. Payment of the amount determined under the foregoing may be made, in the discretion of the Committee as set forth in the Award Agreement, in cash, in shares of Common Stock valued at their Fair Market Value on the date of exercise, or in a combination of cash and shares of Common Stock.

7.5  Limitation on Repricing.  Except in connection with a corporate transaction or event described in Section 3.2 hereof, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Stock Appreciation Rights, or cancel outstanding Stock Appreciation Rights in exchange for cash, other Awards or Stock Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Stock Appreciation Rights) with an exercise price that is less than the exercise price of the original Stock Appreciation Rights without stockholder approval. This

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Section 7.5 is intended to prohibit the repricing of “underwater” Stock Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 3.2 hereof. Notwithstanding any provision of the Plan to the contrary, this Section 7.5 may not be amended without approval by the Company’s stockholders.

8.	RESTRICTED STOCK

8.1  Grants of Restricted Stock.  An Award of Restricted Stock to a Participant represents shares of Common Stock that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Committee may determine. The Committee may, in connection with an Award of Restricted Stock, require the payment of a specified purchase price. The Committee may grant Qualified Performance-Based Awards of Restricted Stock, as well as Awards of Restricted Stock that are not Qualified Performance-Based Awards.

8.2  Vesting Requirements.  The restrictions imposed on an Award of Restricted Stock shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. Such vesting requirements may be based on the continued employment or service of the Participant with the Company or its Subsidiaries for a specified time period or periods, or based on the attainment of specified business goals or measures established by the Committee in its sole discretion; provided, however, that, subject to Section 17.4 hereof and the discretionary acceleration provisions of this Plan, the period of time will be no shorter than one year (or a one-year performance period). Subject to Section 162(m), Restricted Stock may become vested in circumstances including upon a Participant’s retirement, death or disability or a Change in Control to the extent provided in an Award Agreement. In the case of any Qualified Performance-Based Award of Restricted Stock, the vesting requirements shall be limited to the performance criteria identified in Section 10.3 below, and the terms of the Award shall otherwise comply with the Section 162(m) requirements described in Section 10.4 hereof. The maximum number of shares of Common Stock that may be subject to a Qualified Performance-Based Award of Restricted Stock granted to any one Participant during any one calendar year shall be separately limited to 100,000 shares (subject to adjustment as provided in Section 3.2 hereof).

8.3  Restrictions.  Shares of Restricted Stock may not be transferred, assigned or subject to any encumbrance, pledge or charge until all applicable restrictions are removed or expire or unless otherwise allowed by the Committee. The Committee may require the Participant to enter into an escrow agreement providing that the certificates representing Restricted Stock granted or sold pursuant to the Plan will remain in the physical custody of an escrow holder until all restrictions are removed or expire. Failure to satisfy any applicable restrictions shall result in the subject shares of Restricted Stock being forfeited and returned to the Company, with any purchase price paid by the Participant to be refunded, unless otherwise provided by the Committee. The Committee may require that certificates representing Restricted Stock granted under the Plan bear a legend making appropriate reference to the restrictions imposed.

8.4  Rights as Stockholder.  Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant will have all rights of a stockholder with respect to shares of Restricted Stock granted to him, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock is granted, as set forth in the Award Agreement; provided, however, that dividends or other distributions on Restricted Stock will be deferred until and paid contingent upon the vesting or earning of such Restricted Stock.

8.5  Section 83(b) Election.  The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant refraining from making an election with respect to the Award under Section 83(b) of the Code. Irrespective of whether an Award is so conditioned, if a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, the Participant shall be required to promptly file a copy of such election with the Company.

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9.	RESTRICTED STOCK UNITS

9.1  Grants of Restricted Stock Units.  An Award of Restricted Stock Units to a Participant constitutes the agreement by the Company to deliver shares of Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of performance criteria) during the restriction period as the Committee may specify. The Committee may grant Qualified Performance-Based Awards of Restricted Stock Units as well as Awards of Restricted Stock Units that are not Qualified Performance-Based Awards.

9.2  Vesting.  Each such grant or sale of Restricted Stock Units may be made without additional consideration or in consideration of a payment by such Participant that is less than the Fair Market Value per share of Common Stock on the Date of Grant. Vesting requirements may be based on the continued employment or service of the Participant with the Company or its Subsidiaries for a specified time period or periods or based on the attainment of specified business goals or measures established by the Committee in its sole discretion; provided, however, that, subject to Section 17.4 hereof and the discretionary acceleration provisions of this Plan, the period of time will be no shorter than one year (or a one-year performance period). Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of the restriction period. Subject to Section 162(m), Restricted Stock Units may become vested in circumstances including upon a Participant’s retirement, death or disability or a Change in Control to the extent provided in an Award Agreement. In the case of any Qualified Performance-Based Award of Restricted Stock Units, the vesting requirements shall be limited to the performance criteria identified in Section 10.3 below, and the terms of the Award shall otherwise comply with the Section 162(m) requirements described in Section 10.4 hereof. The maximum number of shares of Common Stock that may be subject to an Qualified Performance-Based Award of Restricted Stock Units granted to any one Participant during any one calendar year shall be separately limited to 100,000 shares (subject to adjustment as provided in Section 3.2 hereof).

9.3  No Rights as Stockholder.  During the restriction period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the shares of Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, in accordance with Section 13 of this Plan, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying Restricted Stock Units will be deferred until and paid contingent upon the vesting of such Restricted Stock Units.

9.4  Settlement.  Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in shares of Common Stock or cash, or a combination thereof.

10.	PERFORMANCE AWARDS

10.1  Grant of Performance Awards.  The Committee may grant Performance Awards under the Plan, which shall be represented by units denominated on the Date of Grant either in shares of Common Stock (Performance Shares) or in specified dollar amounts (Performance Units). The Committee may grant Performance Awards that are Qualified Performance-Based Awards, as well as Performance Awards that are not Qualified Performance-Based Awards. At the time a Performance Award is granted, the Committee shall determine, in its sole discretion, one or more performance periods of, subject to Section 17.4 hereof and the discretionary acceleration provisions of this Plan, not less than one year and performance goals to be achieved during the applicable performance periods, as well as such other restrictions and conditions as the Committee deems appropriate. In the case of Performance Units, the Committee shall also determine a target unit value or a range of unit values for each Award. Each performance period shall be determined by the Committee. The performance goals applicable to a Performance Award grant may be subject to such later revisions as the Committee shall

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deem appropriate to reflect significant unforeseen events such as changes in law, accounting practices or unusual or nonrecurring items or occurrences. Any such adjustments shall be subject to such limitations as the Committee deems appropriate and to the provisions of Section 162(m) in the case of a Performance Award that is a Qualified Performance-Based Award. Subject to Section 162(m), Performance Awards may become vested or earned in circumstances including upon a Participant’s retirement, death or disability or a Change in Control to the extent provided in an Award Agreement.

10.2  Payment of Performance Awards.  At the end of the performance period, the Committee shall determine the extent to which performance goals have been attained or a degree of achievement between minimum and maximum levels in order to establish the level of payment to be made, if any, and shall determine if payment is to be made in the form of cash or shares of Common Stock or a combination of cash and shares of Common Stock. Payments of Performance Awards shall generally be made as provided for in the applicable Award Agreement. The Committee may, at the Date of Grant of Performance Shares, provide for the payment of Dividend Equivalents to the holder thereof either in cash or in additional shares of Common Stock, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such Dividend Equivalents are paid.

10.3  Performance Criteria.  The performance criteria upon which the payment or vesting of a Performance Award that is a Qualified Performance-Based Award shall be based on one or more, or a combination, of the following criteria: total shareholder return; stock price appreciation; return on equity; return on assets; modified return on assets; return on capital (including return on invested capital); earnings per share; EBIT (earnings before interest and taxes); EBITDA (earnings before interest, taxes, depreciation and amortization); ongoing earnings; cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of costs of capital); EVA (economic value added); economic profit (net operating profit after tax, less a cost of capital charge); SVA (stockholder value added); revenues; net income; pre-tax income; pre-tax income per share; operating income; pre-tax profit margin; performance against business plan; backlog; customer service; corporate governance quotient or rating; market share; employee satisfaction; employee engagement; supplier diversity; workforce diversity; operating margins; credit rating; dividend payments; expenses; fuel cost per million BTU; costs per kilowatt hour; retained earnings; completion of acquisitions, divestitures and corporate restructurings; safety (including total OSHA recordable rate, OSHA lost time accident rate, lost workday severity rate, restricted workday severity rate, restricted workday incident rate, days away and restricted time, first aid cases, general liability cases, and auto accidents); and strategic business criteria, consisting of one or more objectives based on meeting goals in the areas of litigation, human resources, information services, production, inventory, safety, support services, site development, plant development, building development, facility development, government relations, product market share or management. Performance criteria may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The performance criteria may be relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index or one or more of the performance criteria themselves. Awards may be granted subject to performance criteria that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. With respect to Qualified Performance-Based Awards, each such performance criterion will define in an objective manner the extent to which the performance criterion for a performance period has been achieved. In the case of Performance Awards that are not Qualified Performance-Based Awards, the Committee shall designate performance criteria from among the foregoing or such other business criteria as it shall determine in its sole discretion.

10.4  Section 162(m) Requirements.  In the case of a Performance Award that is a Qualified Performance-Based Award, the Committee shall make all determinations necessary to establish a Performance Award within 90 days of the beginning of the performance period (or such other time period required under Section 162(m)), including, without limitation, the designation of the

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Section 162(m) Participants to whom Performance Awards are made, the performance criteria or criterion applicable to the Award and the performance goals that relate to such criteria, and the dollar amounts or number of shares of Common Stock payable upon achieving the applicable performance goals. As and to the extent required by Section 162(m), the terms of a Performance Award that is a Qualified Performance-Based Award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable to the Section 162(m) Participant and must preclude discretion to increase the amount of compensation payable that would otherwise be due under the terms of the Award, and, prior to the payment of such compensation, the Committee shall have certified in writing that the applicable performance goal has been satisfied. The maximum amount of compensation that may be payable under Qualified Performance-Based Awards of Performance Units granted to any one Participant during any one calendar year shall not exceed $3,750,000. The maximum number of Common Stock units that may be subject to a Qualified Performance-Based Award of Performance Shares granted to any one Participant during any one calendar year shall be 100,000 share units (subject to adjustment as provided in Section 3.2 hereof).

11.	PHANTOM STOCK

11.1  Grant of Phantom Stock.  Phantom Stock is an Award to a Participant of a number of hypothetical share units with respect to shares of Common Stock, with an initial value based on the Fair Market Value of the Common Stock on the Date of Grant. Phantom Stock shall be subject to such restrictions and conditions as the Committee shall determine; provided, however, that, subject to Section 17.4 hereof and the discretionary acceleration provisions of this Plan, the period of time will be no shorter than one year (or a one-year performance period). Subject to Section 162(m), Phantom Stock may become vested in circumstances including upon a Participant’s retirement, death or disability or a Change in Control to the extent provided in an Award Agreement. On the Date of Grant, the Committee shall determine, in its sole discretion, the installment or other vesting period of the Phantom Stock and the maximum value of the Phantom Stock, if any. No vesting period shall exceed 10 years. In addition, the Committee may, at or after the Date of Grant, in accordance with Section 13 of this Plan, authorize the payment of dividend equivalents on any Phantom Stock on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying Phantom Stock will be deferred until and paid contingent upon the vesting of such Phantom Stock.

11.2  Payment of Phantom Stock.  Upon the vesting date or dates applicable to Phantom Stock granted to a Participant, an amount equal to the Fair Market Value of one share of Common Stock upon such vesting dates (subject to any applicable maximum value) shall be paid with respect to such Phantom Stock unit granted to the Participant. Payment may be made, at the discretion of the Committee, in cash or in shares of Common Stock valued at their Fair Market Value on the applicable vesting dates, or in a combination thereof.

12.	STOCK BONUS

12.1  Grant of Stock Bonus.  An Award of a Stock Bonus to a Participant represents a specified number of shares of Common Stock that are issued without restrictions on transfer or forfeiture conditions. The Committee may, in connection with an Award of a Stock Bonus, require the payment of a specified purchase price.

12.2  Payment of Stock Bonus.  In the event that the Committee grants a Stock Bonus, a certificate for (or book entry representing) the shares of Common Stock constituting such Stock Bonus shall be issued in the name of the Participant to whom such grant was made as soon as practicable after the date on which such Stock Bonus is payable.

13.	DIVIDEND EQUIVALENTS

13.1  Grant of Dividend Equivalents.  A Dividend Equivalent granted to a Participant is an Award, other than an Option or a Stock Appreciation Right, in the form of a right to receive cash payments determined by reference to dividends declared on the Common Stock from time to time during the term

MYR GROUP INC. | 2017 PROXY STATEMENT | APPENDIX

of the Award, which shall not exceed 10 years. Dividend Equivalents may be granted on a stand-alone basis or in tandem with other Awards. Dividend Equivalents granted on a tandem basis shall expire at the time the underlying Award is exercised or otherwise becomes payable to the Participant, or expires.

13.2  Payment of Dividend Equivalents.  Dividend Equivalent Awards shall be payable in cash or in shares of Common Stock, valued at their Fair Market Value on either the date the related dividends are declared or the Dividend Equivalents are paid to a Participant, as determined by the Committee; provided, however, that dividends, Dividend Equivalents or other distributions on Awards will be deferred until and paid contingent upon (a) vesting of the Award, if the Award vests based solely on the passage of time, or (b) the attainment of specified business goals or measures, if the Award vests based on the attainment of specified business goals or measures. In no event will any Option Awards or SAR Awards granted under this Plan provide for any dividends or Dividend Equivalents thereon.

14.	CHANGE IN CONTROL

14.1  Effect of Change in Control.  The Committee may, in an Award Agreement, provide for the effect of a Change in Control on an Award. Such provisions may include any one or more of the following: (a) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (b) the waiver or modification of performance or other conditions related to the payment or other rights under an Award; (c) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (d) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control.

14.2  Definition of Change in Control.  Unless otherwise specified in the Award Agreement, a “Change in Control” means any of the following:

(a) Change in Ownership of the Company.  A change in the ownership of the Company occurs on the date that any one Person or more than one Person acting as a group (as determined under Final Treas. Reg. Section 1.409A-3(i)(5)(v)(B)), other than any Person directly or indirectly owned by the Company, consummates the acquisition, on an arm’s length basis, of ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of stock of the Company. However, if any one Person (or more than one Person acting as a group) is considered to own more than 50% of the total fair market value or total voting power of the Company’s stock prior to the acquisition, any consummation of the acquisition of additional stock by the same Person or Persons is not considered to cause a change in the ownership of the Company;

(b) Change in Effective Control of the Company.  A change in the effective control of the Company occurs on either of the following dates: (i) the date any one Person, or more than one Person acting as a group (as determined under Final Treas. Reg. Section 1.409A-3(i)(5)(v)(B)), other than any Person directly or indirectly owned by the Company, consummates the acquisition (including over a 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, or (ii) the date individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered a member of the Incumbent Board, and provided further that any reductions in the size of the Board that are instituted voluntarily by the Incumbent Board shall not constitute a “Change in Control,” and after any such reduction the “Incumbent Board” shall mean the Board as so reduced; or

(c) Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one Person, or more than one Person acting as a group (as determined under Final Treas. Reg. Section 1.409A-3(i)(5)(v)(B)), other than any Person directly or indirectly owned by the Company,

MYR GROUP INC. | 2017 PROXY STATEMENT | APPENDIX

consummates the acquisition (including over a 12-month period ending on the date of the most recent acquisition by such Person or Persons) of all or substantially all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

15.	AWARD AGREEMENTS

15.1  Form of Agreement.  Each Award under this Plan shall be evidenced by an Award Agreement in a form approved by the Committee setting forth the number of shares of Common Stock, units or other rights (as applicable) subject to the Award, the exercise, base or purchase price (if any) of the Award, the time or times at which an Award will become vested, exercisable or payable, the duration of the Award and, in the case of Performance Awards, the applicable performance criteria and goals. The Award Agreement shall also set forth other material terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of this Plan. Award Agreements evidencing Qualified Performance-Based Awards shall contain such terms and conditions as may be necessary to meet the applicable requirements of Section 162(m). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

15.2  Termination of Service.  The Award Agreements may include provisions describing the treatment of an Award, including in the event of the retirement, disability, death or other termination of a Participant’s employment with or other services to the Company and all Subsidiaries, such as provisions relating to the vesting, exercisability, acceleration, forfeiture or cancellation of the Award in these circumstances, including any such provisions as may be appropriate for Incentive Stock Options as described in Section 6.6(b) hereof.

15.3  Forfeiture Events.  The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Company or Subsidiary policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Subsidiary. In addition, notwithstanding anything in this Plan to the contrary, any Award Agreement may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any shares of Common Stock issued under and/or any other benefit related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the shares of Common Stock may be traded.

15.4  Contract Rights; Amendment.  Any obligation of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by an Award Agreement. If determined applicable, no Award shall be enforceable until the Award Agreement has been signed on behalf of the Company (electronically or otherwise) by its authorized representative and acknowledged by the Participant (electronically or otherwise) and returned to the Company. If applicable, by executing the Award Agreement, a Participant shall be deemed to have accepted and consented to the terms of this Plan and any action taken in good faith under this Plan by and within the discretion of the Committee, the Board or their delegates. Subject to Section 409A and Section 162(m), as applicable, Award Agreements covering outstanding Awards may be amended or modified by the Committee in any manner that may be permitted for the grant of Awards under the Plan, subject to the consent of the Participant to the extent provided in the Award Agreement. If applicable, in accordance with such procedures as the Company may prescribe, a Participant may sign or otherwise execute an Award Agreement and may consent to amendments of modifications of Award Agreements covering outstanding Awards by electronic means.

MYR GROUP INC. | 2017 PROXY STATEMENT | APPENDIX

16.	GENERAL PROVISIONS

16.1  No Assignment or Transfer; Beneficiaries.  Except as provided in Section 6.5 hereof, Awards under the Plan shall not be assignable or transferable, except by will or by the laws of descent and distribution, and during the lifetime of a Participant the Award shall be exercised only by such Participant or by his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may provide in the terms of an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other specified benefits under an Award following the Participant’s death. Notwithstanding anything herein to the contrary, in no event may any Award granted under the Plan be transferred for value.

16.2  Deferrals of Payment.  The Committee may permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award. If any such deferral is to be permitted by the Committee, the Committee shall establish the rules and procedures relating to such deferral, including, without limitation, the period of time in advance of payment when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount. Unless otherwise expressly agreed between the Participant and the Company, any such deferral shall be effected in accordance with the requirements of Section 409A of the Code so as to avoid any imposition of a tax under Section 409A of the Code.

16.3  Rights as Stockholder.  Except as otherwise provided in this Plan, a Participant shall have no rights as a holder of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of those securities. Except as provided in Section 3.2 or Section 8.4 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for Dividend Equivalents, dividend payments or similar economic benefits; provided, however, that dividends, Dividend Equivalents or other distributions on Awards will be deferred until and paid contingent upon vesting or the attainment of such specified business goals or measures, as applicable.

16.4  Employment or Service.  Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person the right to continue in the capacity in which he is employed by or otherwise serves the Company or any Subsidiary.

16.5  Securities Laws.  No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.

16.6  Tax Withholding.  The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement shall specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award; provided, that, if shares of Common Stock are withheld from delivery upon exercise of an Option or a Stock Appreciation Right or another taxable event with respect to any Award, the Fair Market Value of the shares withheld shall not exceed, as of the time the withholding occurs, the maximum amount of tax that could be required to be withheld.

MYR GROUP INC. | 2017 PROXY STATEMENT | APPENDIX

16.7  Unfunded Plan.  The adoption of this Plan and any setting aside of cash amounts or shares of Common Stock by the Company with which to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. The benefits provided under this Plan shall be a general, unsecured obligation of the Company payable solely from the general assets of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any interest in any assets of the Company by virtue of this Plan, except as a general unsecured creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust subject to the claims of the Company’s creditors to discharge its obligations under the Plan.

16.8  Other Compensation and Benefit Plans.  The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of stock incentive or other compensation for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan.

16.9  Plan Binding on Successors.  The Plan shall be binding upon the Company, its successors and assigns, and the Participant, his or her executor, administrator and permitted transferees and beneficiaries.

16.10  Construction and Interpretation.  Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

16.11  Severability.  If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

16.12  Governing Law.  The validity and construction of this Plan and of the Award Agreements shall be governed by the laws of the State of Delaware.

16.13  Non-U.S. Employees.  In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals, who are employed by, or provide services as a Non-Employee Director to, the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

16.14  Compliance with Section 409A of the Code.

(a)  To the extent applicable, it is intended that the Plan and any Awards granted hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. The Plan and any Awards granted hereunder will be administered in a manner consistent with this intent. Any reference in the Plan to

MYR GROUP INC. | 2017 PROXY STATEMENT | APPENDIX

Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)  Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c)  If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the earlier of (x) the first day of the seventh month following the date of the Participant’s separation from service and (y) the Participant’s death.

(d)  Solely with respect to any Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such Award.

(e)  Notwithstanding any provision of the Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to the Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

17.	EFFECTIVE DATE, TERMINATION AND AMENDMENT

17.1  Effective Date; Stockholder Approval.  The MYR Group Inc. 2017 Long-Term Incentive Plan was adopted by the Board on February 23, 2017. The Effective Date of the Plan shall be the date on which the Plan is approved by the stockholders of the Company. No grants will be made on or after the Effective Date under the Predecessor Plans, provided that outstanding awards granted under the Predecessor Plans will continue unaffected following the Effective Date.

17.2  Termination.  The Plan shall terminate on the date immediately preceding the tenth anniversary of the Effective Date. The Board may, in its sole discretion and at any earlier date, terminate the Plan. Notwithstanding the foregoing, no termination of the Plan shall in any manner affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

MYR GROUP INC. | 2017 PROXY STATEMENT | APPENDIX

17.3  Amendment.  The Board may at any time and from time to time and in any respect, amend or modify the Plan; provided, however, that no amendment or modification of the Plan shall be effective without the consent of the Company’s stockholders if the amendment or modification (i) would materially increase the benefits accruing to participants under the Plan, (ii) would materially increase the number of shares of Common Stock that may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan, or (iv) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the Nasdaq or, if the Common Stock is not traded on the Nasdaq, the principal national securities exchange upon which the Common Stock is traded or quoted, in which case such amendment or modification will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

17.4  Notwithstanding anything in the Plan to the contrary, up to 5% of the maximum number of Common Shares that may be issued or transferred under the Plan as provided for in Section 3.1 hereof, as may be adjusted under Section 3.2 hereof, may be used for Awards granted under the Plan under Section 12 plus Awards granted under the Plan that are not subject to the one-year vesting requirements set forth in Section 6.3, 7.3, 8.2, 9.2, 10.1 and 11.1 of the Plan.

18.	STOCK-BASED AWARDS IN SUBSTITUTION FOR AWARDS GRANTED BY ANOTHER COMPANY

Notwithstanding anything in this Plan to the contrary:

18.1  Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for shares of Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

18.2  In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for Awards made after such acquisition or merger under this Plan; provided, however, that Awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

18.3  Any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 18.1 or 18.2 of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 18.1 or 18.2 of this Plan, will be added to the aggregate limit contained in Section 3.1 of this Plan in the following circumstances: (a) if such award is cancelled or forfeited, expires or is settled for cash (in whole or in part), (b) if such shares of Common Stock are withheld by the Company, tendered or otherwise used in payment of the option price of an Option or to satisfy a tax withholding obligation with respect to any award or (c) if such shares of Common Stock are not actually issued in connection with the settlement of a Stock Appreciation Right on the exercise thereof.

MYR GROUP INC. | 2017 PROXY STATEMENT | APPENDIX

ANNUAL MEETING OF STOCKHOLDERS OF

MYR GROUP INC.

April 27, 2017

GO PAPERLESS
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting of Stockholders to be held on April 27, 2017
The MYR Group Inc. Notice of Annual Meeting, Proxy Statement, and 2016 Annual Report to Stockholders on Form 10-K are available at http://investor.myrgroup.com/annuals.cfm.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003333304033001000 5 042717

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED IN ITEM 1, "FOR" ITEMS 2, 4 AND 5, AND "EVERY YEAR" FOR ITEM 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The shares represented by this proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted "FOR" each of the nominees named in Item 1, "FOR" Items 2, 4 and 5, and "EVERY YEAR" for Item 3 in accordance with the recommendation of the Board of Directors.

The Proxies are hereby authorized to vote in accordance with their best judgment on any other matter that may properly come before the 2017 Annual Meeting or any postponements or adjournment thereof.

IMPORTANT

In order that there may be a proper representation at the meeting, we urge you to sign, date and mail the proxy card even if you plan on attending the 2017 Annual Meeting. If you are present in person you may, if you wish, vote personally on all matters properly brought before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
HENRY W. FAYNE, CLASS I	☐	☐	☐
KENNETH M. HARTWICK, CLASS I	☐	☐	☐
GARY R. JOHNSON, CLASS I	☐	☐	☐
BRADLEY T. FAVREAU, CLASS III	☐	☐	☐
PROPOSAL NO. 2: ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.	☐	☐	☐

	EVERY YEAR	EVERY 2 YEARS	EVERY 3 YEARS	ABSTAIN
PROPOSAL NO. 3: ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.	☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
PROPOSAL NO. 4: APPROVAL OF THE MYR GROUP INC. 2017 LONG-TERM INCENTIVE PLAN.	☐	☐	☐
PROPOSAL NO. 5: RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.	☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

The Board of Directors of
MYR GROUP INC.
Cordially invites you to attend the
2017 Annual Meeting of Stockholders
Thursday, April 27, 2017
9:00 a.m. Local Time
The DoubleTree Hotel
75 W. Algonquin Rd.
Arlington Heights, IL 60005

0

MYR GROUP INC.

REVOCABLE PROXY FOR THE MYR GROUP INC.
2017 ANNUAL MEETING OF STOCKHOLDERS ON APRIL 27, 2017
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of MYR Group Inc. (the "Corporation") hereby appoints Richard S. Swartz, Gerald B. Engen, Jr. and Betty R. Johnson (the "Proxies"), and each of them, with the full power of substitution to vote all shares of the Corporation which the undersigned is entitled to vote at the 2017 Annual Meeting of Stockholders of the Corporation to be held at the DoubleTree Hotel, 75 W. Algonquin Rd., Arlington Heights, IL 60005, on Thursday, April 27, 2017 at 9:00 a.m. local time, or at any postponements or adjournments thereof, with all the powers the undersigned would possess, as if the undersigned was present personally at the 2017 Annual Meeting or any postponements or adjournments thereof, upon the proposals on the reverse side and on such other matters as may properly come before the 2017 Annual Meeting. This proxy revokes all prior proxies given by the undersigned stockholder.

(Continued and to be signed on the reverse side.)

1.1 14475